Exhibit 10.33

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AND LICENSE AGREEMENT

BETWEEN

Omeros Corporation

AND

Novo Nordisk Health Care AG

-i-

	7.8	Currency and Exchange Rate	44
	7.9	Mode of Payment	45
	7.10	Royalty Reports	45
	7.11	Audit Right	45
	7.12	Taxes	46

8.	INTELLECTUAL PROPERTY.		48

	8.1	Ownership of Background Technology	48
	8.2	Ownership of Arising Technology	48
	8.3	Prosecution and Maintenance	48
	8.4	Third Party Infringement	49
	8.5	Third Party Rights	50
	8.6	Patent Right Term Extension	51
	8.7	Regulatory Patent Right Listings	51

9.	CONFIDENTIALITY; PUBLICITY; PRIVILEGE.		51

	9.1	Confidential Information; Non-Disclosure and Non-Use Obligations	51
	9.2	Exemptions	52
	9.3	Permitted Disclosures	52
	9.4	Breaches of Confidentiality	53
	9.5	Publication	54
	9.6	Publicity	54
	9.7	Attorney-Client Privilege	55

10.	REPRESENTATIONS AND WARRANTIES; COVENANTS.		55

	10.1	Mutual Representations	55
	10.2	Representations of Omeros	58
	10.3	DISCLAIMER OF WARRANTIES	74
	10.4	Additional Covenants by Omeros	75
	10.5	Compliance	79
	10.6	Prohibited Conduct	80
	10.7	Further Assurances	80
	10.8	PIIA Rights	80
	10.9	Access to Information	81
	10.10	Transfer of Acquired Assets	82
	10.11	Wrong Pockets	82

11.	Conditions to Close		83

	11.1	Conditions to Each Party’s Obligations	83
	11.2	Conditions to Obligations of Novo Nordisk	83
	11.3	Conditions to Obligations of Omeros.	84
	11.4	Frustration of Closing Conditions	85

12.	INDEMNIFICATION		85

	12.1	Survival	85
	12.2	Indemnification by Omeros	86
	12.3	Indemnification by Novo Nordisk	87
	12.4	Indemnification Procedures	87
	12.5	Third Party Claim Procedures	89

-ii-

	12.6	Limitation of Liability	89
	12.7	Set-Off	89
	12.8	Insurance	90
	12.9	No Double Recovery	90
	12.10	Scrape	90
	12.11	Mitigation	90
	12.12	Exclusive Remedy	90

13.	TERM; TERMINATION		91

	13.1	Term	91
	13.2	Termination Prior to Closing	91
	13.3	Termination for Bankruptcy; Rights in Bankruptcy	92
	13.4	Effects of Termination	93
	13.5	Remedies	94
	13.6	Novo Nordisk Termination Fee.	95
	13.7	Survival	95

14.	DISPUTE RESOLUTION		95

	14.1	Governing Law; Venue	95
	14.2	Disputes	95
	14.3	Equitable Relief	96
	14.4	Excluded Claims	96

15.	MISCELLANEOUS		96

	15.1	Assignment	96
	15.2	Omeros Change of Control.	97
	15.3	Relationship of the Parties	98
	15.4	Entire Agreement	98
	15.5	Amendments	98
	15.6	Severability	98
	15.7	Force Majeure	98
	15.8	Notices	99
	15.9	Construction	100
	15.10	Interpretation	100
	15.11	Headings	100
	15.12	Waiver and Non-Exclusion of Remedies	100
	15.13	Performance by Affiliates	101
	15.14	Further Assurances	101
	15.15	No Third Party Beneficiary Rights	101
	15.16	Counterparts	101

-iii-

Schedules

Schedule1.52	Compound Sequences
Schedule1.86	Excluded Contracts
Schedule1.120	Grandfathered MASP-3 Antibody
Schedule1.123	Grandfathered SMOL MASP-3 Molecule
Schedule1.151	Licensed Background Know-How
Schedule1.152	Licensed Background Patent Rights
Schedule1.171	Multi-Target Patent Rights
Schedule1.188	Novo Nordisk Licensed Technology
Schedule1.191	Omeros Account
Schedule1.251(b)	Shared Contracts
Schedule1.278	Unrestricted Field
Schedule2.1.1(a)	Physical Acquired Assets
Schedule2.1.1(b)(i)	Transferred Patent Rights
Schedule2.1.1(b)(ii)	Transferred Know-How
Schedule2.1.1(c)	Closing Transferred Contracts
Schedule2.1.2(a)	Delayed Transferred Contracts
Schedule2.1.2(b)	Delayed Transferred Regulatory Submissions
Schedule2.5.1	Non-Transferrable Assets
Schedule2.5.2	Non-Transferrable Licenses
Schedule2.5.6	Shared Contract Sublicenses
Schedule3.3.2	Assignment and Assumption Agreement
Schedule3.3.3	Bill of Sale
Schedule3.3.6	Lien Release Consent
Schedule3.3.7	Transition Services Agreement
Schedule3.3.8	Intellectual Property Assignment Agreement
Schedule5.1.2	Certain Licensed Patent Rights
Schedule7.7	Invoice Instructions
Schedule9.6.1	Press Release
Schedule11.1.1	Governmental Consents

-iv-

ASSET PURCHASE AND LICENSE AGREEMENT

This ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) is entered into as of October 10, 2025 (the “Execution Date”) by and between Omeros Corporation, a corporation located at 201 Elliott Avenue West, Seattle, Washington 98119, U.S.A. and organized and existing under the laws of Washington (“Omeros”) and Novo Nordisk Health Care AG, a corporation located at The Circle 32/38, 8058 Zurich, Switzerland, Co. Reg. Nr.: CHE-101.209.164 and organized and existing under the laws of Switzerland (“Novo Nordisk”). Omeros and Novo Nordisk are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

Whereas, Omeros is engaged in, among other things, the Development and Manufacturing of pharmaceutical products, including the Compound and Product, and the operation of the Program; and

Whereas, Omeros wishes to sell to Novo Nordisk, and Novo Nordisk wishes to purchase from Omeros the Acquired Assets, and Omeros wishes to transfer to Novo Nordisk, and Novo Nordisk wishes to assume from Omeros, the Assumed Liabilities (collectively, the “Asset Sale”), each upon the terms and subject to the conditions set forth herein, and in connection therewith, the Parties wish to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements;

Whereas, Novo Nordisk desires to obtain from Omeros, and Omeros desires to grant to Novo Nordisk, an exclusive license under certain intellectual property rights and other rights, information, and materials, in accordance with the terms and conditions of this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants, and conditions contained in this Agreement, the Parties agree as follows:

1.        DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them will be interpreted accordingly):

1.1.	[***].

1.2.

“Accounting Standards” means, with respect to a Party or its Affiliate (or, in the case of Novo Nordisk, its or its Affiliates’ Sublicensee), GAAP or IFRS, as such Party, Affiliate, or Sublicensee uses for its financial reporting obligations, in each case consistently applied, which in the case of Novo Nordisk, will be IFRS.

1.3.	“Acquired Assets” has the meaning set forth in Section 2.1.1 (Acquired Assets).

1.4.

“Acquiring Entity” means (a) a Third Party that acquires all or at least a majority of the outstanding voting equity securities of Omeros (whether in one transaction or a series of related transactions) or to which Omeros transfers all or substantially all of its (i) clinical or commercial business and assets or (ii) business and assets related to compounds and products Directed To targets within the alternative pathway or complement factors, (b) a Third Party that acquires greater than 50% of the outstanding voting equity securities of Omeros and otherwise has the power, directly or indirectly, to exercise managerial authority over the business and affairs of Omeros, or (c) any Affiliate of the Third Party described in clause (a) and (b), other than Omeros or any Affiliates of Omeros prior to the date of the transaction pursuant to which such Third Party became an Acquiring Entity.

1.5.	“Additional Permitted Product” has the meaning set forth in Section 2.5.8 (Assignment of Certain Transferred Assets; Shared Contracts).

1.6.	“Additional Product Economic Terms” has the meaning set forth in Section 2.5.8 (Assignment of Certain Transferred Assets; Shared Contracts).

1.7.

“Adverse Law or Order” means (a) any Applicable Law enacted, promulgated, or enforced by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or (b) any Order preventing the consummation of the transactions contemplated by this Agreement, whether preliminary or final.

1.8.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person, in each case, for so long as such control exists. For purposes of this Agreement, a Person will be deemed to control another Person if it owns, directly or indirectly, more than 50% of the equity securities or capital stock of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power, directly or indirectly, to appoint at least a majority of the members of the board of directors (or similar governing body) of such Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case, such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity. For purposes of this definition, notwithstanding the foregoing, Novo Holdings A/S, the Novo Nordisk Foundation, and their respective affiliates (other than Novo Nordisk A/S, Novo Nordisk and its or their subsidiaries and any Person that controls the foregoing other than Novo Holdings A/S or the Novo Nordisk Foundation) will not be considered Affiliates of Novo Nordisk hereunder and each will be considered a Third Party hereunder.

1.9.	“Agreement” has the meaning set forth in the preamble.

1.10.	“aHUS” means atypical hemolytic uremic syndrome.

1.11.	“[***]” means [***] Corporation.

1.12.

“[***] MSA” means that certain Master Services Agreement, dated as of [***] [***] by and between [***] and Omeros, as amended by that certain Amendment #1, dated as of [***], and as further amended by that certain Amendment #2, dated as of [***].

1.13.	“Alternative Pathway Target” means [***], or any precursors, catalytic forms, or intermediates of the foregoing [***].

1.14.

“Ancillary Agreements” means the Intellectual Property Assignment Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, and any certificate delivered by a Party hereto or any of the Parties’ respective Affiliates at the Closing or otherwise pursuant to this Agreement.

1.15.	“Anti-Corruption Laws” means all U.S. and non-U.S. Applicable Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

1.16.	“Anticipated Product” means a Product that (a) comprises, consists of, incorporates, or contains the CDR sequences of ‘906 or [***], but (b) expressly excluding any Product for which, [***].

1.15.

“Antitrust Approval” means (a) the HSR Conditions and (b) any other consent of a Governmental Authority of competent jurisdiction under Antitrust Laws, in each case (a) and (b), as required to consummate the transactions contemplated by this Agreement.

1.16.

“Antitrust Laws” means any Applicable Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended along with the rules and regulations promulgated under each, and other similar antitrust, competition, or trade regulation laws of any jurisdiction other than the United States, including any requirement relating to competition and foreign direct investment laws.

1.17.

“Applicable Law” means any applicable international, national, federal, state, regional, provincial, municipal or local government law, rule, treaty (including Tax treaty), regulation or stock exchange listing requirement, as such may be amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), including the FD&C Act and any other laws, rules, regulations, guidelines, or requirements of Regulatory Authorities, each as may be then in effect, as applicable and amended from time to time.

1.18.	“Applicable Privacy Laws” has the meaning set forth in Section 1.64 (Data Protection and Security Requirements).

1.19.

“Arising Know-How” means any and all Know-How conceived, invented, developed, or otherwise made during the Term by or on behalf of either Party or any of its Affiliates, licensees, sublicensees, or subcontractors, either alone or jointly with the other Party or any such other Party’s Affiliates, licensees, sublicensees, or subcontractors, in each case, in the performance of activities or exercise of rights under this Agreement, the Transition Services Agreement, or any Ancillary Agreement. Arising Know-How includes Arising Sideground Know-How and Know-How within Assigned Arising Technology.

1.20.	“Arising Sideground Know-How” has the meaning set forth in Section 8.2.1 (Arising Sideground Technology).

1.21.	“Arising Sideground Patent Rights” has the meaning set forth in Section 8.2.1 (Arising Sideground Technology).

1.22.	“Arising Sideground Technology” has the meaning set forth in Section 8.2.1 (Arising Sideground Technology).

1.23.	“Asset Sale” has the meaning set forth in the Recitals.

1.24.	“Assigned Arising Technology” has the meaning set forth in Section 8.2.2 (Other Arising Technology).

1.25.	“Assignment and Assumption Agreement” has the meaning set forth in Section 3.3.2 (Closing Deliveries by Omeros).

1.26.	“Assumed Liabilities” has the meaning set forth in Section 2.3.1 (Assumed Liabilities).

1.27.	“Audited Party” has the meaning set forth in Section 7.11 (Audit Right).

1.28.	“Auditor” has the meaning set forth in Section 7.11 (Audit Right).

1.29.	“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.30.	“Bill of Sale” has the meaning set forth in Section 3.3.3 (Closing Deliveries by Omeros).

1.31.

“Biosimilar Product” means, with respect to a given Product in a given country, a product that (a) is sold or marketed for sale in such country by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee of Novo Nordisk or any Novo Nordisk Affiliate and (b) (i) has been licensed as a biosimilar or interchangeable biological product by the FDA pursuant to section 351(k) of the PHSA, or any subsequent or superseding law, statute or regulation, and for which a Product is the reference product, as defined by section 351(i)(4) of the PHSA, (ii) has been granted a marketing authorization as a similar biological medicinal product by the European Union pursuant to Directive 2001/83/EC and Parliament and Council Regulation No. (EC) 726/2004, each as may be amended, or any subsequent or superseding law, statute or regulation, and for which a Product is the reference medicinal product as defined by Article 10(2)(A) of Directive 2001/83/EC, or (iii) [***].

1.32.

“Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banking institutions located in Seattle, Washington or Copenhagen, Denmark, are authorized or obligated by Applicable Law to close.

1.33.	“[***]” means [***].

1.34.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31, except that (a) the first Calendar Quarter of the Term will commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and (b) the last Calendar Quarter will end upon the expiration or termination of this Agreement.

1.35.

“Calendar Year” means the respective periods of 12 months commencing on January 1 and ending on December 31, except that (a) the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and (b) the last Calendar Year of the Term will end on the effective date of expiration or termination of this Agreement.

1.36.	“Cap” has the meaning set forth in Section 12.2.3 (Indemnification by Omeros).

1.37.	“CDR” has the meaning set forth in Section 1.52 (Definition of “Compound”).

1.38.

“Change of Control” means, with respect to Omeros (a) the acquisition (in a transaction or series of related transactions) by any Third Party or group of Third Parties acting in concert, together with its Affiliates, of ownership, directly or indirectly, of more than 50% of the then-outstanding voting equity securities of Omeros; (b) the consummation of a business combination (including a merger, reorganization, or consolidation) involving Omeros with a Third Party, unless, following such business combination, the stockholders of Omeros immediately prior to such business combination own directly or indirectly more than 50% of the then-outstanding voting power of the surviving entity immediately after such business combination; or (c) the sale, exchange, lease, contribution, disposition, or other transfer to a Third Party or group of Third Parties acting in concert of all or substantially all of Omeros’ assets or business taken as a whole or relating to the subject matter of this Agreement, in one transaction or a series of related transactions.

1.39.	“Change of Control Notice” has the meaning set forth in Section 15.2.1 (Notification of Change of Control).

1.40.	“Claim” has the meaning set forth in Section 12.4.1(a) (Direct Claim Procedures).

1.41.	“Claim Notice” has the meaning set forth in Section 12.5 (Third Party Claim Procedures).

1.42.

“Clinical and Technical Data” means true, complete, and accurate copies of data, files (including data files), reports, plans, operating records, protocols, and other documents in any form (including in paper or electronically stored formats), including: (a) the foregoing for Manufacturing, Manufacturing process records and regulatory interactions thereof, including records, data, procedures, experimental techniques, test protocols, specifications, quality control data and information, manufacturing methods, chemical formulae, and processes, and other files and documents relating to the Manufacture of one or more products (including any active pharmaceutical ingredient, component, and other material contained therein or any intermediates thereof); (b) all results, information, records, raw data, data analyses, reports, forms, methods, processes, practices, formulae, instructions, techniques, procedures, files (including data files) and documents related to the Development of a pharmaceutical product, including scientific data, including preclinical and clinical data, laboratory notebooks and data, procedures, tests, dosage information, criteria for patient selection, case report forms, adverse event reports, statistical analysis plans, informed consent forms, study recruitment materials, materials disseminated to patients, clinical investigators or clinical sites, safety and efficacy analysis, and study protocols related to research, preclinical, and clinical testing and studies (including in vitro, ex vivo, or in vivo studies, and indication development data) conducted or generated by or on behalf of, or otherwise in the possession of (including through vendors) or Control of, Omeros or any of its Affiliates; (c) investigators brochures, and (d) all pharmacovigilance and other safety records, in each case, in all forms, including in paper or electronically stored formats, in which they are stored or maintained, and all data and information included or referenced therein.

1.43.	“Clinical Trial” means any clinical investigation in which a pharmaceutical product is administered or dispensed to, or used involving, human subjects, including any Phase 2 Trial or Phase 3 Trial.

1.44.	“Closing” has the meaning set forth in Section 3.1 (Closing).

1.45.	“Closing Transferred Contracts” has the meaning set forth in Section 2.1.1(c) (Acquired Assets).

1.46.	“Closing Transferred Regulatory Submissions” has the meaning set forth in Section 2.1.1(d) (Acquired Assets).

1.47.

“Combination Product” means a Product that is (a) sold in the form of a combination that contains or comprises a Compound together with one or more other separate, therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise sold for a single price), (b) sold for a single invoice price together with any (i) companion diagnostic related to such Product, or (ii) process, service, or therapy other than a Compound (such additional therapeutically active pharmaceutical agent and each of (i)-(ii), an “Other Component”), or (c) otherwise defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, in each case (a), (b), or (c) whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and, in each case, sold together for a single price.

1.48.

“Commercialization” or “Commercialize” means any and all activities directed to the marketing, promotion, distribution matters, offering for sale, sale, having sold, importing, having imported, exporting, having exported, or other commercialization of a pharmaceutical or biologic product (including pricing matters), but expressly excluding activities directed to Development, Manufacturing, or performance of Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.49.	“Commercially Reasonable Efforts” means, with respect to any activities or decision-making by Novo Nordisk pursuant to Section 6.5 (Diligence Obligations), those efforts that are [***].

1.50.	“Competing Infringement” has the meaning set forth in Section 8.4.1 (Notification).

1.51.	“Competing Product” means any product or candidate in any modality or field of use that is Directed To the [***].

1.52.

“Compound” means (a) Omeros’ monoclonal antibody targeting the Target, referred to as “zaltenibart” or “OMS906”, as further set forth in the IND for such Compound (“906”), (b) [***] in each case, that are Directed To the Target, but in all cases, excluding any Grandfathered SMOL MASP-3 Molecule.

1.53.

“Confidential Information” means (a) the terms of this Agreement and the Ancillary Agreements, and (b) with respect to a Party, all confidential or proprietary information (including chemical or biological materials, sequence listings, correspondence, customer lists, data, formulae, improvements, inventions, Know-How, processes, Regulatory Approvals, Regulatory Submissions and other regulatory filings, reports, strategies, techniques, or other information) that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates or representatives in connection with this Agreement and the transactions contemplated hereby, or arising from or related to the Program, Acquired Assets, Assumed Liabilities, the Excluded Assets, the Excluded Liabilities, or the Licensed Technology, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic, or electronic form.

1.54.	“Consent” has the meaning set forth in Section 2.5.1 (Assignment of Certain Transferred Assets; Shared Contracts).

1.55.	“Contract” means any contract, agreement, lease, instrument, note, indenture, license or sublicense, or other legally binding commitment.

1.56.

“Control” means the possession by a Party (whether by ownership, license, or otherwise), other than as described in this Agreement, of, (a) with respect to any materials, the legal authority or right to physical possession of such materials, with the right to provide such materials to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property on the terms set forth herein, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under Patent Rights that Cover or proprietary Know-How that is incorporated in or embodies, such product or component on the terms set forth herein, in each case ((a), (b) and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Omeros or its Affiliates: (i) any materials, Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, (ii) any materials, Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property that any Acquiring Entity subsequently develops without accessing or practicing the Licensed Technology, any Confidential Information of Novo Nordisk, unless, in each case ((i)-(ii)), Omeros or its Affiliates uses, incorporates, or otherwise practices any of the same in the performance of activities under this Agreement or any Ancillary Agreement; or (iii) any Novo Nordisk Licensed Technology.

1.57.

“Cover,” “Covering,” or “Covered” means, when used to refer to the relationship between a particular Patent Right and particular subject matter, that the manufacture, use, sale, offer for sale, or importation of such subject matter (a) falls within the scope of one or more claims in, or (b) is otherwise claimed by, such Patent Right.

1.58.	“Covered Product” means any Anticipated Product that is Covered by a Valid Claim included in the Net Sales Term Extending Patent Rights.

1.59.

“Creditor” means Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent under the Credit and Guaranty Agreement, dated June 3, 2024, among Omeros and the Lenders party thereto.

1.60.	“Creditor Account” means the account set forth in the Lien Release Consent.

1.61.	“Creditor Lien Release Amount” means the payoff amount set forth in the Lien Release Consent calculated through the Effective Date.

1.62.	“[***]” means [***].

1.63.

“[***] MSA” means, collectively, that certain Master Services Agreement, dated as of [***], by and between [***] and Omeros, as amended by that Amendment No. 1 to the Master Services Agreement, dated as of [***], including that certain Data Protection Addendum, dated [***], that certain Work Order No. 1, dated as of as [***], that certain Work Order No. 2, dated as of [***], that certain First Addendum to Work Order No. 2, dated as of [***], that certain Work Order No. 3, dated as of [***], and that certain First Addendum to Work Order No. 3, dated as of [***].

1.64.

“Data Protection and Security Requirements” means (a) all state, federal, local, or other domestic or foreign laws and regulations regarding data privacy, data or cyber security, breach notification, or data localization that are applicable to the Processing of Personal Information by or for Omeros or its Affiliates including, to the extent applicable, HIPAA, Regulation (EU) 2016/679, the United Kingdom Data Protection Act 2018, and comparable foreign or state laws regulating the privacy and security of Personal Information; (b) all regulatory guidelines and published interpretations by Governmental Authorities of such laws; (c) Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern) and the U.S. Department of Justice Final Rule titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 28 C.F.R. Part 202 (the “DOJ Bulk Data Final Rule”) (collectively (a)-(c), “Applicable Privacy Laws”) and (d) all published, public-facing policies, and notices of Omeros regarding its Processing of Personal Information.

1.65.	“[***]” has the meaning set forth in Section 12.2.2 (Indemnification by Omeros).

1.66.	“Delayed Acquired Assets” has the meaning set forth in Section 2.1.2 (Delayed Acquired Assets).

1.67.	“Delayed Transferred Contracts” has the meaning set forth in Section 2.1.2 (Delayed Acquired Assets).

1.68.	“Delayed Transferred Regulatory Submissions” has the meaning set forth in Section 2.1.2 (Delayed Acquired Assets).

1.69.

“Development” means all activities relating to research and other non-clinical and clinical drug development activities, including toxicology, carcinogenicity, pharmacology, assay development and other non-clinical efforts, statistical analysis, formulation development, delivery system development, translational medicine activities, companion diagnostics development, the performance of Clinical Trials or other activities (including interacting with Regulatory Authorities) in furtherance of obtaining Regulatory Approval of products. When used as a verb, “Develop” means to engage in Development activities. For clarity, “Development” will not include any Commercialization, Medical Affairs, or Manufacturing activities.

1.70.	“Development Milestone Event” has the meaning set forth in Section 7.2.1 (Development Milestone Events and Payments).

1.71.	“Development Milestone Payments” has the meaning set forth in Section 7.2.1 (Development Milestone Events and Payments).

1.72.	“Direct Claim Notice” has the meaning set forth in Section 12.4.1(a) (Direct Claim Procedures).

1.73.

“Directed To” means, with respect to a compound, molecule, antibody, other substance, fragments thereof, or product and a biological target (whether in vitro, ex vivo, or in vivo), that such compound, molecule, antibody, other substance, fragments thereof, or [***]. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above (e.g., when discussing targets To which a compound or product is Directed).

1.74.	“Disclosing Party” has the meaning set forth in Section 9.1 (Confidential Information; Non-Disclosure and Non-Use Obligations).

1.75.	“Dispute” has the meaning set forth in Section 14.2 (Disputes).

1.76.	“DOJ” means the U.S. Department of Justice.

1.77.	“DOJ Bulk Data Final Rule” has the meaning set forth in Section 1.64 (Data Protection and Security Requirements).

1.78.	“Dollar” or “USD” means a U.S. dollar, and “$” will be interpreted accordingly.

1.79.	“DPA” has the meaning set forth in Section 10.2.8 (Program Not a TID U.S. Business).

1.80.	“Effect” has the meaning set forth in Section 1.165 (Material Adverse Effect).

1.81.	“Effective Date” has the meaning set forth in Section 3.1 (Closing).

1.82.	“EMA” has the meaning set forth in Section 6.5 (Diligence Obligations).

1.83.	“EU” has the meaning set forth in Section 6.5 (Diligence Obligations).

1.84.	“Event Quarter” has the meaning set forth in Section 7.6.5 (Inflation Reduction Act Deductions).

1.85.	“Excluded Assets” has the meaning set forth in Section 2.2 (Excluded Assets).

1.86.

“Excluded Contracts” means all Contracts other than the Closing Transferred Contracts, Delayed Transferred Contracts, and the Contracts for In-Licensed Intellectual Property, including those Contracts set forth on Schedule 1.86 and the Shared Contracts.

1.87.	“Excluded Liabilities” has the meaning set forth in Section 2.4 (Excluded Liabilities).

1.88.	“Excluded Licenses” means non-exclusive licenses to commercial off-the-shelf software, confidentiality agreements, or employment agreements.

1.89.

“Excluded Regulatory Submissions and Approvals” means any Regulatory Submission, Regulatory Approval, or Pricing and Reimbursement Approval Controlled by Omeros that does not reference a Compound or a Product.

1.90.	“Execution Date” has the meaning set forth in the preamble.

1.91.

“Executive Officers” means (a) with respect to Omeros, its Chief Executive Officer and (b) with respect to Novo Nordisk, its Chief Scientific Officer, or, in each case ((a) and (b)), any other person that such officer designates from time to time.

1.92.

“Existing Credit Facility” means the credit facilities and other arrangements provided pursuant to that certain Credit and Guaranty Agreement, dated as of June 3, 2024, among Omeros, as borrower, certain of its Subsidiaries, as guarantors, the lenders party thereto from time to time, Wilmington Savings Fund Society, FSB, as administrative agent for the lenders and as collateral agent for the secured parties therein and any other documents entered into in connection therewith, in each case, as have been or may be amended, restated, supplemented, or otherwise modified from time to time in a manner not otherwise prohibited hereunder.

1.93.

“Exploitation” means to Develop, Manufacture, perform Medical Affairs activities, Commercialize, or otherwise exploit. When used as a verb, to “Exploit” means to engage in any of the foregoing activities.

1.94.	“Family 1” means [***] and all Patent Rights that share a common priority therewith.

1.95.	“Family 2” means [***] and all Patent Rights that share a common priority therewith.

1.96.	“Family 3” means [***] and all Patent Rights that share a common priority therewith.

1.97.	“Family 4” means [***] and all Patent Rights that share a common priority therewith.

1.98.	“Family 5” means [***] and all Patent Rights that share a common priority therewith.

1.99.	“Family 6” means U.S. Patent Application No. [***], U.S. Patent Application No. [***], and all Patent Rights that share a common priority with either of the foregoing.

1.100.	“Family 7” means [***] and all Patent Rights that share a common priority therewith.

1.101.	“Family 8” means that certain provisional patent application claiming [***], and all Patent Rights that share a common priority therewith.

1.102.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder.

1.103.	“FDA” means the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.104.	“Firewall Indications” means (a) any Indication in the following [***], (b) [***], and (c) [***].

1.105.

“Firewalls” means reasonable walls and screens established between Omeros, on the one hand, and on the other hand an Acquiring Entity, that are consistent with the industry standard to ensure that no Confidential Information of Novo Nordisk, or any non-public information or materials (such as lab notebooks, document management systems, or other documented or memorialized Know-How) or resources (personnel or otherwise) relating to any Acquired Assets, Licensed Technology, or Program In-Licenses are accessible by personnel of such Acquiring Entity of Omeros participating in the Exploitation of a Competing Product or an Alternative Pathway Product, as applicable, during the Term of this Agreement and, other than with respect to any Licensed Technology or Program In-Licenses, thereafter.

1.106.

“First Commercial Sale” means, with respect to a Product in any country, on a Product-by-Product and country-by-country basis, the first commercial transfer or disposition for value of such Product for end use in such country to a Third Party (not being a Sublicensee for the relevant Product) by Novo Nordisk or any of its Affiliates or Sublicensees after such Product has been granted Regulatory Approval in such country and where the sale results in recordable Net Sales. The following sales will not constitute a “First Commercial Sale”: (a) any distribution or other sale solely for so-called investigational new drug sales, clinical studies, compassionate or emergency use, named patient programs, promotional samples, testing samples, donations, or any similar instances; and (b) sales between Novo Nordisk or its Affiliates or Sublicensees for resale.

1.107.

“First Reimbursed Sale” means, with respect to a Product in a country, the First Commercial Sale by Novo Nordisk or any of its Affiliates or Sublicensees after receipt of any applicable Pricing and Reimbursement Approvals for such Product in such country.

1.108.

“Force Majeure” means conditions beyond a Party’s control, including acts of God; war, terrorism, or civil commotion; labor strike or lock-out; any new regulation, law, or order of any Governmental Authority; epidemics or pandemics; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm, or like catastrophe.

1.109.

“Fraud” means, with respect to a Party, fraud in respect of the making of any representation or warranty set forth in this Agreement, as applicable, or in any certificate delivered pursuant to this Agreement and requires (a) a false representation (b) knowledge or belief that such representation is false or with reckless indifference to its falsity, (c) an intention to induce the Party to whom such representation is made to act or refrain from acting, (d) that Party’s action or inaction resulted from reasonable reliance upon such false representation, and (e) such Party suffered damage.

1.110.	“FTC” means the United States Federal Trade Commission or any successor agency thereto.

1.111.

“FTE” means the equivalent of a full-time employee or consultant based on annual working hours of [***] hours per year (with no further reductions for vacations and holidays). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. Additionally, any individual contributing fewer than [***] hours per Calendar Year (or equivalent pro-rata portion thereof for any partial Calendar Year during the Term) will be deemed a fraction of an FTE on a pro-rata basis. The portion of an FTE year devoted by an employee or consultant to activities contemplated by this Agreement will be determined by dividing the number of hours during any [***] period devoted by such employee or consultant to such activities by [***]; provided that no matter how many hours an individual employee or consultant works in such [***] period, such employee or consultant will in no event count for more than [***] FTE.

1.112.

“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period. FTEs will be pro-rated on a daily basis if necessary. The FTE Rate for each Calendar Year after [***] shall be subject to an annual adjustment equal to the change in the consumer price index for the immediately preceding Calendar Year as reported by the United States Bureau of Labor Statistics.

1.113.

“FTE Rate” means a rate of $[***], per FTE per Calendar Year (pro-rated for any partial Calendar Year and for any partial Calendar Year during the Term). The FTE Rate shall be deemed to encompass compensation for expenses of salaries, benefits, supplies, other employee expenses and supporting overhead and general and administration allocations.

1.114.	“GAAP” means the United States generally accepted accounting principles.

1.115.

“Good Laboratory Practices” or “GLPs” means (a) the then-current requirements, standards, practices, and procedures promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.116.

“Good Manufacturing Practices” or “GMPs” means (a) the then-current good manufacturing practices and standards promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.117.

“Government Official” means: (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, official, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (b) any candidate for political office, any political party, or any official of a political party; or (c) any Person acting in an official capacity on behalf of any of the foregoing.

1.118.

“Governmental Authority” means any United States or foreign federal, state, or local government authority of any nature or political subdivision thereof, any multinational organization or authority, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority of any governmental authority or other governmental instrumentality, including, for clarity, a Regulatory Authority, or any governmental court or tribunal (or any department, bureau, or division thereof), or any arbitrator or arbitral body.

1.119.

“Governmental Authorizations” means, other than Regulatory Approvals, all licenses, consents, permits, certificates, filings, registrations, notifications, record-filings, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, exemptions, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the Applicable Law, including INDs.

1.120.	“Grandfathered MASP-3 Antibody” means any antibody Directed To MASP-3 that contains the CDR sequences set forth on Schedule 1.120.

1.121.

“Grandfathered MASP-3 Antibody Products” means any and all products containing or comprising a Grandfathered MASP-3 Antibody, or any modifications, improvements, or derivatives thereof, in each case, that are Directed To MASP-3.

1.122.	“Grandfathered MASP-3 Products” means any and all Grandfathered MASP-3 Antibody Products and Grandfathered SMOL MASP-3 Products.

1.123.	“Grandfathered SMOL MASP-3 Molecule” means any small molecule Directed To MASP-3 that contains any scaffold that is set forth on Schedule 1.123.

1.124.

“Grandfathered SMOL MASP-3 Products” means any and all small molecule products containing or comprising a Grandfathered SMOL MASP-3 Molecule, or any modifications, improvements or derivatives thereof, in each case, that are Directed To MASP-3.

1.125.	“Health Care Laws” has the meaning set forth in Section 10.2.7(b) (Compliance with Law).

1.126.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder governing privacy, security, and breach notification obligations with respect to individually identifiable health information.

1.127.	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.128.

“HSR Conditions” means the following collective conditions, to the extent applicable: (a) any applicable mandatory waiting period under the HSR Act will have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary, or permanent) under any Antitrust Law prohibiting consummation of the transactions contemplated by this Agreement or any material portion thereof will be in effect; and (c) no judicial or administrative proceeding under any Antitrust Law opposing consummation of all or any part of the transactions contemplated by this Agreement will be pending.

1.129.	“HSR Filing” has the meaning set forth in Section 4.1 (Efforts; Antitrust Approval).

1.130.	“IFRS” means the International Financial Reporting Standards.

1.131.	“[***]” has the meaning set forth in Section 7.2.1 (Development Milestone Events and Payments).

1.132.

“In-Licensed Intellectual Property” means the Intellectual Property licensed to Omeros or any of its Affiliates by a Third Party pursuant to an Intellectual Property license or other agreement and that is used or held for use in connection with (a) the Program or (b) the Development, Manufacture, Commercialization, or other Exploitation of a Product or Compound.

1.133.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R. Part 312 or any similar application filed with a Regulatory Authority in a country other than the U.S. required to commence Clinical Trials of a pharmaceutical or biologic product, and all supplements or amendments that may be filed with respect to the foregoing.

1.134.	“Indemnification Objection Notice” has the meaning set forth in Section 12.4.1(c) (Direct Claim Procedures).

1.135.	“Indemnification Objection Period” has the meaning set forth in Section 12.4.1(c) (Direct Claim Procedures).

1.136.	“Indemnified Party” has the meaning set forth in Section 12.4.1(a) (Direct Claim Procedures).

1.137.	“Indemnify” has the meaning set forth in Section 12.2.1 (Indemnification by Omeros).

1.138.	“Indemnifying Party” has the meaning set forth in Section 12.4.1(a) (Direct Claim Procedures).

1.139.

“Indication” means a separate and distinct disease, syndrome, disorder, or medical condition in humans that a Product (a) that is in a Clinical Trial is intended to treat in such Clinical Trial, or (b) has received a separate and distinct Regulatory Approval (provided that [***].

1.140.	“Indirect Tax” has the meaning set forth in Section 7.12.5 (Indirect Tax).

1.141.

“Inflation Reduction Act” or “IRA” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.142.	“Infringement” has the meaning set forth in Section 8.4.1 (Notification).

1.143.	“Initiate” means with respect to a Clinical Trial, the first dosing of a human subject pursuant to the protocol for such Clinical Trial. “Initiated” will have corresponding meaning.

1.144.

“Intellectual Property” means intellectual property or other proprietary rights anywhere in the world, including registered, unregistered, applied for and pending: (a) Patent Rights; (b) Know-How; (c) trademarks, service marks, trade names, trade dress, corporate names, logos, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing; and (d) published and unpublished works of authorship including computer software programs, applications, source code and object code, and technical databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above; and all rights to collect royalties and proceeds in connection with any of the foregoing, and to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing, and to recover damages in connection therewith.

1.145.	“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.3.8 (Closing Deliveries by Omeros).

1.146.	“Invention Assignment Agreement” has the meaning set forth in Section 10.2.11(g) (Employee Invention Assignment and Confidentiality).

1.147.

“Inventory” means, as of the Closing, (a) all inventory of finished Product (including those manufactured for clinical studies) owned by Omeros or any of its Affiliates, whether or not Labeled, (b) all Product work-in-progress (including drug substances and those manufactured for clinical studies) owned by Omeros or any of its Affiliates, and (c) all other inventory (including any non-GMP materials, reference materials, any associated drug products, drug substances, and any active pharmaceutical ingredient related impurities) owned by Omeros or any of its Affiliates, in each case, used or held for use in connection with the Exploitation of any Compound or any Product, whether located at a facility of Omeros or any of its Affiliates or its suppliers and manufacturers.

1.148.

“Know-How” means all commercial, technical, scientific, and other know-how and information, in each case, that is not in the public domain or otherwise publicly known, including concepts, strategies, models, instructions, materials, protocols, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, amino acid sequences, nucleotide sequences, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, specifications, and data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing, and quality control data and know-how, including regulatory data, study designs, and protocols), in all cases, whether or not patentable and in written, electronic, or any other form now known or hereafter developed, but expressly excluding all published Patent Rights. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, but excludes published Patent Rights.

1.149.

“Labeling” (and the correlative terms “Label” and “Labeled”) has the meanings as defined in Sections 201(k) and 201(m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable non-U.S. Applicable Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient medication guides.

1.150.

“Liability” means, with respect to any Person, any debt, liability, duty, or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise.

1.151.

“Licensed Background Know-How” means, other than Transferred Know-How, any other Know-How Controlled by Omeros or any of its Affiliates as of the Effective Date, that is necessary or reasonably useful to Exploit one or more Compounds or Products or otherwise conduct the Program, including the Know-How set forth on Schedule 1.151.

1.152.

“Licensed Background Patent Right” means, other than Transferred Patent Rights, (a) any other Patent Rights Controlled by Omeros or any of its Affiliates as of the Effective Date, that Cover any Licensed Background Know-How or are otherwise necessary or reasonably useful to Exploit one or more Compounds or Products or otherwise conduct the Program, including those Patent Rights set forth on Schedule 1.152, (b) any other Patent Rights that come into the Control of, or are Controlled by, Omeros or any of its Affiliates during the period commencing on the Effective Date and expiring on the expiration of the applicable Net Sales Term that Cover any Licensed Background Know-How or are otherwise are necessary or reasonably useful to Exploit one or more Products, (c) Multi-Target Patent Rights unless and until divisionals or continuations thereof are filed in accordance with Section 2.5.7 (Assigned and Retained Target Patent Rights) to create Novo Nordisk Assigned Target Patent Rights and Omeros Retained Target Patent Rights, and (d) all Patent Rights in Family 7.

1.153.	“Licensed Background Technology” means the Licensed Background Know-How and the Licensed Background Patent Rights.

1.154.

“Licensed Know-How” means (a) the Licensed Background Know-How, (b) the Arising Sideground Know-How that is necessary or reasonably useful to Exploit one or more Compounds or Products, and (c) any Know-How licensed to Omeros pursuant to a Non-Transferrable License unless and until such Consent is obtained to sell, convey, assign, transfer, or deliver the applicable Non-Transferrable License, but in all cases, expressly excluding all Know-How included in the Transferred Intellectual Property.

1.155.

“Licensed Patent Right” means (a) the Licensed Background Patent Rights, (b) the Arising Sideground Patent Rights that Cover any Licensed Know-How or are otherwise necessary or reasonably useful to Exploit one or more Compounds or Products, (c) any Patent Right licensed to Omeros pursuant to a Non-Transferrable License unless and until such Consent is obtained to sell, convey, assign, transfer, or deliver the applicable Non-Transferrable License, and (d) the Omeros Retained Target Patent Rights that Cover any Licensed Know-How or are otherwise necessary or reasonably useful to Exploit one or more Compounds or Products, but in all cases, expressly excluding all Transferred Patent Rights and any Patent Right that Novo Nordisk elects to exclude from the Licensed Patent Rights in accordance with Section 7.4 (Net Sales Payments).

1.156.	“Licensed Technology” means all Licensed Know-How and all Licensed Patent Rights.

1.157.	“Lien” means any lien, encumbrance, mortgage, security interest, pledge, license, conditional sale agreement, or other title retention agreement.

1.158.	“Lien Release Consent” has the meaning set forth in Section 3.3.6 (Closing Deliveries by Omeros).

1.159.	“Losses” has the meaning set forth in Section 12.2.1 (Indemnification by Omeros).

1.160.

“MAA” or “Marketing Authorization Application” means a biologics license application submitted to the FDA as defined in the Public Health Service Act and 21 C.F.R. 601.2 (including all additions, supplements, extensions, and modifications thereto) or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).

1.161.	“Major European Market” means any of France, Germany, Italy, Spain, or the United Kingdom.

1.162.

“Manufacture” or “Manufacturing” means, with respect to any product (including active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical, and commercial manufacture, packaging, labeling, filling, finishing, assembly, processing, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance, quality control and audit activities related to manufacturing, testing and release of such product, ongoing stability tests, record-keeping, storage, shipping, supply or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing, but excluding any activities directed to Development, Commercialization, or Medical Affairs.

1.163.	“MASP-1” means mannan-binding lectin-associated serine protease-1.

1.164.	“MASP-2” means mannan-binding lectin-associated serine protease-2.

1.165.

“Material Adverse Effect” means any event, fact, condition, occurrence, change, or effect (each, an “Effect”) that individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the Acquired Assets, the Assumed Liabilities, the Exploitation of any Compound or Product by Omeros, or the condition of the Program, taken as a whole, or (b) prevents or materially impairs or delays beyond the Outside Date, or would reasonably be expected to prevent or materially impair or delay beyond the Outside Date, the consummation by Omeros of the transactions contemplated by this Agreement; provided, however, that no Effect arising or resulting from the following will be deemed to constitute a Material Adverse Effect or will be taken into account for the purposes of the foregoing clause (a) when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: [***].

1.166.

“Maximum Fair Price” means, with respect to a year during a Price Applicability Period for a Selected IRA Drug, the price negotiated pursuant to Section 1194 (and updated pursuant to Section 1195(b), as applicable) under the Inflation Reduction Act for such drug and year.

1.167.

“Medical Affairs” means, with respect to a Product, any and all activities performed by or on behalf of a Party’s or its Affiliates’ medical affairs departments interacting with physicians or other healthcare professionals who may utilize or conduct research related to a pharmaceutical or biological product, including: supporting continuing medical education and other medical programs and communications; patient advocacy programs; development, publication, and dissemination of publications; development and fulfillment of medical information responses; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; conducting health economic, burden of illness/disease, natural history (to support endpoint validation) and real world evidence studies; seroprevalence studies and registry studies; supporting educational fellowships and research grants, supporting external research efforts such as scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform and content development; conducting appropriate activities involving opinion leaders, including communications and engagement; conducting medical science liaison activities; advisory boards or other consulting programs (to the extent related to medical affairs or clinical guidance); establishing patient registries and expanded access programs; post-approval investigator initiated trials or scientific research agreements; post-approval life cycle management activities and clinical research (other than required by Regulatory Authorities as part of any conditional approval). “Medical Affairs” does not include Development, Manufacturing, or Commercialization.

1.168.

“Medicare Price” means, in respect of a Product, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or MA-PD plans for such Product during the plan year immediately prior to the Initial Price Applicability Year (as defined in Section 1191(b)(1) of the Social Security Act).

1.169.	“Milestone Events” has the meaning set forth in Section 7.3 (Sales Milestones).

1.170.	“Milestone Payments” has the meaning set forth in Section 7.3 (Sales Milestones).

1.171.

“Multi-Target Patent Rights” means the Patent Rights in each of Family 1 and Family 4, which are set forth on Schedule 1.171 (Multi-Target Patent Rights), and the Patent Rights in Family 2 that are set forth on Schedule 1.171 (Multi-Target Patent Rights).

1.172.	“Mutual Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement dated [***], between the Parties (as amended from time to time).

1.173.

“Net Sales” means, as calculated with respect to a Product in the same manner as Novo Nordisk calculates net sales reported to its shareholders, all revenues recognized in accordance with IFRS applied on a consistent basis from the sale of such Product by Novo Nordisk or its Affiliates, licensees, assignees, and Sublicensees to Third Party(ies) (including distributors), less the following deductions, in each case, that are not duplicative and that are actually incurred, allowed, paid, accrued, or otherwise allocated to or for such Product:

(a)	[***]

1.174.	“Net Sales Payments” has the meaning set forth in Section 7.4 (Net Sales Payments).

1.175.	“Net Sales Term” means, on a Product-by-Product and country-by-country basis, the time period beginning on the First Reimbursed Sale of a Product in a country and expiring on the latest of: [***].

1.176.	“Net Sales Term Extending Patent Right” means, with respect to a Product, [***].

1.177.	“Non-Transferrable Asset” has the meaning set forth in Section 2.5.1 (Assignment of Certain Transferred Assets; Shared Contracts).

1.178.	“Non-Transferrable License” has the meaning set forth in Section 2.5.2 (Assignment of Certain Transferred Assets; Shared Contracts).

1.179.	“Novo Nordisk” has the meaning set forth in the preamble.

1.180.	“Novo Nordisk Assigned Target Patent Rights” has the meaning set forth in Section 2.5.7(a) (Assigned and Retained Target Patent Rights).

1.181.

“Novo Nordisk Back Up Omeros Retained Target Patent Rights” means the Omeros Retained Target Patent Rights described in Section 2.5.7(b)(i)(B) (Assigned and Retained Target Patent Rights) and Section 2.5.7(b)(ii)(B) (Assigned and Retained Target Patent Rights).

1.182.	“Novo Nordisk Closing Certificate” has the meaning set forth in Section 11.3.1(c) (Conditions to Obligations of Omeros).

1.183.	“Novo Nordisk Disclosure Schedule” has the meaning set forth in Section 10.1 (Mutual Representations).

1.184.	“Novo Nordisk First Right Licensed Patent Rights” has the meaning set forth in Section 8.3.4 (Novo Nordisk First Right).

1.185.	“Novo Nordisk First Right Net Sales Patent Rights” has the meaning set forth in Section 8.3.4 (Novo Nordisk First Right).

1.186.

“Novo Nordisk Fundamental Representations” means the representations and warranties of Novo Nordisk as set forth in Section 10.1.1 (Organization), Section 10.1.2 (Binding Agreement), Section 10.1.3 (Authorization) and Section 10.1.4(b) (No Conflicts).

1.187.	“Novo Nordisk Indemnitees” has the meaning set forth in Section 12.2.1 (Indemnification by Omeros).

1.188.	“Novo Nordisk Licensed Technology” means [***] in each case ((a)-(c)), that is necessary [***] in accordance with this Agreement.

1.189.	“OFAC” has the meaning set forth in Section 1.247 (Sanctioned Person).

1.190.	“Omeros” has the meaning set forth in the preamble.

1.191.	“Omeros Account” means the account (or accounts) set forth on Schedule 1.191 hereto or such other account (or accounts) as may be designated by Omeros in writing from time to time.

1.192.	“Omeros Closing Certificate” has the meaning set forth in Section 11.2.1(d) (Conditions to Obligations of Novo Nordisk).

1.193.	“Omeros Disclosure Schedule” has the meaning set forth in Section 10.1 (Mutual Representations).

1.194.	“Omeros Fundamental Representations” means the representations and warranties [***].

1.195.	“Omeros Indemnitees” has the meaning set forth in Section 12.3.1 (Indemnification by Novo Nordisk).

1.196.	“Omeros’ Knowledge”, as used in Omeros’ representations and warranties in Article 10 (Representations and Warranties; Covenants), means the actual knowledge of [***] and [***].

1.197.	“Omeros Reimbursement Amount” means an amount [***].

1.198.	“Omeros Retained Target Patent Rights” has the meaning set forth in Section 2.5.7(b) (Assigned and Retained Target Patent Rights).

1.199.	“Omeros Systems” has the meaning set forth in Section 1.249 (Definition of “Security Incident”).

1.200.	“Order” means any writ, judgment, edict, decree, injunction, ruling, order, determination, or other binding obligation issued by any Governmental Authority (whether preliminary or final).

1.201.

“Organizational Documents” means, with respect to any Person, collectively, its certificate of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement, or equivalent organizational document, as applicable.

1.202.	“Other Components” has the meaning set forth in Section 1.47 (Combination Product).

1.203.

“Out-of-Pocket Costs” means costs and expenses paid by a Party or any of its Affiliates to Third Parties for goods or services, but not including any FTE Costs or such Party’s, or any of its Affiliates’, other internal or general overhead costs or expenses, and expressly excluding any travel costs (unless such travel was expressly requested by Novo Nordisk in writing) and other expenses incurred by a Party’s or any of its Affiliates’ personnel (even if paid to a Third Party).

1.204.	“Outside Date” has the meaning set forth in Section 13.2.2(a) (Termination Prior to Closing).

1.205.	“Party” or “Parties” has the meaning set forth in the preamble.

1.206.

“Patent Right” means all issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region where filed, including all provisional applications, non-provisional applications, substitutions, continuations, supplementary protection certificates, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.

1.207.	“Patent Term Extension” has the meaning set forth in Section 8.6 (Patent Right Term Extension).

1.208.	“Paying Party” has the meaning set forth in Section 7.12.2 (Withholding Tax).

1.209.

“Permitted Financing” means (a) the Existing Credit Facilities and (b) any other arrangements or agreements for the incurrence of indebtedness by Omeros or its Subsidiaries that the creditor requires must be secured by all assets Controlled by Omeros or such Subsidiary (subject to customary or de minimis exceptions).

1.210.	“Permitted Financing Liens” means, subject to Section 10.4.5 (No Encumbrances), any Liens securing a Permitted Financing.

1.211.

“Permitted Lien” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (b) with respect to any Transferred Contract, any Lien reflected in the terms and conditions of such Transferred Contract.

1.212.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.213.

“Personal Information” means any information relating to an identified or identifiable individual or household, including any such information that constitutes “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or an analogous term under applicable Data Protection and Security Requirements.

1.214.

“Phase 2 Trial” means a Clinical Trial of a Product that is designed to evaluate initial efficacy and safety for a particular Indication in patients with the disease or condition under study and that satisfies the requirements of a Phase 2 study in 21 C.F.R. § 312.21(b), or any successor regulation thereto or foreign equivalents.

1.215.

“Phase 3 Trial” means a Clinical Trial of a Product that is designed to demonstrate that such product is safe and effective for an Indication and that satisfies the requirements of a Phase 3 study in 21 C.F.R. § 312.21(c), or any successor regulation thereto or foreign equivalents. Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Phase 3 Trial or whether a patient has been dosed thereunder. [***].

1.216.	“PHS Act” means the Public Health Services Act (Title 42, U.S.C., Chapter 6A).

1.217.	“PIIAs” has the meaning set forth in Section 10.8 (PIIA Rights).

1.218.	“PNH” has the meaning set forth in Section 7.2.1 (Development Milestone Events and Payments).

1.219.	“Pre-Closing Period” has the meaning set forth in Section 10.4.1(a) (Conduct of the Business).

1.220.

“Price Applicability Period” means, with respect to a qualifying single source drug, the period beginning on or after 2026 with respect to which such drug becomes a Selected IRA Drug and ending at the end of the last year during which such drug is a Selected IRA Drug.

1.221.	“Pricing and Reimbursement Approval” means [***].

1.222.	“Priority Review Voucher” has the meaning set forth in Section 6.8 (Rare Pediatric Priority Review Voucher).

1.223.

“Proceeding” or “Proceedings” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator, or arbitration panel.

1.224.

“Process” or “Processing” means any operation or set of operations whether or not by automatic means, including collection, recording, organization, storage, retention, access, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, making available, alignment, combination, blocking, deleting, erasure, or destruction.

1.225.

“Product” means a product that comprises, consists of, incorporates, or contains one or more Compounds, in any presentation, format, formulation or dosage form, but excluding the Grandfathered MASP-3 Products. [***].

1.226.

“Program” means the business of Omeros and its Affiliates relating to the Exploitation of the Compounds and Products, or any candidate, precursor, or intermediate thereof, in each case, as it exists as of the Execution Date or the Effective Date.

1.227.

“Program In-License” means (a) that certain [***] Agreement, dated as of [***], by and between Omeros Corporation and [***] as such agreement may be amended, restated, modified or supplemented from time to time (the “[***] License”); (b) that certain [***] Agreement, dated [***], by and between Omeros Corporation and the [***]; (c) [***]Agreement, dated [***], by and among [***] and Omeros Corporation; and (d) [***]Agreement, dated [***], by and between Omeros Corporation and [***] (“[***]”) as such agreement may be amended, restated, modified, or supplemented from time to time (the “[***] Agreement”).

1.228.	“Proposed Summary” has the meaning set forth in Section 6.1 (Development and Medical Affairs).

1.229.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent Right in a jurisdiction in the Territory, the preparation, drafting, filing, prosecution, maintenance, correspondences with the applicable Governmental Authorities therefor, and extension of such Patent Right (including any patent office proceedings such as any oppositions, interferences, reissue proceedings, ex-parte reexaminations, and post-grant proceedings for such Patent Right).

1.230.	“Receiving Party” has the meaning set forth in Section 9.1 (Confidential Information; Non-Disclosure and Non-Use Obligations).

1.231.	“Recipient” has the meaning set forth in Section 7.12.2 (Withholding Tax).

1.232.	“Redacted Agreement” has the meaning set forth in Section 9.6.2 (Confidential Treatment).

1.233.	“Registered Intellectual Property” has the meaning set forth in Section 10.2.11(a) (Registered Intellectual Property).

1.234.

“Regulatory Approval” means, individually or collectively, any and all approvals (including MAAs), licenses, registrations, or authorizations of any Regulatory Authority that are necessary to Commercialize a pharmaceutical or biologic product (including a Product) in a given jurisdiction, including any supplements and amendments thereto, but expressly excluding all Pricing and Reimbursement Approvals.

1.235.

“Regulatory Authority” means any Governmental Authorities with authority over the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical or biologic product (including a Product), including the right to grant Regulatory Approvals or Pricing and Reimbursement Approvals, which includes the FDA in the U.S., and any other applicable Governmental Authorities having jurisdiction.

1.236.

“Regulatory Exclusivity” means, with respect to an Anticipated Product in a country, any period of market exclusivity [***] granted or afforded by Applicable Law or by a Regulatory Authority in such country that (a) confers exclusive marketing rights [***], and (c) [***]

1.237.

“Regulatory Submissions” means all (a) applications, filings, dossiers, and other documents submitted to a Regulatory Authority in support of the Development, Manufacture, Commercialization, or Exploitation of, or to obtain Regulatory Approval or Pricing and Reimbursement Approvals for, a pharmaceutical or biologic product, including all INDs and MAAs; (b) correspondence and reports submitted to or received from Regulatory Authorities or Review Boards (including all email correspondence and any minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and data with respect thereto, including complete adverse event files, complaint files, and related documents; (c) supplements, amendments, or changes to any of the foregoing following receipt of Regulatory Approval; (d) supporting documentation, filings, notifications, and other items for any of the foregoing, including informed consents or quality-, Manufacturing-, or patient-related documents; and (e) clinical, non-clinical, chemical, biological, analytical, manufacturing, and other data (including from in vitro, ex vivo, or in vivo studies, and indication development data) contained in, referenced in, or relied upon in any of the foregoing; in each case ((a), (b), (c), (d), and (e)) relating to a Compound or Product.

1.238.	“Representatives” has the meaning set forth on Section 10.1.7 (Non-Use and Non-Disclosure by Representatives).

1.239.	“Restricted Field” means the treatment, prevention, diagnosis, or cure of any Indication that is not in the Unrestricted Field.

1.240.	“Restricted Field Period” means the period starting on the Effective Date and ending on the [***] anniversary of the First Commercial Sale of a first Product under the Agreement.

1.241.

“Restricted Indication” means any of the following Indications: [***] provided that if Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees has not [***] within [***] years after the Effective Date (the “Restricted Indication Period”), then, on an Indication-by-Indication basis, such unpursued Indication(s) will no longer be included as a Restricted Indication; [***].

1.242.	“Restricted Indication Period” has the meaning set forth in Section 1.241 (Restricted Indication).

1.243.

“Review Board” means all institutional review boards, data safety monitoring boards, or ethics committees responsible for review, oversight, or approval of any study (preclinical or clinical) involving any Product in any jurisdiction.

1.244.	“Sales Milestone Event” has the meaning set forth in Section 7.3 (Sales Milestones).

1.245.	“Sales Milestone Payment” has the meaning set forth in Section 7.3 (Sales Milestones).

1.246.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

1.247.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (b) any entity that is, in the aggregate, 50% or greater owned by, directly or indirectly, one or more individuals or entities described in clause (a); or (c) any entity or individual located in, organized under the laws of, a blocked national of, or ordinarily resident in, any Sanctioned Country.

1.248.

“Sanctions Laws” means all Applicable Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State) or any other applicable Governmental Authority.

1.249.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other confidential information in the possession or control of Omeros or any of its Affiliates, (b) inadvertent, unauthorized, or unlawful sale, or rental of Personal Information or confidential information by Omeros or any of its Affiliates, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the information systems used by Omeros to Process Confidential Information or Personal Information, in each case, in the course of performing activities related to the Program, Acquired Assets, Assumed Liabilities, or any Compound or Product (“Omeros Systems”).

1.250.

“Selected IRA Drug” means a Product that was selected for Medicare Price negotiation and published by the Secretary of the U.S. Department of Health and Human Services, in each case, under the Inflation Reduction Act.

1.251.	“Sharable Summary” has the meaning set forth in Section 6.1 (Development and Medical Affairs).

1.252.

“Shared Contracts” means any Contract that is used in or necessary for both (a) the Program and (b) the operation of any of the businesses or programs of Omeros or its Subsidiaries, other than the Program, including the Contracts set forth on Schedule 1.251(b).

1.253.

“Sublicensee” means any Person, other than a Party or an Affiliate of a Party, to whom Novo Nordisk (or a downstream Sublicensee of Novo Nordisk or owner of the Acquired Assets) grants a sublicense under the licenses or rights granted to Novo Nordisk (or such downstream Sublicensee) under this Agreement.

1.254.

“Subsidiary” means, with respect to any Person, any company, corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.

1.255.	“Target” means mannan-binding lectin-associated serine protease-3 (also commonly referred to as MASP-3).

1.256.

“Tax” means (whether disputed or not) any (a) wherever arising federal, state, local, regional, municipal, or other tax or taxation, levy duty, charge, withholding, capital gains taxes, tariffs, or other assessment of any kind (including any related fine, penalty, addition to tax surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, employment, social security, ad valorem, alternative minimum tax, value added, goods and services, withholding, and franchise taxes, and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of such amounts.

1.257.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body, exercising tax regulatory authority.

1.258.	“Term” has the meaning set forth in Section 13.1 (Term).

1.259.	“Territory” means worldwide.

1.260.	“Third Party” means any Person other than a Party or a Party’s Affiliates.

1.261.	“Third Party Claim” has the meaning set forth in Section 12.5 (Third Party Claim Procedures).

1.262.	“Third Party Claim Notice” has the meaning set forth in Section 12.5 (Third Party Claim Procedures).

1.263.	“Third Party Expert” has the meaning set forth in Section 2.5.8 (Assignment of Certain Transferred Assets; Shared Contracts).

1.264.	“Third Party IP Payments” has the meaning set forth in Section 7.6.3 (Third Party Payments).

1.265.	“Top Suppliers” has the meaning set forth in Section 10.2.15 (Suppliers).

1.266.

“Trade Control Laws” means (a) any applicable Sanctions Laws, (b) any Applicable Law concerning the importation, exportation, re-exportation, or transfer of goods, software, or technology, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, and customs and import Applicable Laws administered by U.S. Customs and Border Protection, and (c) the antiboycott Applicable Laws administered by the U.S. Department of Commerce’s Office of Antiboycott Compliance and the IRS.

1.267.	“Transfer Plan” has the meaning set forth in Section 5.6 (Technology Transfer).

1.268.	“Transferred Books and Records” has the meaning set forth in Section 2.1.1(e) (Acquired Assets).

1.269.	“Transferred Clinical and Technical Data” has the meaning set forth in Section 2.1.1(f) (Acquired Assets).

1.270.	“Transferred Contracts” means the Closing Transferred Contracts and the Delayed Transferred Contracts.

1.271.	“Transferred Intellectual Property” has the meaning set forth in Section 2.1.1(b) (Acquired Assets).

1.272.	“Transferred Know-How” has the meaning set forth in Section 2.1.1(b) (Acquired Assets).

1.273.	“Transferred Patent Rights” has the meaning set forth in Section 2.1.1(b) (Acquired Assets).

1.274.	“Transferred Regulatory Submissions” has the meaning set forth in Section 2.1.1(d) (Acquired Assets).

1.275.	“Transition Services Agreement” has the meaning set forth in Section 3.3.7 (Closing Deliveries by Omeros).

1.276.	“[***]” has the meaning set forth in Section 1.227 (Program In-License).

1.277.	“[***] Agreement” has the meaning set forth in Section 1.227 (Program In-License).

1.278.

“Unrestricted Field” means the treatment, prevention, diagnosis, or cure of (a) any Indication in the following disease areas: ophthalmology, dermatology, or oncology, (b) any Indication in the following disease areas that is included on Schedule 1.278: musculoskeletal, gastrointestinal, and neurology, or (c) any other Indication in which Omeros is permitted to Exploit a Grandfathered SMOL MASP-3 Product in accordance with Section 5.2 (Licenses to Omeros) or as otherwise agreed in writing by the Parties.

1.279.	“Upfront Fee” has the meaning set forth in Section 7.1 (Upfront Fee).

1.280.	“U.S.” or “United States” means the United States of America and its possessions and territories, including Puerto Rico.

1.281.

“Valid Claim” means, with respect to a Patent Right and a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than [***] from the earliest date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, abandoned, or finally rejected by a Governmental Authority from which no appeal can be or has been taken.

1.282.

“Willful Breach” means a deliberate act or omission by a Party, with knowledge of, or reckless disregard for, the reasonably likely consequences of such act or omission, that constitutes a breach of this Agreement.

1.283.	“[***] License” has the meaning set forth in Section 1.227 (Program In-License).

1.284.	“906” has the meaning set forth in Section 1.52 (Compound).

 2.        ASSET ACQUISITION; ASSUMPTION OF LIABILITIES

2.1	Acquired Assets.

2.1.1

At the Closing, in accordance with and pursuant to the terms and subject to the conditions of this Agreement, for consideration consisting of the Upfront Fee and any applicable Milestone Payments, Omeros will and will cause its applicable Affiliates to, grant, sell, transfer, convey, assign, and deliver to Novo Nordisk, or any of its Affiliates, as designated by Novo Nordisk, and Novo Nordisk will purchase and accept from Omeros or its Affiliates, all rights, title, and interests of Omeros and its Affiliates, as applicable, as of the Closing, in and to all of the following assets, properties, rights, and interests (collectively, the “Acquired Assets”), free and clear of all Liens, other than Permitted Liens:

(a)

the physical materials under the direct or indirect control of Omeros or its applicable Affiliates, that are [***] to the Compounds or Products or the Development, Manufacture, Commercialization, or other Exploitation thereof, research controls, retained materials from Clinical Trials, and other biological materials, in each case as listed on Schedule 2.1.1(a), except all Inventories (which will be Delayed Acquired Assets to be delivered to Novo Nordisk A/S or its designated Affiliate). Novo Nordisk A/S (or its designated Affiliate) shall pay for, and take possession of certain of, such Inventories in accordance with Section 2.1.2 (Delayed Acquired Assets) below and the Transition Services Agreement;

(b)

(i) the Patent Rights that are owned (whether solely or jointly) or purported to be owned by Omeros or any of its Affiliates [***] any Compound or Product, or any candidate, precursor, or intermediate thereof, or the Manufacture or use thereof (including all composition of matter, method of use, or method of manufacturing Patent Rights) and are, [***] (collectively, the “Transferred Patent Rights”), subject to any limitations, obligations, and rights further set forth in Schedule 2.1.1(b)(i) and Section 2.5.7 (Assigned and Retained Target Patent Rights); (ii) all Know-How owned (solely or jointly) or purported to be owned by Omeros or any of its applicable Affiliates that is [***] and discloses, describes, teaches, or otherwise increases the benefits or reduces the burdens of Exploiting such Compound or Product, or any candidate, precursor, or intermediate thereof or conducting the Program, including the Know-How that is described on Schedule 2.1.1(b)(ii) (collectively, the “Transferred Know-How”); and (iii) all Intellectual Property (other than Patent Rights and Know-How) owned (solely or jointly) or purported to be owned by Omeros or its Affiliates that is [***], including any trademarks, domain names, copyrights, and other brand-associated Intellectual Property relating primarily or specifically to any Product (including “zaltenibart”, domain names containing or comprising “zaltenibart” and variations thereof) (and, together with the Transferred Patent Rights and Transferred Know-How, the “Transferred Intellectual Property”); and in each case ((i)-(iii)), including the right to sue and recover for infringement, misappropriation, unauthorized use, or disclosure with respect to the Transferred Intellectual Property;

(c)	all Contracts identified on Schedule 2.1.1(c), including all rights, benefits, and interests thereunder (the “Closing Transferred Contracts”);

(d)

all Regulatory Submissions held by or on behalf of Omeros or its Affiliates, other than Delayed Transferred Regulatory Submissions, for the Compounds or Products, [***] (the “Closing Transferred Regulatory Submissions”, and together with Delayed Transferred Regulatory Submissions, collectively, “Transferred Regulatory Submissions”);

(e)

copies of all books and records, including supplier and consultant lists, data, reports, specifications, account lists, distribution lists, batch records, development and commercialization plans and life cycle management data, plans or documents including market research, documents and records of advisory boards, documents and records of Medical Affairs, scientific publications, and any other documents or materials discussed with or distributed to payors or formulary committees, supplier correspondence (in all cases, in any form or medium) and scientific records and files (including laboratory notebooks and invention disclosures), in each case, [***] the Program or the Compounds or Products, or the Development, Manufacture, Commercialization, or other Exploitation thereof [***] (the “Transferred Books and Records”);

(f)	all Clinical and Technical Data [***] the Compounds or Products (the “Transferred Clinical and Technical Data”);

(g)

(i) any and all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery, and demands and (ii) amounts due to Omeros or any of its applicable Affiliates in respect of a Proceeding or Order, in each case, [***] to or arising from the Transferred Contracts, Compounds or Products, or the Development, Manufacture, Commercialization, or other Exploitation thereof and arising in respect of, or otherwise attributable to, the period on or after the Effective Date;

(h)

all rights under any guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement, and other rights of recovery and similar rights [***] to the Compounds or Products, or the Development, Manufacture, Commercialization, or other Exploitation thereof or the Assumed Liabilities, in each case, to the extent arising on or after the Closing; and

(i)

any other asset, property, or right owned by or belonging to Omeros or its Affiliates, that are not physical materials (including Inventory), Patent Rights or other Intellectual Property, or Contracts, that [***] to the Compounds or Products, or any candidate, precursor, or intermediate thereof, or the Development, Manufacture, Commercialization, or other Exploitation thereof, in each case, [***].

2.1.2

Notwithstanding any provision to the contrary set forth in this Agreement, including in Section 2.1.1 (Acquired Assets), all Contracts identified on Schedule 2.1.2(a) (the “Delayed Transferred Contracts”) and all Regulatory Submissions identified on Schedule 2.1.2(b), as well as all (a) applications, filings, supplements, amendments, and other documents submitted to a Regulatory Authority; (b) correspondence and reports submitted to or received from Regulatory Authorities or Review Boards (including all email correspondence, meeting minutes, and contact reports), including complete adverse event files, complaint files, and related documents; and (c) all supporting documents, reports, and clinical, non-clinical, chemical, analytical, manufacturing, and other data contained in, referenced in, or relied upon in any of the foregoing; in each case ((a), (b), and (c), relating to the Regulatory Submissions identified in Schedule 2.1.2(b) (the “Delayed Transferred Regulatory Submissions”), and all Inventories, and all rights, benefits, and interests thereunder, after the Closing, including any rights to (i) Inventory and any manufacturing capacity, reservations, or allocations under any Delayed Transferred Contracts or (ii) being the direct, named party with respect to any Governmental Authorities under any Delayed Transferred Regulatory Submissions; in each case, will not be granted, transferred, conveyed, assigned, or delivered at Closing by Omeros to Novo Nordisk (or in the case of Inventories, Novo Nordisk A/S or its designated Affiliate), and instead, (A) will be utilized as further provided in the Transition Services Agreement, and (B) except as otherwise provided in the Transition Services Agreement or directed by Novo Nordisk, upon termination or expiration of the Transition Services Agreement, Omeros will grant, transfer, convey, assign, and deliver to Novo Nordisk (and in the case of Inventories, Novo Nordisk A/S or its designated Affiliate), and Novo Nordisk (and in the case of Inventories, Novo Nordisk A/S or its designated Affiliate) will accept from Omeros, all rights, title, and interests of Omeros and its Affiliates, as applicable, at the time of such transfer, conveyance, assignment or delivery, in and to such Delayed Transferred Contracts, Delayed Transferred Regulatory Submissions, and Inventories (collectively, the “Delayed Acquired Assets”), free and clear of all Liens, other than Permitted Liens, in accordance with and pursuant to the terms and subject to the conditions of this Agreement and the Transition Services Agreement. For the avoidance of doubt (x) all Inventory included in the Delayed Acquired Assets will remain owned by Omeros until the transfer, conveyance, assignment, or delivery to Novo Nordisk or its Affiliate pursuant to Section 4.11 of the Transition Services Agreement, and (y) all Delayed Acquired Assets constitute a part of Acquired Assets.

2.2

Excluded Assets. Notwithstanding any provision to the contrary set forth in this Agreement, other than pursuant to Section 2.1.2 (Delayed Acquired Assets) above or the licenses granted under Section 5.1 (Licenses to Novo Nordisk) or as expressly provided in any Ancillary Agreement, Omeros and its applicable Affiliates will retain and will not grant, sell, transfer, convey, assign, or deliver to Novo Nordisk, and Novo Nordisk will not purchase, accept, or otherwise acquire any rights, title, or interests in any assets of Omeros that are not Acquired Assets, including the following assets, which are expressly excluded from the Acquired Assets and are not to be acquired by Novo Nordisk pursuant to this Agreement (the “Excluded Assets”):

2.2.1	all cash, cash equivalents, deposits, bank accounts, other pre-Closing balance sheet assets, and securities and similar cash items of Omeros;

2.2.2	the Licensed Background Technology;

2.2.3	the (a) Omeros Retained Target Patent Rights, and (b) Family 7 Patent Rights;

2.2.4	the Grandfathered MASP-3 Products;

2.2.5	narsoplimab or any other compound or molecule of Omeros or its Affiliates that is not a Compound or Product, including any compound or molecule that is not Directed To the Target;

2.2.6

rights of Omeros or its Affiliates arising under this Agreement or the Ancillary Agreements, as applicable, and all books, documents, records, files, or other items relating to the negotiation and consummation of this Agreement and the other transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the transactions contemplated hereby and thereby, including all confidential communications with legal counsel representing Omeros and the right to assert attorney-client privilege with respect thereto;

2.2.7

all Tax refunds, credits, offsets, rebates, recoveries, credits of Taxes, Tax losses, loss and credit carry-forwards, and similar benefits related to the Acquired Assets for any taxable period (or portion thereof) ending on or before the Closing or to the extent relating to the other Excluded Assets or any Excluded Liability for all periods;

2.2.8

any rights, claims, causes of action, privileges, counterclaims, or defenses of Omeros or its Affiliates against Third Parties to the extent not related to, or arising from the Program, Acquired Assets, or Assumed Liabilities;

2.2.9	all Excluded Contracts;

2.2.10

any and all personnel, employment compensation, medical and benefits and labor relations records relating to the current and former employees, independent contractors, officers, and directors of Omeros or its Affiliates, or any assets thereof; and

2.2.11	all real property owned by Omeros, and all leasehold interests in real property, that are held by Omeros or any of its Affiliates.

2.3	Assumed Liabilities.

2.3.1

At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Novo Nordisk will assume and agree to satisfy and discharge the following Liabilities of Omeros and its applicable Affiliates relating to the Acquired Assets, whether arising on or after the Closing (collectively, the “Assumed Liabilities”):

(a)

all Liabilities arising out of Novo Nordisk’s or any of its Affiliates’, assignees’, licensees’ or Sublicensees’ ownership or use of, or performance under, the Program, any Acquired Asset, any Compounds or Products, or the Exploitation thereof, solely to the extent (i) first arising on or after the Closing and (ii) not arising out of or accruing as a result of any facts or occurrences existing prior to the Closing, including not arising out of or accruing as a result of any failure to perform or other breach, default, or violation by Omeros or any of its Affiliates prior to the Closing;

(b)

all Liabilities arising out of or relating to, or requiring performance under, any Transferred Contracts, solely to the extent (i) arising on or after the Closing and (ii) not arising out of or accruing as a result of any facts or occurrences existing prior to the Closing, including not arising out of or accruing as a result of any failure to perform or other breach, default, or violation by Omeros or any of its Affiliates of any such Transferred Contracts prior to the Closing; and

(c)

all Liabilities arising under any Non-Transferrable Asset arising after the Closing, to the extent not arising from any breach, default or violation of such Non-Transferrable Asset by Omeros prior to the Closing, including not arising out of or accruing as a result of any failure to perform or other breach, default, or violation by Omeros or any of its Affiliates prior to the Closing.

2.3.2

Notwithstanding any provision to the contrary set forth in this Agreement, without duplication of any amounts owed to Omeros under the Transition Services Agreement, Novo Nordisk will assume and agree to satisfy and discharge Assumed Liabilities relating to the Delayed Acquired Assets pursuant to this Agreement on the Effective Date, and the Liabilities of Omeros or its Affiliates relating to such Delayed Acquired Assets shall constitute Assumed Liabilities, to the extent that such Liabilities do not arise from any breach, default, or violation of any Delayed Acquired Assets by Omeros on or prior to the date on which such Delayed Acquired Assets are assigned or transferred to Novo Nordisk.

2.4

Excluded Liabilities. Notwithstanding any provision to the contrary set forth in this Agreement, neither Novo Nordisk nor any of its Affiliates will assume, nor will they be or become responsible for, any Liabilities of the Program or of Omeros or any of its Affiliates other than the Assumed Liabilities, including the following (collectively, the “Excluded Liabilities”):

2.4.1	all Liabilities related to the Grandfathered MASP-3 Products; and

2.4.2

all Liabilities related to or arising out of the activities performed by or on behalf of Omeros or any of its Affiliates in the performance of any activities under Section 5.2 (Licenses to Omeros) or otherwise permitted by Section 5.4 (Exclusivity), including in the Exploitation of any Grandfathered MASP-3 Antibody Products, Grandfathered SMOL MASP-3 Products, or products Directed To an Alternative Pathway Target.

2.5	Assignment of Certain Transferred Assets; Shared Contracts.

2.5.1

Notwithstanding any provision to the contrary set forth in this Agreement or in the Transition Service Agreement, this Agreement will not constitute an agreement for Omeros to sell, convey, assign, transfer, or deliver to Novo Nordisk any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Novo Nordisk to purchase, acquire, or receive any Acquired Asset or assume any liability, in each case, if an attempted sale, conveyance, assignment, transfer, or delivery thereof, without the consent, authorization, or approval of a Third Party (including any Governmental Authority) (a “Consent”), would constitute a breach thereof or a violation of Applicable Law (each, a “Non-Transferrable Asset”). For clarity, any Non-Transferrable Asset that would otherwise constitute an Acquired Asset will not be deemed an Acquired Asset unless and until such Consent is obtained; provided that following Omeros’ receipt of the relevant Consent, Omeros will promptly assign or transfer to Novo Nordisk the Non-Transferrable Asset and such asset will thereafter be deemed an “Acquired Asset” for purposes of this Agreement. Schedule 2.5.1 sets forth a list of the Non-Transferrable Assets identified by the Parties as of the date hereof.

2.5.2

Solely with respect to the [***] MSA, if such Consent is not obtained prior to the Closing , then during the period commencing on the expiration or termination of the TSA or Novo Nordisk’s earlier request after Closing and ending on the earliest of [***], the “[***] Obligation End Date”), Omeros will promptly use its reasonable best efforts to obtain such Consent to transfer the [***] MSA to Novo Nordisk or assist Novo to obtain an equivalent alternative of the [***] MSA from such applicable Third Party. In addition, until the [***] Obligation End Date, Omeros will use reasonable best efforts to provide to Novo Nordisk substantially comparable benefits that are provided to Omeros under the [***] MSA and will cooperate with any reasonable arrangement proposed by Novo Nordisk under which Novo Nordisk will obtain, to the extent permitted under Applicable Law, operational equivalent of the transfer of the [***] MSA to Novo Nordisk as of the Closing, under substantially similar economics. Omeros will, until the [***] Obligation End Date, grant a sublicense to Novo Nordisk under all intellectual property rights that are granted to Omeros pursuant to the [***] MSA (if any).

2.5.3

If any such Consent for any Non-Transferrable Asset, other than the [***] MSA, is not obtained prior to the Closing such that the attempted sale, conveyance, assignment, transfer, or delivery of such Non-Transferrable Asset would constitute a breach thereof or a violation of Applicable Law, then, for a period of [***] years following the Closing, Omeros will promptly use its reasonable best efforts to obtain such Consent to transfer such Non-Transferrable Asset to Novo Nordisk, and during such period in which Omeros attempts to obtain such Consent, Omeros will use reasonable best efforts to provide to Novo Nordisk substantially comparable benefits thereof and will cooperate with any reasonable arrangement proposed by Novo Nordisk under which Novo Nordisk will obtain substantially similar economics and, to the extent permitted under Applicable Law, operational equivalent of the transfer of such Acquired Asset to Novo Nordisk as of the Closing. Notwithstanding the foregoing, and other than with respect to any Program In-License or other Transferred Contract identified on Schedule 2.5.2 (a “Non-Transferrable License”) or the [***] MSA, Omeros may terminate any Non-Transferrable Assets effective as of the date that is [***] years following the Effective Date. Omeros will, at its sole cost and expense, (a) license to Novo Nordisk as Licensed Technology (pursuant to the license grant in Section 5.1 (Licenses to Novo Nordisk)) all intellectual property rights that are the subject of any Non-Transferrable License and (b) during the [***] year period following the Effective Date until Consent is obtained to assign and transfer any Non-Transferrable License, cooperate and provide reasonable assistance to Novo Nordisk upon Novo Nordisk’s request to (i) obtain such Consent (including, for example, by Novo Nordisk seeking such Consent in Omeros’ name) or (ii) obtain a duplicate alternative of such Non-Transferrable Asset from such applicable Third Party.

2.5.4

If, at any time after Closing, Omeros receives the Consents required to transfer any Non-Transferrable Asset to Novo Nordisk (including the [***] MSA), then Omeros will transfer and convey such Non-Transferrable Asset to Novo Nordisk without payment of any additional consideration by Novo Nordisk.

2.5.5

Without limiting Omeros’ obligations in the final sentence of Section 2.5.3 (Assignment of Certain Transferred Assets; Shared Contracts), with respect to the [***] MSA, upon Novo Nordisk's request, Omeros will, during the term of the Transition Services Agreement and until all activities under the relevant statements of work under the [***] MSA specific to the Compound or Product have been fully performed or, if earlier, until all such statements of work expire or otherwise terminates (provided that in the event such activities under the relevant statements of work under the [***] MSA specific to the Compound or Product are not fully performed or such statements of work have not expired or otherwise terminated immediately following expiration or termination of the Transition Services Agreement, the Parties will agree upon a plan and budget pursuant to which such activities will be performed, and Omeros may invoice Novo Nordisk for the FTE Costs and documented Out-of-Pocket Costs incurred to perform such activities in accordance with the plan and budget, and Novo Nordisk will pay the undisputed invoiced amounts within [***] days after the date of such invoice):

2.5.6

[***] With respect to Program In-Licenses identified on Schedule 2.5.6, Novo Nordisk and Omeros will execute a written sublicense under such Shared Contracts, at or promptly after the Effective Date, in accordance with requirements thereunder to the extent necessary to pass-through any obligations or rights that are specific to such Program In-License, and, subject to the execution of any such separate sublicenses, any such rights to be so sublicensed will be deemed Licensed Technology pursuant to Section 5.1 (Licenses to Novo Nordisk) hereunder.

2.5.7	Assigned and Retained Target Patent Rights.

(a)

“Novo Nordisk Assigned Target Patent Rights” means: (i) with respect to Family 1, any pending or granted Patent Right [***], regardless of whether such Patent Rights may contain [***], (ii) with respect to Family 2, any pending or granted Patent Right [***] regardless of whether such Patent Rights may contain [***] and (iii) with respect to Family 4, any pending or granted Patent Right [***].

(b)

“Omeros Retained Target Patent Rights” means: (i) with respect to Family 1, (A) any pending or granted Patent Right [***] and (B) any other Patent Rights within Family 1 that are not Novo Nordisk Assigned Target Patent Rights or encompassed under the foregoing (A), (ii) with respect to Family 2, (A) any pending or granted Patent Right [***] and (B) [***].

(c)

To further effectuate the division of the Patent Rights set forth in Section 2.5.7(a) and Section 2.5.7(b) above, (i) prior to the Closing, Omeros will, in jurisdictions that allow for such divisional or continuation filings to be filed during such time (which, in any case, will include (A) with respect to Family 1, [***](B) with respect to Family 2, [***], and (C) with respect to Family 4, [***] and (ii) [***], Omeros will use its reasonable efforts to, in either case ((i) or (ii)), create divisionals or continuations of the designated patent applications on Schedule 2.1.1(b)(i) (x) with respect to such patent applications that are in Family 1 and Family 2 and are also within the Multi-Target Patent Rights, to segregate the subject matter of such patent applications therein into applications containing (1) [***], which applications and any resulting Patent Rights will each be Novo Nordisk Assigned Target Patent Rights, and Novo Nordisk will not expand Prosecution and Maintenance thereof to Cover subject matter that is [***], and (2) any other independent claims, which applications and any resulting Patent Rights will each be Omeros Retained Target Patent Rights, and Omeros will not expand Prosecution and Maintenance thereof to include [***]; and (y) with respect to such patent applications that are in Family 4 and are also within the Multi-Target Patent Rights, to segregate the subject matter of such patent applications therein into (1) applications containing [***], which applications and any resulting Patent Rights will each be Novo Nordisk Assigned Target Patent Rights, and [***], and (2) any other Patent Rights within Family 4 (including the parent application) that is not encompassed under the foregoing (1), which Patent Rights shall be deemed Omeros Retained Target Patent Rights, [***]. Any of the foregoing Novo Nordisk Assigned Target Patent Rights filed in accordance with this Section 2.5.7(c) (Assigned and Retained Target Patent Rights) will be included in the Transferred Patent Rights and will be assigned, and are hereby assigned, to Novo Nordisk, effective promptly following the completion of any of the above applicable filing process for the Novo Nordisk Assigned Target Patent Rights (irrespective of whether such filing occurs prior to or after the Closing). Any of the foregoing Omeros Retained Target Patent Rights filed in accordance with this Section 2.5.7(c) (Assigned and Retained Target Patent Rights) will be included as Licensed Background Patent Rights to the extent they are necessary or reasonably useful to Exploit one or more Compounds or Products. As set forth in Section 1.152 (Licensed Background Patent Right), the Multi-Target Patent Rights will be included in the Licensed Background Patent Rights [***].

2.5.8	[***].

3.        CLOSING

3.1

Closing. The closing of the Asset Sale (the “Closing”) will take place virtually in accordance with and pursuant to the terms and conditions of this Agreement as promptly as practicable and no later than [***] Business Days following the satisfaction or waiver (to the extent permitted by Applicable Law) of all of the conditions set forth in Article 11 (Conditions to Close) (other than satisfaction of those conditions that by their nature are to be satisfied at the Closing itself) or at such other time, date or place, including electronically, as Omeros and Novo Nordisk may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Effective Date.”

3.2	Payment of Consideration. Novo Nordisk will (in addition to the assumption of the Assumed Liabilities), and solely with respect to the Inventory, Novo Nordisk shall cause Novo Nordisk A/S to:

3.2.1

at the Closing, pay to (a) Omeros in the Omeros Account an amount equal to the Upfront Fee and (b) its Creditor in the Creditor Account an amount equal to the Creditor Lien Release Amount. Omeros shall provide such Creditor Account to Novo Nordisk at least [***] Business Days prior to Closing;

3.2.2	pay to Omeros the costs for the Inventory as set forth in Section 4.11 (Inventory) of the Transition Services Agreement;

3.2.3	upon the achievement, if any, of the Development Milestone Events, pay to Omeros the corresponding Development Milestone Payment in accordance with Section 7.2 (Development Milestones); and

3.2.4	upon the achievement, if any, of the Sales Milestone Events, pay to Omeros the corresponding Sales Milestone Payment in accordance with Section 7.3 (Sales Milestones).

3.3	Closing Deliveries by Omeros. At the Closing, Omeros will deliver or cause to be delivered to Novo Nordisk:

3.3.1	the Acquired Assets;

3.3.2	a counterpart of the Assignment and Assumption Agreement, substantially in the form attached hereto as Schedule 3.3.2 (the “Assignment and Assumption Agreement”), duly executed by Omeros;

3.3.3	a counterpart of the Bill of Sale, substantially in the form attached hereto as Schedule 3.3.3 (the “Bill of Sale”), duly executed by Omeros;

3.3.4	a duly executed IRS Form W-9 of Omeros;

3.3.5	a duly executed IRS Form 6166 of Omeros or validly filed Form 8802 request for Form 6166;

3.3.6	a duly executed copy of the Lien Release Consent, substantially in the form attached hereto as Schedule 3.3.6 (the “Lien Release Consent”);

3.3.7	a counterpart of the Transition Services Agreement, substantially in the form attached hereto as Schedule 3.3.7 (the “Transition Services Agreement”), duly executed by Omeros;

3.3.8

a counterpart of the Intellectual Property Assignment Agreement, substantially in the form attached hereto as Schedule 3.3.8 (the “Intellectual Property Assignment Agreement”), duly executed by Omeros;

3.3.9	the Omeros Closing Certificate; and

3.3.10

a certificate of Omeros, dated as of the Effective Date, executed by an authorized officer of Omeros, (a) certifying as to (i) Omeros’ Organizational Documents, (ii) the resolutions of the board of directors of Omeros authorizing the execution, delivery, and performance by Omeros of this Agreement and any Ancillary Agreements to which it is a party, and (iii) the incumbency and signatures of the individuals signing this Agreement or any Ancillary Agreements delivered in connection herewith on behalf of Omeros, and (b) attaching a good standing certificate of the jurisdiction of organization of Omeros and each of its Affiliates that hold Acquired Assets or Assumed Liabilities (if applicable), to the extent available under the Applicable Laws of such jurisdiction, dated as of a date not more than [***] Business Days prior to the Effective Date, certifying as to the good standing of Omeros or such Affiliate.

3.4	Closing Deliveries by Novo Nordisk. At the Closing, Novo Nordisk will deliver to Omeros:

3.4.1	a counterpart of the Assignment and Assumption Agreement, duly executed by Novo Nordisk;

3.4.2	a counterpart of the Bill of Sale, duly executed by Novo Nordisk;

3.4.3	a counterpart of the Transition Services Agreement, duly executed by Novo Nordisk;

3.4.4	a counterpart of the Intellectual Property Assignment Agreement, duly executed by Novo Nordisk;

3.4.5	the Novo Nordisk Closing Certificate; and

3.4.6

a certificate of Novo Nordisk, dated as of the Effective Date, executed by an authorized officer of Novo Nordisk, certifying as to (a) Novo Nordisk’s Organizational Documents, (b) the resolutions of the governing body of Novo Nordisk authorizing the execution, delivery, and performance by Novo Nordisk of this Agreement and any Ancillary Agreements to which it is a party, and (c) the incumbency and signatures of the individuals signing this Agreement or any Ancillary Agreements delivered in connection herewith on behalf of Novo Nordisk.

4.        EFFORTS; ANTITRUST APPROVAL

4.1

Each of Omeros and Novo Nordisk will, and will cause their respective Affiliates to, use their reasonable best efforts to (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (“HSR Filing”) with respect to the transactions contemplated hereby as promptly as practicable, and in any event within [***] Business Days after the Execution Date, and submit a copy of such HSR Filing to the Attorney General of the State of Washington promptly thereafter, (b) make appropriate filings with any other Governmental Authorities that may be necessary, proper, or advisable under any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (c) cooperate and coordinate with the other Party in the making of such filings, (d) supply the other Party with any information that may be required in order to effectuate such filings, and (e) cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Laws, and obtain all required Consents of Governmental Authorities that are necessary for the consummation of the transactions contemplated hereby. Each of Omeros and Novo Nordisk will promptly inform the other Party of any material communication (and, if in writing, furnish them copies of (or, in the case of oral communications, advise them of the contents of) such material communication) from any Governmental Authorities regarding any of the transactions contemplated hereby. [***].

4.2	In furtherance and not in limitation of the foregoing, [***].

4.3	Each Party will bear its own expenses in connection with activities under this Article 4 (Efforts; Antitrust Approval) [***].

5.        LICENSE GRANT; EXCLUSIVITY

5.1	Licenses to Novo Nordisk.

5.1.1

Subject to Section 2.5.8 (Assignment of Certain Transferred Assets; Shared Contracts), Omeros, on behalf of itself and its Affiliates, hereby grants to Novo Nordisk an exclusive (even as to Omeros and its Affiliates), perpetual, irrevocable, royalty-bearing, transferrable (solely in connection with an assignment of this Agreement permitted under Section 15.1 (Assignment), including to any Affiliate), sublicensable (in accordance with Section 5.3 (Sublicenses)) license under the Licensed Technology (including any Clinical and Technical Data or other data contained in Regulatory Submissions) to (a) Develop, Manufacture, Commercialize, and otherwise Exploit the Compounds and Products and (b) exercise its rights to settle a Competing Infringement in accordance with Section 8.4.5 (Competing Infringement; Novo Nordisk First Right to Enforce; Omeros Second Right); provided that the foregoing license does not provide Novo Nordisk a license to Exploit compounds other than Compounds and Products, including any compounds or products Directed To MASP-2 or any other target that is not the Target.

5.1.2

Omeros, on behalf of itself and its Affiliates, hereby grants to Novo Nordisk an exclusive (even as to Omeros and its Affiliates), perpetual, irrevocable, royalty-bearing, transferrable (solely in connection with an assignment of this Agreement permitted under Section 15.1 (Assignment) including to any Affiliate), sublicensable (in accordance with Section 5.3 (Sublicenses)) sublicense under Omeros’ interest in all Intellectual Property Controlled by Omeros that is set forth in Schedule 5.1.2, to manufacture, use, sell, offer for sale, distribute, export and import any and all products and to practice all methods covered by or included in such Intellectual Property.

5.2	Licenses to Omeros.

5.2.1

Novo Nordisk, on behalf of itself and its Affiliates, hereby grants to Omeros an exclusive, worldwide, royalty-free, transferrable (solely in connection with an assignment of this Agreement permitted under Section 15.1 (Assignment)), sublicensable (in accordance with Section 5.3 (Sublicenses)), [***] license under the Novo Nordisk Licensed Technology to Exploit the Grandfathered MASP-3 Products, solely in accordance with, and as permitted under, Section 5.4 (Exclusivity), including with respect to (a) fields, (b) uses, and (c) time durations set forth thereunder.

5.2.2

Novo Nordisk, on behalf of itself and its Affiliates, hereby grants to Omeros a non-exclusive, worldwide, royalty-free, transferrable (solely in connection with an assignment of this Agreement permitted under Section 15.1 (Assignment)), sublicensable (in accordance with Section 5.3 (Sublicenses)), [***] license under the Novo Nordisk Assigned Target Patent Rights to Exploit compounds Directed To (a) targets other than the Target and (b) the Target, solely in accordance with, and as permitted under, Section 5.4 (Exclusivity), including with respect to (i) fields, (ii) uses, and (iii) time durations set forth thereunder.

5.2.3

Novo Nordisk, on behalf of itself and its Affiliates, hereby grants to Omeros a non-exclusive, worldwide, royalty-free, transferrable (solely in connection with an assignment of this Agreement permitted under Section 15.1 (Assignment)), sublicensable (in accordance with Section 5.3 (Sublicenses)) license under the Novo Nordisk Licensed Technology to use [***].

5.2.4

Notwithstanding any provision herein to the contrary, Omeros shall be permitted to retain copies of the Novo Nordisk Licensed Technology, including all Transferred Know-How and Assigned Arising Technology, solely to the extent necessary to enable the exercise of the foregoing licenses for the duration during which such licenses are granted, subject to Article 9 and Section 13.4.1(a) (Effect of Termination).

5.3	Sublicenses.

5.3.1

Novo Nordisk will have the right to grant sublicenses of the rights granted to it under Section 5.1 (Licenses to Novo Nordisk) through multiple tiers to one or more Affiliates or Third Parties, including to any contractor engaged by or on behalf of Novo Nordisk or any of its Affiliates. Any such sublicense must be consistent with the applicable terms of this Agreement. [***].

5.3.2

Omeros will have the right to grant sublicenses of the rights granted to it under Section 5.2 (Licenses to Omeros) or Section 2.5.8 (Assignment of Certain Transferred Assets; Shared Contracts) through multiple tiers to one or more Affiliates or Third Parties. Any such sublicense must be consistent with the applicable terms of this Agreement, including the requirements of Section 5.4 (Exclusivity) below.

5.4	Exclusivity

5.4.1

Target Exclusivity Covenant. Subject to the allowances, licenses, and exceptions set forth in Section 5.4.2 (Grandfathered MASP-3 Antibody Restrictions), Section 5.4.3 (Grandfathered SMOL MASP-3 Product Restrictions ), and Section 5.4.4 (Alternative Pathway Restrictions), Section 5.4.5 (Exceptions), and Section 5.4.6 (Termination of Exclusivity), during the Term of the Agreement, Omeros will not, and will cause its Affiliates to not, either directly or indirectly, whether for itself or with, for, or on behalf of any Third Party (including through subcontractors or the grant of any license or option to any Third Party or otherwise permitting a Third Party to) conduct, undertake, provide to any Third Party, enable, or engage in any Development, Manufacturing, Commercialization, or other Exploitation activities in the Territory with respect to, or in support of, any Competing Product; provided that nothing in this Agreement will limit Omeros’ rights to Exploit, directly or indirectly, any of Omeros’ compounds or products Directed To MASP-2, including narsoplimab and OMS1029, or any compounds or products that are the subject of Omeros’ complement-targeting programs that are not Directed To MASP-3, including its T-CAT program, including, in each case, in multi-specific products so long as any such multi-specific product does not incorporate a compound that is Directed To MASP-3 [***].

5.4.2

Grandfathered MASP-3 Antibody Restrictions. Omeros will have the right, directly or indirectly, to Develop, Manufacture, Commercialize, and otherwise Exploit Grandfathered MASP-3 Antibody Products in the Territory; provided that, during the period commencing on the Effective Date and expiring, on a country-by-country basis, upon the expiration of the final Net Sales Term in such country, Omeros and its Affiliates will not, directly or indirectly, whether for itself or with, for, or on behalf of any Third Party (including through the grant of any license or option to any Third Party or otherwise permitting a Third Party to) submit an MAA for, or otherwise Commercialize, any Grandfathered MASP-3 Antibody Products.

5.4.3

Grandfathered SMOL MASP-3 Product Restrictions. Omeros will have the right, directly or indirectly, to Develop, Manufacture, Commercialize, and otherwise Exploit Grandfathered SMOL MASP-3 Products in the Territory; provided that Omeros and its Affiliates will not, directly or indirectly, whether for itself or with, for, or on behalf of any Third Party (including through the grant of any license or option to any Third Party or otherwise permitting a Third Party to), Initiate any Phase 2 Clinical Trial or Phase 3 Clinical Trial or perform any Commercialization activities, in each case, [***] (A) if Omeros or its Affiliate or licensee has held a customary pre-Clinical Trial meeting with the FDA or EMA for, or Initiated, a Phase 2 Clinical Trial or a Phase 3 Clinical Trial or performed any Commercialization activities after Initiation of such a Phase 2 Clinical Trial or Phase 3 Clinical Trial, in each case, with respect to a Grandfathered SMOL MASP-3 Product for such Indication or (B) if otherwise agreed by the Parties in writing, then, in each case ((A) or (B)), such Indication will be included in the Unrestricted Field.

5.4.4	[***].

5.4.5

Exceptions. Section 5.4.1 (Target Exclusivity Covenant), Section 5.4.2 (Grandfathered MASP-3 Antibody Restrictions), Section 5.4.3 (Grandfathered SMOL MASP-3 Product Restrictions), and Section [***] will not apply to products owned or controlled by an acquirer of Omeros [***]; provided that no such product uses, incorporates, or otherwise relies on any Licensed Technology and the terms of Section 15.2.2 (Firewall) will apply at all times with respect to any such products that are Competing Products or [***]. In addition[***]

5.4.6	Termination of Exclusivity. [***].

5.4.7

Acknowledgement. Omeros acknowledges and agrees that (a) the provisions of Section 5.4 (Exclusivity) have been negotiated by the Parties, (b) any geographical and time limitations on activities set forth in Section 5.4 (Exclusivity) are reasonable, valid, and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the Exploitation of the Compounds and Products, and (c) Novo Nordisk would not have entered into this Agreement without the protection afforded it by Section 5.4 (Exclusivity). If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in Section 5.4 (Exclusivity) are too broad or otherwise unreasonable (for example, due to a change in circumstance) under Applicable Law, including with respect to duration, geographic scope, or space, then the court is hereby requested and authorized by the Parties to, and if the court cannot do so, then the Parties will, revise Section 5.4 (Exclusivity) to include the maximum restrictions allowable under such Applicable Law.

5.5

No Implied Right. Except for the licenses and rights expressly granted under this Agreement, no rights, title, or interests of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Know-How, Patent Rights, or other Intellectual Property rights that are not specifically granted herein are reserved to the owner thereof.

5.6

Technology Transfer. During the Pre-Closing Period, Omeros will make available to Novo Nordisk and maintain the current virtual dataroom (to be hosted on Box.com and to include download privileges and permissions for all documents) that will include all documents contained therein as of the Execution Date and any other documents agreed by the Parties that are reasonably necessary for Novo Nordisk’s integration planning purposes or that are otherwise agreed by the Parties. Promptly, and in no event later than [***] days after the Execution Date, [***] a technology and data transfer plan setting forth the responsibilities, timeline, and format of the transfer (the “Transfer Plan” which shall be the same plan attached as Schedule B to the Transition Services Agreement), and which Transfer Plan may be amended from time to time by written agreement of the Parties (including via email), pursuant to which Omeros will, and if applicable, will cause its Affiliates to and will direct its Representatives to, following the Effective Date, in accordance with the Transfer Plan (including the formats and timelines set forth therein), (a) transfer to Novo Nordisk: (i) all Transferred Know-How, (ii) all Transferred Clinical and Technical Data, (iii) complete and accurate copies of all Transferred Regulatory Submissions, and (iv) Transferred Books and Records, and (b) disclose to Novo Nordisk copies of all Licensed Know-How (other than that which is related to Manufacturing, the disclosure of which is addressed in Section 5.8 (Manufacturing Technology Transfer Obligations) below), in each case ((a) and (b)), whether in the possession or control of Omeros, any of its Affiliates, or any Third Parties. Following the Effective Date, Omeros will take all actions as outlined in, and comply with, the Transfer Plan (as may be amended from time to time upon written agreement of the Parties), including any such actions that may also be required under the Transition Services Agreement. For the avoidance of doubt, [***] will not relieve Omeros’ obligation to transfer all such technology and data to Novo Nordisk in accordance with this Section 5.6 (Technology Transfer).

5.7

Know-How Disclosure. Thereafter, during the Term with respect to Arising Sideground Technology within the Licensed Technology, [***], Omeros will provide to Novo Nordisk copies of all such Arising Know-How (including any such data related to all Compounds or Products) that is made, conceived, discovered, or otherwise generated by or on behalf of Omeros or any of its Affiliates, or that otherwise comes into the possession and Control of Omeros or any of its Affiliates, after the initial disclosure of technologies in accordance with Section 5.6 (Technology Transfer). During the term of the Transition Services Agreement and for [***] thereafter, with respect to Assigned Arising Technology, Omeros will provide to Novo Nordisk copies of all such Arising Know-How that Omeros or any of its Affiliates makes, conceives, discovers, generates, or otherwise comes into possession of, but at least [***], in accordance with the Transition Services Agreement. In addition to providing copies of the relevant Know-How in accordance with this Section 5.7 (Know-How Disclosure), and without limiting its obligations with respect to Know-How for the Manufacture of any Compound or Product, during the term of the Transition Services Agreement, Omeros will make its personnel reasonably available to perform the activities assigned to Omeros pursuant to the Transition Services Agreement, so as to enable Novo Nordisk to practice under the Licensed Technology and Assigned Arising Technology in connection with the Exploitation of the Compounds or Products.

5.8

Manufacturing Technology Transfer Obligations. The Parties agree that certain Transferred Intellectual Property and Licensed Know-How for the Manufacture of the Compounds and Products will be disclosed to Novo Nordisk pursuant to the Transition Services Agreement. For the avoidance of doubt, except as otherwise expressly set forth under the Transition Services Agreement and Omeros’ technology transfer obligations hereunder, Novo Nordisk will be solely responsible for, have sole control over, and decision-making authority with respect to, the Manufacturing of the Compounds and Products, including in connection with Third Party contractors, at Novo Nordisk’s sole cost and expense.

6.        DEVELOPMENT, MEDICAL AFFAIRS, AND COMMERCIALIZATION

6.1

Development and Medical Affairs. As of the Effective Date, Novo Nordisk will have sole control over, and decision-making authority with respect to, the Development of, and the performance of all Medical Affairs with respect to, all Compounds and Products, at its cost and expense[***]. Novo Nordisk will provide Omeros with [***] progress reports with respect to its Development of Products, setting forth a high level summary of the material Development activities conducted during such [***], including the Products being Developed and the Indications for which they are being Developed, within 60 days after the end of each [***] until [***]. After receipt of each such progress report, Omeros shall have the right to propose to Novo Nordisk a summary of such report to be shared with Third Parties [***] (each such agreed summary, a “Sharable Summary”).

6.2

Clinical Records and Regulatory Assistance. Omeros will assist Novo Nordisk in its efforts to prepare and submit any Regulatory Submissions and to obtain, support, or maintain any INDs, MAAs, and Regulatory Approvals for all Products [***].

6.3

Right of Reference. Following the Effective Date, subject to the rules of the relevant Regulatory Authority and the terms of this Agreement, Omeros hereby grants to Novo Nordisk a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the United States) to all information, data, and other Know-How relating to the Compounds or Products that are included or referenced in any Regulatory Submission, Regulatory Approval, Pricing and Reimbursement Approval, in each case Controlled by Omeros, but excluding the Excluded Regulatory Submissions and Approvals, for Novo Nordisk’s or its Affiliates’, licensees’, assignees’, or Sublicensees’ use in the Development and Commercialization of the Compounds or Products and to otherwise enable Novo Nordisk to fulfill its obligations or exercise its rights with respect to [***] or more Compounds or Products, in each case, in accordance with this Agreement. All such information and data contained in any such Regulatory Submissions or Regulatory Approvals will be considered Confidential Information of Omeros and subject to the terms of Article 9 (Confidentiality; Publicity; Privilege). If requested by Novo Nordisk, Omeros will provide a signed statement to this effect to the FDA or applicable Regulatory Authority in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Applicable Law outside of the United States) to give effect to the intent of this Section 6.3 (Right of Reference).

6.4

Commercialization. As of the Effective Date, Novo Nordisk will have sole control over, and decision-making authority with respect to, the Commercialization of all Products and applications for obtaining, supporting, and maintaining Pricing and Reimbursement Approvals for all Products, at its cost and expense.

6.5

Diligence Obligations. Novo Nordisk, itself or through its Affiliates, licensees, Sublicensees, or one or more Third Parties, will use Commercially Reasonable Efforts [***]. Novo Nordisk will have no other diligence obligations under this Agreement with respect to the Development, Regulatory Approval, or Commercialization of any Compound or Products. Notwithstanding any provision to the contrary set forth in this Agreement, [***] will not constitute a breach of Novo Nordisk’s obligations set forth in this Section 6.5 (Diligence Obligations).

6.6

Omeros Support. The Parties understand and agree that, in addition to the cooperation and assistance to be expressly provided under Section 5.6 (Technology Transfer), Section 5.7 (Know-How Disclosure), Section 5.8 (Manufacturing Technology Transfer Obligations), and the Transition Services Agreement or other Ancillary Agreements, from time to time it may be necessary for Novo Nordisk to seek other assistance and cooperation from Omeros in connection with the Exploitation of the Compounds and Products and the preparation and submission of all Regulatory Submissions for all Products. Omeros hereby agrees to use reasonable efforts to provide any such assistance and cooperation reasonably requested by Novo Nordisk, as a consultant [***].

6.7

Acknowledgment. None of Novo Nordisk, its Affiliates, or any of their respective Representatives owes any fiduciary duty to Omeros with respect to any Milestone Payments or any Net Sales Payments. Omeros further acknowledges and agrees that, subject to Section 6.1 (Development and Medical Affairs) and Section 6.5 (Diligence Obligations), (a) Novo Nordisk and its Affiliates will have complete control and sole discretion with respect to the Exploitation of the Compounds or Products after the Closing and such control and discretion by Novo Nordisk and its Affiliates could result in the Milestone Payments and Net Sales Payments not being made; and (b) neither Novo Nordisk nor any of its Affiliates or Representatives has furnished or provided, whether written or oral, any assurances or commitments regarding the achievability of the condition to the payment of the Milestone Payments or the Net Sales Payments or the likelihood thereof and Omeros has not relied on, and expressly disclaims any rights with respect to, any such statements in electing to proceed with the execution and delivery of this Agreement.

6.8	Rare Pediatric Priority Review Voucher. [***].

7.         FINANCIAL TERMS

7.1

Upfront Fee. As a one-time payment for the acquisition of the Acquired Assets and the rights licensed to Novo Nordisk under Section 5.1 (Licenses to Novo Nordisk), Novo Nordisk will pay Omeros a one-time up-front fee of $240,000,000 less the Creditor Lien Release Amount (the “Upfront Fee”) in accordance with Section 3.2 (Payment of Consideration).

7.2	Development Milestones.

7.2.1

Development Milestone Events and Payments. Novo Nordisk will make one-time milestone payments (each, a “Development Milestone Payment”) to Omeros upon the first achievement by Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees of each of the development milestone events (each, a “Development Milestone Event”) set forth in Table 7.2.1 below, for the first Covered Product to achieve the applicable Development Milestone Event. For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once upon the first achievement of the applicable Development Milestone Event. No additional Development Milestone Payments will be made for any subsequent achievement of such Development Milestone Event. Novo Nordisk will notify Omeros in writing of the achievement of a Development Milestone Event by Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees no later than [***] days after the achievement thereof. Thereafter, Omeros will provide Novo Nordisk with an invoice for the corresponding Development Milestone Payment, and Novo Nordisk will pay to Omeros such Development Milestone Payment no later than [***] days after its receipt of an invoice for such Development Milestone Payment. If Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees achieve all Development Milestone Events (regardless of the number of times such events occur or the number of Covered Products that trigger such event), then the Development Milestone Payments payable by Novo Nordisk under this Section 7.2.1 (Development Milestone Events and Payments) will not exceed $510,000,000.

Table 7.2.1 – Development Milestones
	Development Milestone Event	Development Milestone Payment for the specified Indication
		[***]	[***]	[***]	[***]
1	[***]	[***]	[***]	[***]	[***]
2	[***]	[***]	[***]	[***]	[***]
3	[***]	[***]	[***]	[***]	[***]
4	[***]	[***]	[***]	[***]	[***]
5	[***]	[***]	[***]	[***]	[***]
[***]

7.2.2	[***]

7.3

Sales Milestones. Subject to Section 7.5 (Expiration of the Net Sales Term) and Section 7.6 (Payment Reductions), Novo Nordisk will make one-time payments (each, a “Sales Milestone Payment” and together with the Development Milestone Payments, the “Milestone Payments”) to Omeros upon the first achievement by Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees of each of the sales-based milestones events (each, a “Sales Milestone Event” and together with the Development Milestone Events, the “Milestone Events”) set forth in Table 7.3 (Sales Milestones) below with respect to aggregate annual Net Sales of Anticipated Products by Novo Nordisk and its Affiliates, licensees, assignees, and Sublicensees, subject to the paragraph below Table 7.3. Each of the Sales Milestone Payments set forth below will be payable [***]. Novo Nordisk will notify Omeros in writing of the achievement of a Sales Milestone Event by Novo Nordisk or its Affiliates, licensee, assignee, or Sublicensees no later than [***] days after the end of the Calendar Quarter in which such Sales Milestone Event is achieved. Thereafter, Omeros will provide Novo Nordisk with an invoice for the corresponding Sales Milestone Payment(s), and Novo Nordisk will pay to Omeros such Sales Milestone Payment(s) no later than [***] days after its receipt of an invoice for such Sales Milestone Payment. If Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees achieve all Sales Milestone Events, then the Sales Milestone Payments payable by Novo Nordisk under this Section 7.3 (Sales Milestones) will not exceed $1,300,000,000.

Table 7.3: Sales Milestones
	Sales Milestone Event	Sales Milestone Payment
1	First Calendar Year in which aggregate annual Net Sales of Anticipated Products are greater than or equal to $[***]	$[***]
2	First Calendar Year in which aggregate annual Net Sales of Anticipated Products are greater than or equal to $[***]	$[***]
3	First Calendar Year in which aggregate annual Net Sales of Anticipated Products are greater than or equal to $[***]	$[***]

If the Anticipated Products that first achieve a Sales Milestone Event included only Covered Products (or included sufficient Covered Products to achieve the applicable Net Sales threshold without including Net Sales of other Anticipated Products), then [***]% of the corresponding Sales Milestone Payment will be payable after the end of the Calendar Quarter in which such Sales Milestone Event was achieved. If the Anticipated Products that first achieve a Sales Milestone Event include Anticipated Products that are not Covered Products (and such Sales Milestone Event has not yet been achieved, and is not for such Calendar Year achieved, by Anticipated Products that are Covered Products), then [***]% of the corresponding Sales Milestone Payment will be payable after the end of the Calendar Quarter in which such Sales Milestone Event was achieved, and, if such Sales Milestone Payment is achieved again in a subsequent Calendar Year, then an additional [***]% of such Sales Milestone Payment will be payable after the end of the Calendar Quarter during the second Calendar Year in which such Sales Milestone Event was again achieved. Notwithstanding any provision to the contrary set forth in this Agreement, no more than [***]% of each Sales Milestone Payment will be due upon the achievement of a given Sales Milestone Event [***].

7.4

Net Sales Payments. Subject to Section 7.5 (Expiration of the Net Sales Term) and Section 7.6 (Payment Reductions), on an Anticipated Product-by-Anticipated Product and country-by-country basis, Novo Nordisk will pay to Omeros tiered payments at the rates set forth in Table 7.4 based on annual aggregate worldwide Net Sales of Anticipated Products in a given Calendar Year during the applicable Net Sales Term for each such Anticipated Product (such payments, “Net Sales Payments”). The Net Sales for all Anticipated Products will be aggregated, for purposes of determining the rates below. [***].

Table 7.4: Net Sales Payments
Portion of Annual Net Sales of Anticipated Products	Net Sales Payment Rate
For that portion of annual Net Sales of Anticipated Products less than or equal to $[***]	[***]%
For that portion of annual Net Sales of Anticipated Products greater than $[***] but less than or equal to $[***]	[***]%
For that portion of annual Net Sales of Anticipated Products greater than $[***] but less than or equal to $[***]	[***]%
For that portion of annual Net Sales of Anticipated Products greater than $[***]	[***]%

7.5

Expiration of the Net Sales Term. Upon expiration of the Net Sales Term for a given Anticipated Product in a given country (a) no further payments under this Article 7 (Financial Terms) will be payable in respect of sales of such Anticipated Product in such country, and (b) the licenses granted to Novo Nordisk under Section 5.1 (Licenses to Novo Nordisk) for such Anticipated Product in such country will automatically become fully paid-up and royalty free and, for the avoidance of doubt, will remain exclusive. For clarity, only a single Net Sales Payment will be payable as a result of one or more Valid Claims claiming an Anticipated Product during its Net Sales Term.

7.6	Payment Reductions.

7.6.1

Lack of Valid Claims. If an Anticipated Product is not Covered by a Net Sales Term Extending Patent Right in a country, then commencing in the first Calendar Quarter following the Calendar Quarter in which such Anticipated Product is not so Covered by a Net Sales Term Extending Patent Right, the Net Sales of such Anticipated Product used for purposes of calculating the Net Sales Payments on such Anticipated Product in such country hereunder, in each case, will be reduced by [***]% for the remainder of its Net Sales Term for such Anticipated Product in such country.

7.6.2	Biosimilar Products. [***]

7.6.3

Third Party Payments. Novo Nordisk may deduct from any payments due and payable by Novo Nordisk to Omeros hereunder an amount equal to [***]% (or, if any such amounts are paid to a Third Party as a result of Omeros’ breach of any of its representations and warranties under Section 10.2 (Representations of Omeros), then [***]% of all such amounts) of the total payments actually paid by Novo Nordisk or its Affiliates, licensees, assignees, or Sublicensees to any Third Party pursuant to an agreement with such Third Party in consideration for rights under any Patent Right or Patent Rights together with Know-How, in each case, owned or controlled by such Third Party (whether by acquisition or license) (including pursuant to Section 8.5.2 (Product Related Third Party Patent Rights) or Section 8.5.4 (Settlement) or as a part of any damages or settlement amounts paid in connection with an action pursuant to Section 8.5.3 (Defense)) that are necessary or reasonably useful for the Exploitation of any Compound or Product (collectively, “Third Party IP Payments”).

7.6.4	Program In-License Deductions. Novo Nordisk may deduct from (a) Net Sales Payments due and payable by Novo Nordisk to Omeros hereunder on an Anticipated Product an amount equal to [***],

7.6.5

Inflation Reduction Act Deductions. If, during the Net Sales Term for an Anticipated Product in the United States, such Anticipated Product is designated as a Selected IRA Drug by the Secretary of the U.S. Department of Health and Human Services, and Novo Nordisk or its Affiliate or its or their licensee or Sublicensee is required to negotiate and is ultimately subject to a Maximum Fair Price that will apply to sales of such Anticipated Product during the Price Applicability Period (the Calendar Quarter during which such event occurred, the “Event Quarter”), then the Net Sales of such Anticipated Product in the United States[***] will be reduced by [***].

7.6.6

Reduction Floor. Notwithstanding the foregoing, in no event will the Net Sales Payments payable to Omeros under Section 7.4 (Net Sales Payments) with respect to an Anticipated Product in a country be reduced in each Calendar Quarter as a result of the cumulative applicable deductions in Section 7.6.1 (Lack of Valid Claims), Section 7.6.2 (Biosimilar Products), Section 7.6.3 (Third Party Payments), to less than [***]% [***]; provided that, no such floor will apply [***].

7.7

Payment Terms. All payments under this Article 7 (Financial Terms) will be paid in accordance with the timing set forth herein and will be non-refundable (other than subject to Section 7.12 (Taxes) below). With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Agreement (except for the payment due under Section 7.1 (Upfront Fee)), the incurring Party will provide an invoice to the other Party, together with reasonable supporting documentation, for such amounts owed. The owing Party will pay any undisputed amounts within [***] days after receipt of the invoice and will pay any disputed amounts owed by such Party within [***] days after resolution of the Dispute. Omeros will invoice Novo Nordisk according to Novo Nordisk’s invoice instructions attached to this Agreement as Schedule 7.7 (Invoice Instructions).

7.8

Currency and Exchange Rate. Net Sales in the Territory will be calculated and reported in USD. With respect to Net Sales invoiced in a currency other than USD, (a) the rate of exchange to be used in computing the currency equivalent in USD of Net Sales used to determine Net Sales Payments payable will be the Calendar Quarter average exchange rate between each currency of origin and USD and (b) the rate of exchange to be used in computing the currency equivalent in USD of Net Sales used to determine the achievement of any Sales Milestone Events will be the Calendar Year average exchange rate between each currency of origin and USD, and in either ((a) and (b)), will be based on the exchange rate source normally used by Novo Nordisk for consolidation of external financial reporting.

7.9

Mode of Payment. All payments to be made by Novo Nordisk to Omeros under this Agreement will be made in USD in immediately available funds. Payments to Omeros will be made by electronic wire transfer to the Omeros Account in accordance with the requirements set forth in Schedule 7.7 (Invoice Instructions).

7.10

Royalty Reports. During the Net Sales Term, on a Calendar Quarter-by-Calendar Quarter basis, Novo Nordisk will, within [***] days after the end of such Calendar Quarter (or within [***] days after Novo Nordisk’s receipt of the relevant Net Sales information from a licensee, assignee, or Sublicensee, if later), provide to Omeros a written report containing the Net Sales on an [***] country-by-country basis, including [***].

7.11

Audit Right. Each Party will keep complete and accurate records relating to the calculations of Net Sales generated in the then current Calendar Year and payments required under this Agreement, for a period of [***] after the end of the Calendar Year in which such payment was due. Each Party will require its Affiliates and its and their respective licensees, assignees, and Sublicensees to retain and provide to the applicable Party all records of payments that such Party would be required to keep as if incurred by such Party, to enable the other Party to audit such records pursuant to this Section 7.11 (Audit Right). Each Party will have the right during the Term and for a period of [***] thereafter, no more than once annually at its own expense, to have an internationally recognized, independent, certified public accounting firm reasonably acceptable to the other Party, currently one of the following: PWC, E&Y, KPMG, or Deloitte (the “Auditor”), selected by it, review any such records of the other Party and its Affiliates, licensees, assignees, and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party subject to the following terms.

7.11.1	Notice. The non-Audited Party will provide the Audited Party at least [***] days’ prior written notice of when its Auditor will visit the Audited Party.

7.11.2

Confidentiality. At least [***] days prior to inspecting any records, the Auditor must enter into a confidentiality agreement with the Audited Party that is reasonably satisfactory to the Audited Party. All books and records made available for inspection or audit will be deemed to be Confidential Information of the Audited Party.

7.11.3

Conduct of Audit. The Audited Party will make their books and records available for review by the Auditor solely to verify that the payments made by the Audited Party under this Agreement were correct. The Audited Party will give access to the Auditor during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of the Audited Party’s standard rules and regulations.

7.11.4

Audit Report. The Auditor will prepare and deliver to each Party a report solely setting out whether the payments made by the Audited Party under this Agreement were correct and the specific details concerning any discrepancies no later than [***] days after the audit has been completed. No other information will be provided to the auditing Party without the prior written consent of the Audited Party. The Auditor will share its findings with the Audited Party prior to delivering the report in order for the parties to in good faith discuss any discrepancies. Any report by the Auditor under this Section 7.11 (Audit Right) will be deemed Confidential Information of the Audited Party and auditing Party will keep such report and any other information received or learned in connection with the audit confidential.

7.11.5

Frequency of Audits. No Calendar Year will be subject to audit under this Section 7.11 (Audit Right) more than once and the audit may cover a period ending not more than [***] months prior to the date of such request; and

7.11.6

Discrepancies. Should such inspection lead to the discovery of a discrepancy to a Party’s detriment, the other Party will, within [***] days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The non-audited Party will pay the full cost of the review unless the underpayment of amounts due to the non-Audited Party is greater than [***]% of the amount due for any consecutive [***]-month period during the entire period being examined, in which case the Audited Party will pay the cost charged by the Auditor for such review. If the audit leads to the discovery of a discrepancy to Novo Nordisk’s detriment, then Novo Nordisk may at its option, in lieu of receiving a payment from Omeros, credit the amount of the discrepancy against future payments payable to Omeros under this Agreement.

7.12	Taxes.

7.12.1

Income Tax. Each Party will be responsible for the payment of any and all income (including capital gains) Taxes levied on the payments it receives under this Agreement, except as provided under Section 7.12.3 (Withholding Tax Actions).

7.12.2

Withholding Tax. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law; provided that the Parties agree to use reasonable best efforts to avoid, in accordance with Applicable Law, double taxation or similar obligations. The Parties agree no Taxes are required to be withheld from the payments made to Omeros pursuant to this Agreement under the current Applicable Law; provided that Omeros delivers a duly completed and validly executed Internal Revenue Service Form W-9 to Novo Nordisk. To the extent either Party that makes a payment (the “Paying Party”) to the other Party (the “Recipient”) under this Agreement is required under Applicable Law to deduct and withhold Taxes on any such payment, the Paying Party will (a) deduct those withholding Taxes from the payment or from any other payment owed by the Paying Party; (b) pay the amount of such withholding Taxes to the proper Governmental Authority in a timely manner; and (c) send to the Recipient evidence of such payment and any related governmental receipt or certificate provided. The Paying Party will use commercially reasonable best efforts to provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and provide a reasonable opportunity to furnish any forms, certificates, or other items necessary in order to reduce or eliminate such deduction or withholding, including as may be necessary in order for the Paying Party to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty, in accordance with Applicable Law. Each Party will [***] to provide the other Party with assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement. In the event that a Governmental Authority retroactively determines that a payment made by a Paying Party to the Recipient pursuant to this Agreement should have been subject to withholding (or to additional withholding) Taxes, and the Paying Party remits such withholding Taxes to the Governmental Authority, the Paying Party will have the right (i) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence or misconduct of the Paying Party), against future payment obligations of the Paying Party under this Agreement, or (ii) to invoice the Recipient for such amount (which will be payable by the Recipient within [***] days of its receipt of such invoice).

7.12.3

Withholding Tax Actions. Notwithstanding any provision to the contrary set forth in this Section 7.12 (Taxes), but subject to Recipient’s obligation to provide the Paying Party with information or documentation necessary to reduce or eliminate deduction or withholding pursuant the third sentence of Section 7.12.2 (Withholding Tax), the Parties acknowledge and agree that if the Paying Party (or its assignee pursuant to Section 15.1 (Assignment)) is required by Applicable Law to withhold Taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises or (is increased) solely as a result of any assignment of this Agreement by the Paying Party, a Change of Control of the Paying Party, a change in Tax residency of the Paying Party, or a change in the entity making payment under this Agreement, then [***].

7.12.4

VAT. For the avoidance of doubt, any consideration payable under this Agreement is exclusive of VAT. If VAT is payable in respect of any payments under this Agreement, then the Paying Party will pay such VAT at the applicable rate in respect of such payment to the Recipient or to the relevant Taxing Authority, as appropriate. Where VAT reverse charge is applicable, the Paying Party will declare and pay the VAT to the relevant Taxing Authority. VAT (if any) will become due and payable to the Recipient (if appropriate) upon presentation of a valid VAT invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction) and which complies with the requirements in Schedule 7.7 (Invoice Instructions).

7.12.5

Indirect Tax. It is understood and agreed between the Parties that all payments made under this Agreement are exclusive of indirect Taxes (including VAT, transfer, documentary, sales, use, stamp, registration, tariffs, goods and services Tax, consumption Tax, and other similar Taxes (each an “Indirect Tax”)). If any Indirect Taxes are chargeable in respect of any payments under Applicable Law, the Paying Party will pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an invoice in the appropriate form issued by the Recipient in respect of those payments and indicating applicable Indirect Taxes. The Parties will, in accordance with Applicable Laws, use commercially reasonable best efforts to reduce non-deductible VAT in connection with this Agreement. If the Indirect Taxes originally paid or otherwise borne by the Paying Party are in whole or in part subsequently determined not to have been chargeable, commercially reasonable steps will be taken by the Recipient to receive a refund of these undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of such undue Indirect Taxes repaid by such authority to the Recipient, net of any reasonable out-of-pocket costs incurred by the Recipient in obtaining such refund, and net of any income Taxes incurred by the Recipient in respect of such amount of refund received, will be transferred to the Paying Party within [***] days of receipt. The Parties will reasonably cooperate with each other in seeking any tax exemption or credits that may be available, including with respect to any tariffs, Development, or Products, including reasonable provision of invoices and other documentation, that could provide a material Tax benefit to either Party. The Parties will use reasonable efforts to provide, and to cause their respective Affiliates, subcontractors, sublicenses, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of (a) any current Tax Applicable Law (e.g., Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations) or (b) any Tax Applicable Law enacted during the term of this Agreement that could provide a material Tax benefit to either Party.

8.        INTELLECTUAL PROPERTY.

8.1

Ownership of Background Technology. Subject to the license granted to Novo Nordisk under Section 5.1 (Licenses to Novo Nordisk), the assignment to Novo Nordisk of the Acquired Assets, the terms of this Article 8 (Intellectual Property), and the terms and conditions of the Transition Services Agreement, each Party will retain ownership of all rights, title, and interests in and to any Patent Rights and Know-How that it Controls prior to the Effective Date or that such Party develops or acquires outside the scope of performance of activities under this Agreement, the Transition Services Agreement, or any Ancillary Agreement.

8.2	Ownership of Arising Technology.

8.2.1

Arising Sideground Technology. Subject to the license granted to Novo Nordisk under Section 5.1 (Licenses to Novo Nordisk) and Section 8.1 (Ownership of Background Technology), as between the Parties, Omeros will own all rights, title, and interests in and to any (a) [***], the “Arising Sideground Know-How”) and (b) any Patent Rights Covering any such Arising Know-How (“the Arising Sideground Patent Rights”, and together with the Arising Sideground Know-How, the “Arising Sideground Technology”).

8.2.2

Other Arising Technology. Other than [***] (such Arising Know-How and such Patent Rights, collectively, the “Assigned Arising Technology”). Omeros hereby does, and will cause its Affiliates to, assign to Novo Nordisk, all rights, title, and interests held by Omeros or its Affiliates in any Assigned Arising Technology, and Novo Nordisk hereby accepts such assignment. Upon Novo Nordisk’s written request, Omeros will provide Novo Nordisk with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment. To the extent that Omeros is not able to assign to Novo Nordisk any such [***], Omeros hereby grants to Novo Nordisk an exclusive, perpetual, irrevocable, transferrable, and sublicensable (through multiple tiers) license to use, practice, and otherwise Exploit such Arising Know-How or any Patent Rights that Cover any such Arising Know-How, in each case, for any and all purposes.

8.3	Prosecution and Maintenance.

8.3.1

Omeros Sole Right. Subject to Section 8.3.5 (Cooperation), Omeros will have the sole right, but not the obligation, to Prosecute and Maintain in all jurisdictions in the Territory all (a) [***] and (b) [***] in each case ((a) and (b)), at its cost and expense and will keep Novo Nordisk reasonably informed with respect thereto.

8.3.2

Novo Nordisk Sole Right. Subject to Section 8.3.5 (Cooperation), Novo Nordisk will have the sole right, but not the obligation, to Prosecute and Maintain in all jurisdictions in the Territory all (a) [***] (b) [***], and (c) [***], in each case ((a)-(c)), that are not [***], at its cost and expense.

8.3.3

Omeros First Right. Subject to Section 8.3.1 (Omeros Sole Right) and Section 8.3.5 (Cooperation), Omeros will have the first right, but not the obligation, to Prosecute and Maintain in all jurisdictions in the Territory all Licensed Patent Rights other than those within the [***] (the “Omeros First Right Licensed Patent Rights”). If Omeros elects to cease to Prosecute and Maintain in any country any such Omeros First Right Licensed Patent Rights [***], then Omeros will provide Novo Nordisk with written notice of such election not less than [***] days prior to the next filing or payment date for such Patent Right, and Novo Nordisk will have the right to assume responsibility using patent counsel of its choice, for the Prosecution and Maintenance of [***] at its cost and expense [***].

8.3.4

Novo Nordisk First Right. Subject to Section 8.3.5 (Cooperation), Novo Nordisk will have the first right, but not the obligation, to Prosecute and Maintain in all jurisdictions in the Territory (a) [***] (such Licensed Patent Rights that Novo Nordisk has such first rights to Prosecute and Maintain, in each case ((a) and (b)), the “Novo Nordisk First Right Licensed Patent Rights”), and (c) any [***] (such Net Sales Term Extending Patent Rights that are issued patents and that Novo Nordisk has such first rights to Prosecute and Maintain, in each case ((i) through (iii)), the “Novo Nordisk First Right Net Sales Patent Rights”) at its cost and expense and will keep Omeros reasonably informed with respect thereto. In Prosecuting and Maintaining the Novo Nordisk First Right Licensed Patent Rights or Novo Nordisk First Right Net Sales Patent Rights, Novo Nordisk [***]. If Novo Nordisk elects not to Prosecute and Maintain in any country any Novo Nordisk First Right Licensed Patent Rights or Novo Nordisk First Right Net Sales Patent Rights, then Novo Nordisk shall provide Omeros with written notice of such election not less than [***] days prior to the next filing or payment date for such Patent Right, and Omeros will have the right to assume responsibility using patent counsel of its choice, for the Prosecution and Maintenance of such Novo Nordisk First Right Licensed Patent Right or Novo Nordisk First Right Net Sales Patent Rights, at its cost and expense [***].

8.3.5

Cooperation. Each Party will provide the other Party all reasonable assistance and cooperation in the Prosecution and Maintenance of the Transferred Patent Rights Licensed Patent Rights pursuant to this Section 8.3 (Prosecution and Maintenance), including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance, and providing patent authority correspondence and related documents.

8.4	Third Party Infringement.

8.4.1

Notification. During the Term, (a) Novo Nordisk will promptly inform Omeros in writing if either Party becomes aware of any suspected, threatened, or actual infringement by any Third Party of any Transferred Patent Right, and (b) Omeros will promptly inform Novo Nordisk in writing if either Party becomes aware of any suspected, threatened, or actual infringement by any Third Party of any Licensed Patent Right (each, an “Infringement”), including any Infringement that [***] (a “Competing Infringement”). [***].

8.4.2	Other Infringement; Omeros First Right to Enforce; Novo Nordisk Second Right. [***].

8.4.3	Infringement; Novo Nordisk Sole Right to Enforce. [***].

8.4.4	Infringement; Omeros Sole Right to Enforce. [***].

8.4.5	Competing Infringement; Novo Nordisk First Right to Enforce; Omeros Second Right. [***].

8.4.6	Settlement. [***].

8.4.7

Expenses and Recoveries. A Party bringing an enforcement action under this Section 8.4 (Third Party Infringement) against any Third Party will be solely responsible for any costs and expenses incurred by such Party or the other Party (upon such enforcing Party’s request) as a result of such action. If such Party recovers monetary damages from such Third Party in such action, then such recovery will first be applied to all Out-of-Pocket Costs incurred by the Parties in connection therewith, including attorneys’ fees, but excluding [***]. If such recovery is insufficient to cover all such costs and expenses of both Parties, then [***]. If after such reimbursement any funds remain from such damages recovered, then such funds will be shared as follows: [***].

8.4.8

Assistance. Each Party will have the right to request assistance from the other Party in connection with an enforcement action undertaken pursuant to this Section 8.4 (Third Party Infringement). If a Party requests such assistance from the other Party, then the requesting Party will pay all of the costs and expenses incurred by the other Party for providing such requested assistance, which assistance will not be unreasonably withheld, conditioned, or delayed.

8.5	Third Party Rights.

8.5.1

Notification. With respect to (a) the practice of a [***] each Party will promptly notify the other Party of any written allegation that such Party receives that any activity pursuant to this Agreement infringes or misappropriates any Patent Right or other Intellectual Property rights of any Third Party, and (b) the practice of any [***].

8.5.2

Product Related Third Party Patent Rights. Subject to Section 8.5.3 (Defense) and Section 8.5.4 (Settlement), with respect to any Third Party Patent Right or other Intellectual Property right notified under Section 8.5.1 (Notification), as between the Parties, Novo Nordisk will have the sole right to seek a license [***].

8.5.3

Defense. Without altering a Party’s financial responsibilities for any such matter as set forth in Article 12 (Indemnification), if applicable, Novo Nordisk will have the first right, but not the obligation, to defend any Third Party claim or assertion that [***], at Novo Nordisk’s cost and expense. Omeros will reasonably cooperate with Novo Nordisk, including if required to conduct such defense, furnishing a power of attorney, at Novo Nordisk’s reasonable request and expense.

8.5.4

Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), neither Party will settle any claim notified under Section 8.5.1 (Notification) in any manner that would impose any material obligations, restriction, or limitation on the other Party; [***].

8.5.5

Cooperation. Each Party will have the right to request reasonable assistance from the other Party in connection with a defense action undertaken pursuant to this Section 8.5 (Third Party Rights), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. If a Party requests such assistance from the other Party, then the requesting Party will pay all of the costs and expenses incurred by the other Party for providing such requested assistance, which assistance will not be unreasonably withheld, conditioned, or delayed. The Parties will otherwise reasonably cooperate with one another in defending any action undertaken pursuant to this Section 8.5 (Third Party Rights), at the cost and expense of the Party controlling such defense.

8.6

Patent Right Term Extension. Novo Nordisk will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extension under the Drug Price Competition and Patent Right Restoration Act of 1984 in the U.S., supplementary protection certificates in the member states of the EU and their equivalents throughout the Territory, or equivalents thereto in any country in the Territory, in each case, arising from the Regulatory Approval of or otherwise applicable to a Product (hereinafter “Patent Term Extensions”). Novo Nordisk will have the exclusive right to file for Patent Term Extensions in any Licensed Patent Right with respect to the Products. All such costs and expenses relating to a Product’s Patent Term Extensions will be borne solely by Novo Nordisk. Upon the reasonable request of, and at the cost and expense of, Novo Nordisk, Omeros will provide support, assistance, and all necessary documents, in full executed form if needed, to Novo Nordisk for the purpose of supporting, filing, obtaining, and maintaining such Patent Term Extensions.

8.7

Regulatory Patent Right Listings. Novo Nordisk will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Licensed Patent Right in the then-current edition of the FDA’s Purple Book in connection with the Regulatory Approval of any Product, or in equivalent patent listings in any other country within the Territory with respect to the Product.

9.        CONFIDENTIALITY; PUBLICITY; PRIVILEGE.

9.1

Confidential Information; Non-Disclosure and Non-Use Obligations. Notwithstanding any provision to the contrary set forth in this Agreement: (a) the existence and terms of this Agreement and the Ancillary Agreements will be Confidential Information of both Parties (and both Parties will be deemed to be the Disclosing Party and the Receiving Party with respect thereto), (b) all confidential or proprietary information included in the Excluded Assets and the Excluded Liabilities will be the Confidential Information of Omeros; and (c) following the Closing, all confidential or proprietary information, to the extent included in the Acquired Assets, Assumed Liabilities, or the Program will be Confidential Information of Novo Nordisk. Omeros acknowledges and stipulates that the Licensed Know-How may include valuable trade secrets, and Omeros will not and will not permit any of its Affiliates, sublicensees, or subcontractors to, access, use, or otherwise exploit such Licensed Know-How, other than on confidentiality terms at least as protective as the confidentiality provisions of this Agreement, and Omeros will use reasonable efforts to protect the confidentiality of such trade secrets; [***]. Prior to the Closing, Omeros and Novo Nordisk acknowledge that they each are and remain bound by the terms of the Mutual Confidentiality Agreement. Each of Omeros and Novo Nordisk will abide by the terms of the Mutual Confidentiality Agreement, the terms of which are incorporated herein by reference. The Mutual Confidentiality Agreement will remain in full force and effect until the Closing, and will automatically terminate upon the Closing. During the period commencing on the Closing and ending on the expiration of the Term, and for a period of [***] thereafter, each Party agrees that a Party (the “Receiving Party”) that receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement will: (i) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (ii) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 9 (Confidentiality; Publicity; Privilege); and (iii) not use such Confidential Information for any purpose except those permitted under this Agreement or any Ancillary Agreement, including the exercise of each Party’s rights and performance of its obligations hereunder and thereunder and, the exercise of the licenses granted to such Party hereunder and, in the case of Novo Nordisk, the Exploitation or practice of the Acquired Assets and Assigned Arising Technology conveyed to Novo Nordisk hereunder.

9.2	Exemptions. The following information will not be deemed Confidential Information for purposes of, or subject to the confidentiality obligations set forth in, this Agreement:

9.2.1

information that is known by the Receiving Party at the time of its receipt from the Disclosing Party without any obligation to keep it confidential or restriction on its use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s contemporaneous written records;

9.2.2	information that is or becomes publicly available or part of the public domain through no breach of this Agreement or any Ancillary Agreement by the Receiving Party;

9.2.3

information that, after disclosure by the Disclosing Party, is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality or any restriction on use with respect to such information; and

9.2.4

information that is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s contemporaneous written records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3

Permitted Disclosures. In addition to the exceptions contained in Section 9.1 (Confidential Information; Non-Disclosure and Non-Use Obligations) and Section 9.2 (Exemptions), the Receiving Party may disclose Confidential Information of the Disclosing Party (including the existence and terms of this Agreement):

9.3.1

if such disclosure is required by Applicable Law, including as may be required in connection with any filings made with, or by the rules and regulations of a major stock exchange (in which case the terms of such disclosures will be subject to Section 9.6.2 (Confidential Treatment));

9.3.2	if prosecuting or defending litigation in accordance with the terms of this Agreement, including responding to a subpoena in a Third Party litigation;

9.3.3

with respect to the Licensed Technology, where Omeros is the Receiving Party, to Exploit compounds and products owned or controlled by Omeros that are not Compounds and Products; provided that such Exploitation is permitted under, and consistent with, the terms and conditions of this Agreement;

9.3.4

if such disclosure is deemed necessary by the Receiving Party to be disclosed to such Party’s attorneys, independent accountants, or financial advisors for the sole purpose of enabling such attorneys, independent accountants, or financial advisors to provide advice to the Receiving Party, provided that such attorneys, independent accountants, and financial advisors are bound by confidentiality and non-use obligations substantially as protective as the provisions of this Agreement as they apply to the Receiving Party;

9.3.5	[***]

9.3.6

to any bona fide potential or actual investor, lenders, financing sources, or acquirors (and their applicable advisors and representatives) for the sole purpose of diligence for a potential investment, acquisition, merger, or public offering; provided that, with respect to both Parties, such disclosure will be limited to the terms of this Agreement, the Ancillary Agreements (unless otherwise agreed in writing by the other Party), reports provided under Section 7.10 (Royalty Reports) and any Sharable Summaries, and in all such instances, any such parties are bound by confidentiality and non-use obligations no less protective than the provisions of this Agreement as they apply to the Receiving Party; and

9.3.7

to its Affiliates; and each of its and its Affiliates’ employees, licensees, Sublicensees, or prospective licensee, Sublicensees, subcontractors, or prospective subcontractors, in each case, on a strict “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement and the Ancillary Agreements; provided that, such parties are bound by confidentiality and non-use obligations no less protective than, the provisions of this Agreement as they apply to the Receiving Party; provided further that (a) the financial terms of this Agreement will be redacted from any such disclosure of the terms of this Agreement, and (b) the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 9.3.7 (Permitted Disclosures) to treat such Confidential Information as required under this Article 9 (Confidentiality; Publicity; Privilege).

If and whenever any Confidential Information is disclosed in accordance with this Section 9.3 (Permitted Disclosures), such disclosure will not itself cause any such information to cease to be Confidential Information. Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3 (Permitted Disclosures), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure.

In addition, if the Receiving Party, after consultation with counsel, determines it is required by Applicable Law to disclose Confidential Information of the Disclosing Party, then the Receiving Party will promptly inform the Disclosing Party of the disclosure that is being sought (and to the extent possible, with at least [***] Business Days’ prior notice) in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure (including, as applicable, redaction of such disclosure) and will reasonably cooperate with the Disclosing Party to do so. Without limiting the foregoing, the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by counsel is legally required to be disclosed.

9.4

Breaches of Confidentiality. The Receiving Party will remain responsible for any non-compliance of this Article 9 (Confidentiality; Publicity; Privilege) by its Representatives who receives Confidential Information. The Receiving Party will promptly notify the Disclosing Party when the Receiving Party becomes aware of any breach of this Article 9 (Confidentiality; Publicity; Privilege) by any Person to whom the Receiving Party has disclosed any Confidential Information. The Receiving Party will provide all reasonable assistance to the Disclosing Party in connection with any action, demand, claim, or proceeding that the Disclosing Party may institute against any such Person in respect of such disclosure.

9.5

Publication. Notwithstanding any provision to the contrary set forth in this Agreement, following the Closing, Novo Nordisk will have the sole right to publish the results related to any Compound or Product and any information related to the Compounds and Products in academic, scientific, and medical publications or public presentations, and Omeros may not publish the results related to any Compound or Product or any Assigned Arising Technology, in each case, without Novo Nordisk’s prior written approval.

9.6	Publicity.

9.6.1

Press Releases. The Parties have agreed that the contents of an initial press release to be issued jointly by the Parties promptly after the Effective Date will be substantially in the form attached hereto as Schedule 9.6.1 (Press Release). Except as may be expressly permitted under Section 9.3 (Permitted Disclosures) or Section 9.5 (Publication), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party, except for either Party’s references to the other as licensor (or seller) or licensee (or buyer) (as applicable) under this Agreement. After the issuance of any such press release or any other permitted public disclosure by a Party, the publishing Party may make subsequent public disclosures reiterating such same information without having to obtain the other Party’s prior consent and approval so long as such same information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Notwithstanding the foregoing, neither Party will be required to obtain the consent of the other Party prior to making any public disclosure that is (i) required by Applicable Law (subject to such Party’s obligations to consult with counsel to limit such disclosures only to information such Party is legally required to disclose in accordance with Section 9.3 (Permitted Disclosures)); and (ii) consistent with, and still up-to-date in view of, other public disclosure made by the Parties in accordance with the terms of this Section 9.6.1 (Press Releases). Notwithstanding the foregoing, Omeros shall be permitted to make public announcements regarding its Exploitation of the Grandfathered MASP-3 Products, its exploitation of products pursuant the licenses and rights granted under Section 5.2 (Licenses to Omeros), or its conduct of the activities permitted under Section 5.4 (Exclusivity), in each case, without the prior written approval of Novo Nordisk; and Novo Nordisk shall be permitted to make public announcements regarding the Compounds and the Products, and its Exploitation thereof, without the prior written approval of Omeros.

9.6.2

Confidential Treatment. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) with the SEC or other Governmental Authorities. Each Party will be entitled to make such a required filing, provided that it initially files a redacted copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) (“Redacted Agreement”) and requests confidential treatment of certain terms of this Agreement for a reasonable period of time. In the event of any such filing, each Party will (a) permit the other Party to review and comment upon such request for confidential treatment (including the Redacted Agreement) and any subsequent correspondence with respect thereto at least [***] Business Days in advance of its submission to the SEC or such other Governmental Authorities (to the extent practicable), (b) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with Applicable Law governing redaction of information from material agreements that must be publicly filed in the applicable country, (c) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (d) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available, and (e) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the redactions proposed by such Governmental Authority in the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.

9.6.3

No Other Use of Company Names. Except as otherwise expressly set forth herein, neither Party will use the name, trademark, trade name, or logo of the other Party, its Affiliates or its or their employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party; provided that each Party may reference the other Party in partnering, investor, and corporate presentations and discussions to the extent such referenced information is in the public domain and already connected to such other Party.

9.7

Attorney-Client Privilege. The Parties acknowledge and agree that both Omeros and Novo Nordisk may have a common interest in a potential Proceeding arising from the transactions contemplated hereby, and that neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Laws of any jurisdiction as a result of disclosing information pursuant to this Agreement or any Ancillary Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

10.        REPRESENTATIONS AND WARRANTIES; COVENANTS.

10.1

Mutual Representations. Except as disclosed in the disclosure schedule delivered by Omeros or Novo Nordisk, as applicable, on the date hereof, which disclosure schedule will be organized into sections corresponding to the Sections (or, if applicable, subsections) of this Section 10.1 (Mutual Representations) or, in the case of Omeros, Section 10.2 (Representations of Omeros) (provided, that any disclosure in a Section or subsection of the disclosure schedule shall apply to the corresponding Section or subsection of this Section 10.1 (Mutual Representations), or, in the case of Omeros, Section 10.2 (Representations of Omeros), as well as to the matters represented or warranted in such other Sections or subsections of this Section 10.1 (Mutual Representations), or, in the case of Omeros, Section 10.2 (Representations of Omeros) with respect to which it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify) (the “Omeros Disclosure Schedule,” and the “Novo Nordisk Disclosure Schedule,” as applicable), each of Omeros and Novo Nordisk hereby represents and warrants, as of the Execution Date and the Closing as follows:

10.1.1

Organization. Such Party is a legal entity duly organized, validly existing and, where relevant, in good standing under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Each Party is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, with respect to Omeros, as would not have a Material Adverse Effect, and, with respect to Novo Nordisk, as would not reasonably be expected to materially delay, prevent or impair the consummation of the transactions contemplated by this Agreement.

10.1.2

Binding Agreement. This Agreement has been duly and validly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, and each Ancillary Agreement will be, prior to the Closing, duly and validly executed and delivered by such Party (or its applicable Affiliate) and will, upon the Closing, constitute a legal, valid and binding obligation of such Party, in each case enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar Applicable Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

10.1.3

Authorization. Such Party has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated pursuant to this Agreement. The execution and delivery by such Party of this Agreement and each such Ancillary Agreement, the performance by such Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Party and its applicable Affiliates, and no further approval or authorization of any equity holder, shareholder, or other holder of securities of Omeros is necessary in connection therewith.

10.1.4

No Conflicts. The execution, delivery, and performance by such Party of this Agreement and each Ancillary Agreement to which it is party, the consummation of the transactions contemplated herby and thereby, and its compliance with the terms and conditions hereof and thereof do not and will not (a) with respect to Omeros, conflict with, result in a breach of, constitute a default under, give rise to any right of or result in the termination, cancellation, modification, or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Party under, or to a loss of any benefit to which such Party is entitled under, any Transferred Contract, (b) violate any provisions of its Organizational Documents, (c) violate or result in any violation of any Applicable Law to which such Party is subject or may be bound, (d) violate or result in any violation of any Order of any Governmental Authority entered against it or by which any of its property is bound, (e) result in the creation of any Lien (other than a Permitted Lien) on any Acquired Asset, or (f) result in a fraudulent conveyance under the Applicable Laws of any jurisdiction applicable to such Party, whether on or after the Closing.

10.1.5

No Further Governmental Approval. Except for compliance with and filings under the HSR Act and any other Antitrust Laws and the expiration or early termination of any waiting period with respect thereto or the receipt of any consent thereunder, and the consents required for the transfer of the Governmental Authorization included in the Acquired Assets to Novo Nordisk, no government authorization, consent, approval, license, exemption of or filing, or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement and each Ancillary Agreement, for the performance by such Party of its obligations under this Agreement and each Ancillary Agreement, or to consummate the transaction contemplated by this Agreement and each Ancillary Agreement, except, with respect to Omeros, as would not reasonably be expected to be material to any Acquired Asset, any Assumed Liability or the Program, or, with respect to Novo Nordisk, as would not reasonably be expected to materially delay, prevent or impair the consummation of the transactions contemplated by this Agreement.

10.1.6

No Further Third Party Approval. Except for compliance with and any filings under the HSR Act and any other Antitrust Laws and the expiration or early termination of any waiting period with respect thereto or the receipt of any consent thereunder, and the consents required for the transfer of the Governmental Authorization included in the Acquired Assets to Novo Nordisk, such Party has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement and each Ancillary Agreement, for the performance by it of its obligations under this Agreement and each Ancillary Agreement, or to consummate the transaction contemplated by this Agreement and each Ancillary Agreement.

10.1.7

Non-Use and Non-Disclosure by Representatives. It has obtained from each of its existing employees, independent contractors, subcontractors, consultants, Sublicensees, agents, and others who perform activities for such Party under this Agreement (collectively, “Representatives”), written agreements containing obligations of confidentiality and non-use and an assignment to the applicable Party of all inventions and intellectual property rights (and all of such Person’s rights thereto) for which Omeros or Novo Nordisk is intended to have ownership or license rights under this Agreement such that no such Representative will retain any rights to such inventions or intellectual property rights that would prevent or conflict with Omeros’ or Novo Nordisk’s (as applicable) rights of ownership or use of such inventions or intellectual property rights as contemplated under this Agreement.

10.1.8

Orders. There are no Orders issued by any Governmental Authority binding on Novo Nordisk or any of its Affiliates, and there are no, and since [***], there have been no, to Novo Nordisk’s knowledge, Proceedings pending or threatened in writing by or against Novo Nordisk or any of its Affiliates as would reasonably be expected to materially delay, prevent or impair the consummation of the transactions contemplated by this Agreement.

10.1.9

Novo Nordisk Sufficiency of Funds. Novo Nordisk has as of the date of this Agreement and will have at the Closing (a) sufficient funds to make all payments contemplated by this Agreement in connection with the transactions contemplated by this Agreement at the time such payments become due and payable; and (b) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement.

10.2

Representations of Omeros. Except as disclosed in the Omeros Disclosure Schedule (it being understood that any disclosure in a Section or subsection of the Omeros Disclosure Schedule shall apply to the corresponding Section or subsection of Section 10.1 (Mutual Representations) or this Section 10.2 (Representations of Omeros) as well as to the matters represented or warranted in such other Sections or subsections of Section 10.1 (Mutual Representations) or this Section 10.2 (Representations of Omeros) with respect to which it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify), Omeros hereby further represents and warrants to Novo Nordisk as of the Execution Date and the Closing that:

10.2.1	Authority to Grant Rights. Omeros has the full right, power, and authority to grant all of the licenses and rights granted to Novo Nordisk under this Agreement.

10.2.2

Sole Ownership. No Affiliate of Omeros owns, Controls, or otherwise holds rights to any assets, property, rights, or interests (including any Intellectual Property) in or to any Compound, Product, or Acquired Asset. Except as otherwise set forth on Schedule 10.2.2 (Sole Ownership), all Acquired Assets and Licensed Technology, are owned or Controlled by Omeros. Except as set forth on Section 10.2.2 of the Omeros Disclosure Schedule, to Omeros’ Knowledge, no Third Party owns or otherwise holds rights or interests under the Transferred Intellectual Property or the Licensed Technology to Exploit any Compound or Product.

10.2.3	Title.

(a)

Omeros has, and as of the Closing, Omeros will have good, marketable, and valid title to, or a valid leasehold interest in or a valid license to use all of the Acquired Assets and Licensed Technology, free and clear of all Liens (including claims by any Governmental Authority or academic or non-profit institution) other than Permitted Liens, and the Acquired Assets and Licensed Technology are not subject to any other Third Party agreement or existing royalty or other payment obligations to any Third Party, other than as set forth in the Program In-Licenses.

(b)	Omeros has the right to grant to Novo Nordisk the licenses and rights granted herein with respect to the Licensed Technology.

(c)

At the Closing, except with respect to the Delayed Acquired Assets, Novo Nordisk will acquire from Omeros good and marketable title to, or valid contract rights to, as applicable, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(d)

To Omeros’ Knowledge, any finished clinical samples of any Product that are included in the Inventory were Manufactured on behalf of Omeros or its Affiliates in all material respects in compliance with GMPs, and comparable state and foreign Applicable Laws, and other Applicable Law. All other materials comprising the Inventory are of a quality and quantity usable in the ordinary course of business consistent with past practices.

10.2.4	Absence of Changes.

(a)	From [***] through the Execution Date, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)

From [***] through the Execution Date, other than with respect to the transactions contemplated by this Agreement, the Program has been conducted, in all material respects, in the ordinary course of business consistent with past practices.

(c)

Except as set forth in Section 10.2.4(c) of the Omeros Disclosure Schedule, from [***] through the Execution Date, none of Omeros or any of its Subsidiaries has taken any of the actions described in Section 10.4.1(b) (Conduct of the Business) (other than Sections 10.4.1(b)(ix), 10.4.1(b)(xi), 10.4.1(b)(xii) 10.4.1(b)(xiv) and 10.4.1(b)(xv)).

(d)

The transactions contemplated by the Contract set forth on Section 10.2.4(d) of the Omeros Disclosure Schedule will not materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

10.2.5	Transferred Contracts; Shared Contracts.

(a)	Set forth on Section 10.2.5(a) of the Omeros Disclosure Schedule is a true, complete, and accurate list, as of the Execution Date, of each Transferred Contract and each Shared Contract that:

(i)	contains any non-compete, exclusivity, most-favored nations, or similar provisions that restricts the Program, the Exploitation of any Compound or Product, or the Acquired Assets;

(ii)

grants any option, right of first refusal or right of first offer or similar right to, contingent or otherwise, that limits or purports to limit the ability of Omeros or its Affiliates (or following the Closing, Novo Nordisk or any of its Affiliates), or that grants any Third Party the right to own, operate, sell, transfer, pledge, or otherwise dispose of, any Acquired Assets or any portion of the Program;

(iii)	creates a partnership, joint venture, or similar arrangement;

(iv)

is a Contract related to the Program (other than any employment or consulting Contract) that involved the payment of more than $[***] (or equivalent local currency) in the year ending on [***] or which Omeros reasonably anticipates will involve the payment of more than such amount in the year ending on [***] under such Contract;

(v)

is a Contract for the purchase of services, materials, supplies, or equipment by Omeros or its Affiliates related to the Program that involved the payment of more than $[***] (or equivalent local currency) in the year ending on [***] or that Omeros reasonably anticipates will involve the payment of more than such amount in the year ending on [***];

(vi)	is a Contract with a Top Supplier;

(vii)	is a Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $[***] (or equivalent local currency);

(viii)

under which Omeros or any Affiliate thereof has granted or received a license to any Intellectual Property used, useful, or held for use in the operation of the Program (but excluding any licenses for generally available off-the-shelf software);

(ix)

relates to the conduct of Clinical Trials of any Compound or Product, including any such Contract with investigators, contract research organizations, Clinical Trial sites, and Clinical Trial support services;

(x)	is a Contract in which Omeros or any of its Affiliates has granted Manufacturing, marketing, or distribution rights relating to any Compound or Product;

(xi)

is a Contract with any academic institution, research center, or Governmental Authority (or any Person working for or on behalf of any of the foregoing) that relates to any Compound or Product, including the Development or other creation of any Intellectual Property related to any Compound or Product; or

(xii)

is a Contract used, useful, or held for use in the operation of the Program under which Omeros or any Affiliate thereof provides for or receives any royalty, milestone, profit sharing, contingent, or deferred payments or similar obligations of any kind with respect to any Compound or Product.

(b)

Each Transferred Contract and each Shared Contract is in full force and effect and constitutes a legal, valid and binding agreement of Omeros or its applicable Affiliates and, to Omeros’ Knowledge, each other party thereto, and is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar Applicable Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)

None of Omeros or its applicable Affiliates are in, or, to Omeros’ Knowledge, are alleged to be in, material breach of or material default under any of the Transferred Contracts or Shared Contracts, and to Omeros’ Knowledge, no other party to any of the Transferred Contracts has materially breached or defaulted thereunder or otherwise taken any action that would give rise to any right of or result in the termination, cancellation, modification, or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation thereunder, or to a loss of any benefit thereunder.

(d)

Since [***] through the Execution Date, neither Omeros nor any of its applicable Affiliates has received from or delivered to any counterparty to a Transferred Contract or Shared Contract any written notice (i) alleging actual or alleged violation or breach of, or default under, such Transferred Contract or Shared Contract or (ii) stating intent to cancel or terminate such Transferred Contract or Shared Contract.

(e)

Omeros has, prior to the Execution Date, delivered to, or made available to, Novo Nordisk or its Representatives, true, complete, and accurate copies of each Transferred Contract and Shared Contract, including all amendments, modifications, and waivers relating thereto.

(f)

Except for the Excluded Contracts, the Transferred Contracts constitute all of the material Contracts that are necessary or useful to enable Novo Nordisk, immediately following the Closing, to conduct the Program as currently conducted by Omeros and its Affiliates as of the Closing.

10.2.6

Orders. There are no Orders issued by any Governmental Authority binding on the Program or the Acquired Assets, and there are no, and since [***], there have been no, Proceedings pending (or, to Omeros’ Knowledge, threatened in writing) by or against Omeros or any of its Affiliates with respect to the Acquired Assets, Assumed Liabilities or the Program. “Proceedings” as used in this Section 10.2.6 (Orders) will not include any patent office proceedings, such as any oppositions, interferences, reissue proceedings, ex-parte reexaminations, or post-grant proceedings for a Patent Right. To Omeros’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any Proceeding or Order described in the preceding sentence.

10.2.7	Compliance with Law.

(a)

Omeros and its Affiliates hold all Governmental Authorizations included in the Acquired Assets. Omeros and its Affiliates are operating in material compliance with all such Governmental Authorizations included in the Acquired Assets. There are no Proceedings pending or, to Omeros’ Knowledge, threatened in writing which would reasonably be expected to result in the limitation, adverse modification, revocation, cancellation, or suspension of any such Governmental Authorizations included in the Acquired Assets. Section 10.2.7(a) of the Omeros Disclosure Schedule sets forth a true, complete, and accurate list of all Regulatory Approvals included within the Governmental Authorizations included in the Acquired Assets.

(b)

Omeros and its Affiliates have, since [***], conducted the Program in compliance with all Applicable Laws, including all Applicable Laws with respect to the research, nonclinical and clinical testing, development, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, document retention, warehousing, packaging, Labeling, and handling of any Compound or Product, including the FDCA and its implementing regulations, and any comparable state and foreign Applicable Laws (all such Applicable Laws, collectively, the “Health Care Laws”), as applicable, except, in each case, as would not be material to the Acquired Assets, Assumed Liabilities or the Program, taken as a whole. Since [***], none of Omeros or its Affiliates, or, to Omeros’ Knowledge, any Third Party manufacturer of any Compound or Product has received any written notice relating to such Compound or Product, including any FDA Form 483, clinical hold, warning letter, “dear doctor” letter, notice of adverse finding, notice of violation, untitled letter, safety notice, notice of deficiency, or similar communication from FDA or any other Governmental Authority, (i) alleging that any Compound, Product or the ownership, manufacturing, operation, storage, import, export, distribution, development, Clinical Trials, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling, or testing thereof is in violation of any Applicable Law including any Health Care Law or Governmental Authorizations included in the Acquired Assets, or (ii) otherwise alleging any material violation of any Applicable Law including any Health Care Laws by Omeros or any of its Affiliates with respect to the Program or any Compound or Product. Omeros and its Affiliates are conducting and have conducted the Program since [***], in material compliance with all published or formal guidance applicable to the Program.

(c)

All Clinical Trials relating to any Compound or Product conducted by Omeros and its Affiliates have been and are being conducted in compliance in all material respects with valid study protocols and all other Applicable Laws, including Health Care Laws applicable to informed consents and the collection of Personal Information in Clinical Trials. Neither Omeros nor its Affiliates have received any written notice that FDA or any other Governmental Authority, or any Review Board or ethics committee has recommended, warned, initiated, or threatened to initiate any action to suspend or terminate any Clinical Trial or any IND or other approval necessary to conduct the Clinical Trial with respect to any Compound or Product sponsored by Omeros or any of its Affiliates, or to otherwise materially restrict the preclinical research or Clinical Trial of any Compound or Product. All Clinical Trials relating to any Compound or Product conducted by or on behalf of Omeros or any of its Affiliates, and the results of all such Clinical Trials, have been registered and disclosed in accordance with Section 801 of the Food and Drug Administration Amendments Act of 2007 (Section 402(j) of the Public Health Service (PHS) Act), 42 C.F.R. Part 11, to the extent required, and all other Applicable Laws, including applicable drug Clinical Trial registration requirements in other jurisdictions.

(d)

All material documents, reports, and notices required to be filed with any Governmental Authority by or on behalf of Omeros or any of its Affiliates with respect to the Program or the Compound or Products, including any such Regulatory Submissions therefor, have been so filed on a timely basis, were prepared and have been maintained in accordance with Applicable Law relating to good industry practice, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified to be so. No such filing with any Governmental Authority contains any materially false, misleading, or otherwise materially inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(e)

Section 10.2.7(e) of the Omeros Disclosure Schedule sets forth a true, complete, and accurate list, as of the Execution Date, of all material preclinical studies (including in vitro, ex vivo, or in vivo studies, and indication development data) and Clinical Trials previously or currently undertaken or sponsored by or on behalf of Omeros or any of its Affiliates or any Third Party investigator for whom Omeros and its Affiliates directly provided material financial support for any such Clinical Trial, in each case, with respect to any Compound or Product. True, complete, and accurate copies of all interim and final study data and clinical study reports with respect to such material preclinical studies and Clinical Trials, and of any material conclusions or findings thereof, have been made available to Novo Nordisk. None of Omeros or any of its Affiliates have any outstanding applications for any local or global Clinical Trial amendments. Omeros has made available to Novo Nordisk a true, complete, and accurate copy of all submissions, formal correspondence, formal meeting minutes, and any formal records or any other material communications (whether formal or informal) relating to any Compound or Product between Omeros or its Affiliates, or any Third Party investigator for whom Omeros or its Affiliates provides material or financial support on the one hand and FDA, other Governmental Authorities, or any Review Board regarding such Clinical Trials on the other hand.

(f)

Neither Omeros nor any of its Affiliates have (i) opened any clinical site for the conduct of any Phase 3 Clinical Trial or (ii) enrolled or dosed any patients in any such Phase 3 Clinical Trial, in each case ((i) and (ii)), for any Compound or Product.

(g)

All animal studies or other preclinical tests performed by Omeros or its Affiliates, or, to Omeros’ Knowledge, by a Third Party acting on behalf of Omeros or its Affiliates, submitted to Governmental Authorities in support of any Governmental Authorizations or Regulatory Approvals for a clinical investigation or marketing of a Compound or Product (i) have been conducted in accordance with applicable Good Laboratory Practice regulations as described in 21 C.F.R. Part 58 or comparable state or foreign Applicable Laws or (ii) involved experimental research techniques that were not performed by a registered Good Laboratory Practice testing laboratory (with appropriate notice being given to FDA or other applicable Regulatory Authorities) but have employed procedures and controls as required by Applicable Laws relating to animal or preclinical study of products comparable to the Compounds or Products.

(h)

To Omeros’ Knowledge, all Manufacturing operations conducted by, or for the benefit of, Omeros or its Affiliates with respect to a Compound or Product being used in human Clinical Trials, since [***] have been and are being conducted in accordance in all material respects with current Good Manufacturing Practices, as set forth in 21 C.F.R. Parts 210 and 211, or otherwise under 21 U.S.C. § 351, and comparable state and foreign Applicable Laws, to the extent applicable. All such Manufacturing operations are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Applicable Laws in those jurisdictions in which Clinical Trials or Manufacturing activities have been or are being conducted by Omeros and its Affiliates involving a Compound or Product, to the extent applicable. No Manufacturing site used for the manufacture of any Compound or Product is subject to a Regulatory Authority shutdown or import or export prohibitions. Neither Omeros nor any of its Affiliates has received any written notice that FDA or any other Governmental Authorities or Review Board has initiated, or threatened to initiate, any action to recall or suspend the manufacture of any Compound or Product.

(i)

Omeros has made available to Novo Nordisk true, complete, and accurate copies of (i) all INDs related to any Compound or Product held by Omeros or any of its Affiliates, (ii) all substantive correspondence in Omeros’ or any of its Affiliates’ possession or control to or from FDA and any other applicable Regulatory Authorities, in each case concerning (A) any Compound, (B) any Product, (C) Omeros’ or any of its Affiliates’ compliance with Applicable Laws regarding any Compound or Product, and (D) the likelihood or timing of, or requirements for, Regulatory Approval of any Compound or Product; and (iii) all substantive information in Omeros’ or any of its Affiliates’ possession or control concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of any Compound or Product.

(j)

None of Omeros or any of its Affiliates has received any: (i) written notice, complaint, or Order alleging non-compliance with any Applicable Laws relating to the sampling, collecting, using, trading, transferring, or exporting of human genetic resources; (ii) written claim for compensation for loss or unauthorized sampling, collecting, using, trading, transferring or exporting of human genetic resources; or (iii) written Order for rectification, confiscation, erasure, or destruction of human genetic resources, imposition of fines, or any other penalty.

(k)

None of Omeros or any of its Affiliates or any of their respective directors, officers or employees, or, to Omeros’ Knowledge, any other Representatives acting for Omeros or its Affiliates, or any Third Party investigators for whom Omeros and its Affiliates provides material or financial support has committed any prohibited act, made any or failed to make any statement, relating to any Compound or Product or the Development or Manufacturing thereof that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or for any Governmental Authority to invoke a similar policy under equivalent foreign Applicable Laws. Additionally, none of Omeros, any of its Affiliates or any of their respective directors, officers or employees, or, to Omeros’ Knowledge, any other Representative acting for Omeros or its Affiliates or any Third Party investigator for whom Omeros or its Affiliates provides financial support in connection with the Program, is or ever has been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority or under PRC’s human genetic resource regulations, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign Applicable Law and (ii) exclusion under 42 U.S.C. Section 1320a- 7 or any similar state or foreign Applicable Law.

(l)

Neither Omeros nor any of its Affiliates is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority that relates any Compound, Product, or any of the Acquired Assets.

10.2.8

Program Not a TID U.S. Business. The Program is not a “U.S. business” engaged in (a) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

10.2.9	Taxes.

(a)

All income and other material Tax Returns that are required to be filed with respect to the Acquired Assets and the Program, if any, have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

(b)

All income and other material Taxes due and owing with respect to the Acquired Assets and the Program have been, or will be, timely (considering any valid extensions available under Applicable Law) and properly paid to the applicable Taxing Authority and all related Tax reporting requirements, if any, have been, and will be properly satisfied in all material respects.

(c)	There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) on any of the Acquired Assets or any portion of the Program.

(d)

No Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes relating to the Acquired Assets or the Program and there are no matters under audit or appeal with any Taxing Authority relating to the Acquired Assets or the Program.

(e)

There are no Tax sharing, Tax allocation, Tax indemnity or similar agreements with respect to the Acquired Assets or the Program to which Novo Nordisk would or might become liable for the Taxes of another Person in relation to Acquired Assets or the Program, other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(f)	Omeros has provided or made available to Novo Nordisk proof of tax residency.

10.2.10	Patent Rights.

(a)

All of the issued Licensed Background Patent Rights and Transferred Patent Rights that are identifiable and existing as of the Closing are subsisting and, to Omeros’ Knowledge, valid, and enforceable. To Omeros’ Knowledge, Omeros and its Affiliates either own and Control or otherwise Control all Patent Rights that are necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise Exploit the Compounds or Products as the same exists as of the Effective Date. Neither Omeros nor any of its Affiliates have taken any action that would render any Licensed Background Patent Rights or Transferred Patent Rights unpatentable.

(b)

Omeros has timely paid all application, registration, maintenance, and renewal fees due with respect to all Licensed Background Patent Rights and Transferred Patent Rights and has filed all necessary documents with the relevant patent registries for the purpose of maintaining such Licensed Background Patent Rights and Transferred Patent Rights.

(c)

Omeros has not given any written notice to any Third Party asserting infringement by such Third Party of any Licensed Background Patent Rights or Transferred Patent Rights and, to Omeros’ Knowledge, there is no unauthorized use, infringement, or misappropriation of any Licensed Background Patent Rights or Transferred Patent Rights.

10.2.11	Intellectual Property.

(a)

Registered Intellectual Property. Section 10.2.11(a) of the Omeros Disclosure Schedule sets forth a true, complete, and accurate list of all registered Intellectual Property, as of the Execution Date (i) included within (A) the Transferred Intellectual Property, (B) the Licensed Background Technology, or (C) otherwise used or held for use by Omeros or its Affiliates in connection with the Program or the Development, Manufacture, Commercialization, or other Exploitation of any Compound or Product, and all such Transferred Intellectual Property, Licensed Background Technology, or Intellectual Property that are subject to a current application for registration (collectively, the “Registered Intellectual Property”), which list includes information regarding, for all such Registered Intellectual Property: (1) all current owners thereof, (2) all jurisdictions in which Registered Intellectual Property has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for or, in the case of a domain name, the registrar for that domain name, (3) all registration numbers, issuance numbers, grant numbers, serial numbers or application numbers, as applicable, (4) all filing, maintenance, and other deadlines with respect to the Transferred Intellectual Property that are due within [***] days after the Effective Date, and (5) all expiration dates of such registrations, grants, issuances or applications, where applicable. Omeros has provided to Novo Nordisk a copy of all applications related to each such item of Registered Intellectual Property. All Registered Intellectual Property is subsisting and in full force and effect and, to Omeros’ Knowledge, all Registered Intellectual Property (other than pending applications) is valid and enforceable. All necessary registration, maintenance, and renewal fees for each item of Registered Intellectual Property have been timely and appropriately made and all necessary documents, recordations, and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authority for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property, including recordation of all assignment documents vesting ownership of the Registered Intellectual Property. None of the Registered Intellectual Property has been abandoned, disclaimed, rendered unenforceable, or has expired, lapsed, or been declared revoked, unpatentable, invalid or unenforceable (in each case, in whole or in part) by any Governmental Authority. The entity identified as the applicant upon initial filing of each Patent Right within the Registered Intellectual Property that contains a priority claim to an earlier patent application held the right to claim such priority to such earlier patent application at the time of such initial filing. To Omeros’ Knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for abandonment, invalidity, or unenforceability of any Registered Intellectual Property.

(b)

Sufficiency of Intellectual Property. Except pursuant to a Shared Contract, the Transferred Intellectual Property and the Licensed Background Technology constitute all of the Patent Rights and Know-How that are owned, Controlled, or licensed by Omeros or its Affiliates that are necessary or useful for the conduct of the Program as currently conducted or the Development, Manufacture, Commercialization, or other Exploitation of any Compound or Product as the same exists as of the Effective Date. No provision of this Section 10.2.11(b) (Sufficiency of Intellectual Property) will be deemed a representation or warranty of Omeros, and Omeros make no representation or warranty pursuant to this Section 10.2.11(b) (Sufficiency of Intellectual Property) with respect to, non-infringement of any Intellectual Property of any Third Party.

(c)

Intellectual Property Licenses. Section 10.2.11(c)(i) of the Omeros Disclosure Schedule contains a true, complete, and accurate list of each Contract relating to any In-Licensed Intellectual Property (other than Excluded Licenses). Section 10.2.11(c)(ii) of the Omeros Disclosure Schedule contains a true, complete, and accurate list of each Contract under which any Third Party has been granted any license, or ownership right, under or in, or otherwise benefits from any right (whether actual or contingent) or interest in, any Transferred Intellectual Property or Licensed Background Technology.

(d)

Proper Ownership and Rights. Omeros is the (i) proper and rightful owner of or licensee to the Patent Rights and Know-How licensed to Novo Nordisk under Section 5.1 (Licenses to Novo Nordisk), and Omeros has the rights necessary to grant the license set forth in Section 5.1 (Licenses to Novo Nordisk) to Novo Nordisk (including under any Third Party in-license agreements) and (ii) sole and exclusive owner of all rights, title, and interests in and to the Transferred Intellectual Property, free and clear of any Liens (other than Permitted Liens and Liens under the Existing Credit Facility). To Omeros’ Knowledge, as of the Effective Date, other than the Transferred Intellectual Property, Omeros or its Affiliates own and Control all intellectual property or other rights necessary for Exploiting all Compounds and Products containing ‘906 as the same exists as of the Effective Date, and all such intellectual property or other rights may be exercised without additional payment or other consideration to be paid by Novo Nordisk for such intellectual property or other rights. To Omeros’ Knowledge, Omeros and its Affiliates have sufficient rights to use the In-Licensed Intellectual Property for all purposes related to the Exploitation of the Compounds and Products for which they have used and use such In-Licensed Intellectual Property, in each case, pursuant to valid and enforceable written Contracts. Neither Omeros nor any of its Affiliates, nor any Transferred Intellectual Property, Licensed Background Technology, or In-Licensed Intellectual Property, is subject to any Contract containing any obligation, restriction or other provision that limits or restricts the ability of Omeros and its Affiliates (or Novo Nordisk or its Affiliates following the Closing) to use, exploit, or enforce any of the Transferred Intellectual Property, Licensed Background Technology, or In-Licensed Intellectual Property.

(e)

Third Party Rights. Omeros and its Affiliates have not granted to any Third Party, and no Person other than Omeros or its Affiliates has, any right to control the prosecution or registration of any Transferred Intellectual Property or, to Omeros’ Knowledge, Licensed Background Technology to bring, enforce, defend, or otherwise control any Proceeding with respect to any Transferred Intellectual Property or Licensed Background Technology. Omeros and its Affiliates have not entered into, and are not subject to, any consents, indemnifications, forbearances to sue, licenses or other arrangements, in each case in connection with the resolution of any disputes or Proceeding that (i) restrict Omeros or its Affiliates with respect to the use, registration or maintenance of any Transferred Intellectual Property or Licensed Background Technology, or (ii) permits any Third Party to use any Transferred Intellectual Property. Omeros and its Affiliates have not granted to any Third Party any rights under the Licensed Background Technology that conflict with the rights and licenses granted to Novo Nordisk hereunder.

(f)

No Orders. No Transferred Intellectual Property, Licensed Background Technology or, to Omeros’ Knowledge, In-Licensed Intellectual Property is subject to any outstanding Order that would limit its use by Novo Nordisk and its Affiliates following the Closing.

(g)

Employee Invention Assignment and Confidentiality. Each Person who is or was an officer, employee or contractor of, or otherwise engaged by, Omeros or any of its Affiliates and who is or was involved in the creation, conception, reduction to practice, or development of any Intellectual Property related to the Program, any Compound, or any Product (including any Transferred Intellectual Property or Licensed Background Technology) has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Omeros or its applicable Affiliate and confidentiality provisions protecting the Intellectual Property (“Invention Assignment Agreement”). All assignments to Omeros of inventions claimed in any and all Patent Rights within the Transferred Intellectual Property and Licensed Patent Rights have been timely and properly filed with the relevant patent offices, as applicable. To Omeros’ Knowledge, none of the officers, employees, consultants or contractors of Omeros or its applicable Affiliates (i) has performed activities with respect to the Program in contravention of any Contract, or (ii) is bound by or otherwise subject to any Order, restricting such employee from performing their duties for Omeros or its applicable Affiliates with respect to the Program, or (iii) is in breach of any Contract with any former employer or other Person concerning Intellectual Property, non-competition, non-solicitation, or confidentiality because of such employee’s activities with respect to the Program.

(h)	Litigation and Actions Relating to Intellectual Property.

(i)

To Omeros’ Knowledge, neither the operation of the Program as conducted, nor the Development, Manufacture, Commercialization, or other Exploitation of any Compound or Product, infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property or other rights of any Person and if Omeros or its Affiliates (or, following the Closing, Novo Nordisk or its Affiliates) were to Commercialize any Compound or Product, the Exploitation of such Compound or Product in any country in the world would not infringe, misappropriate or otherwise misuse, make unlawful use of, or violate any Intellectual Property or other rights of any other Person. No Proceedings are currently pending for, and none of Omeros or its Affiliates has received any communication from, or notice, allegation, or claim by, any Person relating to, any actual, alleged, or suspected infringement, misappropriation, or other violation of any Intellectual Property or other rights of another Person in connection with the operation of the Program or otherwise in connection with the Development, Manufacture, Commercialization, or other Exploitation of any Compound or Product. To Omeros’ Knowledge, there is no, nor has there been any, infringement, misappropriation, misuse, unlawful use, or other violation by any Person of any of the Transferred Intellectual Property, In-Licensed Intellectual Property or Licensed Background Technology.

(ii)

Omeros (A) has not received any notice of any threatened claims or litigation seeking to invalidate or otherwise challenge any Patent Right included in the Transferred Intellectual Property or Licensed Background Technology or of any actual infringement thereof; (B) is not aware of any pending action, suit, proceeding, or claim by a Third Party asserting that Omeros is infringing or has misappropriated or otherwise is violating any Patent Right, trade secret, or other intellectual property or proprietary right of any Third Party as a result of its Exploitation of the Compounds or Products; and (C) has not received any written notification of actual claims, disputes, proceedings, challenges, or allegations regarding or relating to improper inventorship or ownership of the Transferred Intellectual Property or the Licensed Background Technology; and (D) to Omeros’ Knowledge, is not aware of any actual, pending, alleged, or threatened adverse actions, suits, administrative proceedings, claims, re-examinations, oppositions, interferences, or formal governmental investigations involving Transferred Intellectual Property or Licensed Patent Rights by or against Omeros or any of its Affiliates in or before any court, Governmental Authority, or Regulatory Authority.

(iii)

There is no action, suit, inquiry, investigation, or other proceeding, pending, ongoing, or to Omeros’ Knowledge, threatened by any Third Party that challenges or threatens the ownership, scope, duration, validity, enforceability, priority, or right to use of any Transferred Intellectual Property, any Licensed Background Technology owned by Omeros or its Affiliates or, to Omeros’ Knowledge, any Licensed Background Technology that is In-Licensed Intellectual Property.

(i)

Third Party Agreements. Omeros is not a party to any agreement with a Third Party under which Omeros has obligations (including royalty or other payment obligations) to such Third Party with respect to the grant of a license to Novo Nordisk under any Licensed Technology or to Exploit Compounds or Products in accordance with this Agreement thereunder.

(j)

Third Party Payments. Except for any fees payable to a Governmental Authority to obtain grant of, obtain registration of or maintain any of the Registered Intellectual Property and for any payments required pursuant to a Program In-License, this Agreement, or any Ancillary Agreement, no payment by Omeros or its Affiliates of any kind is required to be made to any Person with respect to the use or practice of any Transferred Intellectual Property, and Novo Nordisk will not be required to make any payment to any Person following the Effective Date with respect to such Transferred Intellectual Property or Licensed Technology. To Omeros’ Knowledge, Omeros and its Affiliates have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §§ 200 et seq., or other similar obligations under Applicable Laws of any jurisdiction with respect to any Patent Rights that are part of the Transferred Intellectual Property and Licensed Background Technology.

(k)

Compound Status. Omeros and its Affiliates have conducted, and to Omeros’ Knowledge their respective contractors and consultants have conducted, all Development and Manufacture of the Compounds and Products in material compliance with all Applicable Law, including, to the extent applicable, GLP and GMP.

(l)

No Governmental Funding. No academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) or any other Person (other than Omeros or the underlying licensors of any In-Licensed Intellectual Property) has, or will be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in any Transferred Intellectual Property, Licensed Background Technology or, to Omeros’ knowledge, In-Licensed Intellectual Property (including any claim or option to any of the foregoing). No funding, Intellectual Property, facilities, personnel, or other resources of any Governmental Authority or university or other academic institution or research center has been used in connection with or for the support of the conception, invention, reduction to practice, development, or other creation of any Transferred Intellectual Property or Licensed Background Technology, or, to Omeros’ knowledge, In-Licensed Intellectual Property, except for Clinical and Technical Data. None of the Transferred Intellectual Property is subject to any restriction from any Governmental Authority with respect to the assignment, transfer, grant of licenses or any other disposition of such Transferred Intellectual Property.

(m)

Provision of Information. Omeros and its Affiliates have provided or made available to Novo Nordisk any information in its and their possession, including information relating to the Transferred Intellectual Property and Licensed Background Technology, that would be material to Novo Nordisk’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein. Omeros has not intentionally failed to furnish Novo Nordisk with any such material information or any other information requested by Novo Nordisk, or intentionally concealed such information from Novo Nordisk.

10.2.12	Data Privacy.

(a)

Since [***], each of Omeros and its Affiliates, and to Omeros’ Knowledge, any Third Party providing services on its or their behalf is and has been in compliance in all material respects with (i) all Applicable Privacy Laws, (ii) their published, public-facing privacy policies and notices and informed consent forms and authorizations regarding the Processing of Personal Information, and (iii) their obligations regarding the Processing of Personal Information under any Contracts to which they are a party and to which the Program is subject, in each case of the foregoing clauses (i), (ii), and (iii), in the course of performing activities related to the Program, Acquired Assets, Assumed Liabilities, a Compound, or Product. Without limitation to the foregoing, where required by Applicable Privacy Law, Omeros and its Affiliates, and to Omeros’ Knowledge, any Person acting on behalf of them, have, since [***], implemented processes to comply with requirements under Applicable Privacy Laws, in all cases, to the extent related to the Program, including requests related to data access and data deletion and communications internally and with any Governmental Authority. Without limitation to the foregoing, since [***], each of Omeros and its Affiliates, and to Omeros’ Knowledge, any Third Party providing services on its or their behalf stores and has stored all Personal Information in material compliance with Applicable Privacy Law in connection with any preclinical or Clinical Trials conducted with respect to the Program, Acquired Assets, Assumed Liabilities, the Compound, or any Product.

(b)

Omeros has provided all requisite notices, has obtained all required consents, has obtained all Governmental Authorizations for the transfer (including cross-border transfer), contemplated under this Agreement or any Ancillary Agreement, of Personal Information contained in the Acquired Assets necessary for the consummation of the transactions hereunder, and the consummation of the transactions contemplated hereunder, and to Omeros’ knowledge, the transfer (including cross-border transfer) of Personal Information contained in the Acquired Assets necessary for the consummation of the transactions hereunder does not and will not violate, breach, or otherwise not fulfill any applicable Data Protection and Security Requirements.

(c)

Omeros has Processed and continues to Process all Personal Information in compliance in all material respects with applicable Data Protection and Security Requirements, and has been and continues to be in compliance with the DOJ Bulk Data Final Rule to the extent that it processes “bulk U.S. sensitive personal data” (as defined in the DOJ Bulk Data Final Rule). Since [***], none of Omeros or any of its Affiliates has received written notice that it is currently, or has been under investigation by any Governmental Authority for a violation of Data Protection and Security Requirements with respect to Personal Information Processed by, or under the control of, Omeros, or for violation of the DOJ Bulk Data Final Rule.

(d)

Since [***], neither Omeros nor its Affiliates have had any Security Incident in the course of performing activities related to the Program, Acquired Assets, Assumed Liabilities, a Compound, or Product. Since [***], Omeros and its Affiliates have, and to Omeros’ knowledge, each of its Third Party Service Providers have, in the course of performing activities related to the Program, Acquired Assets, Assumed Liabilities, a Compound, or Product, implemented and maintained commercially reasonable and appropriate organizational, physical, administrative, and technical measures, consistent with the industry in which Omeros operates, to protect the confidentiality, integrity, and security of Personal Information and confidential information and the Omeros Systems, against unauthorized access, acquisition, interruption, alteration, modification, or use. Without limiting the generality of the foregoing, since [***], Omeros has, in the course of performing activities related to the Program, Acquired Assets, Assumed Liabilities, a Compound, or Product, implemented a written information security program, to the extent required by Applicable Privacy Laws, that is designed to (i) identify internal and external risks to the security of any Personal Information or confidential information and the Omeros Systems; and (ii) implement, monitor, and improve upon commercially reasonable safeguards to control those risks. Since [***], neither Omeros nor any of its Affiliates has received written notice of any Proceedings, audits, investigations or claims regarding any Processing of any Personal Information by or on behalf of Omeros or any of its Affiliates (or against any Third Party providing services on its or their behalf), or any violation by Omeros or its Affiliates of any Data Protection and Security Requirements, in each case in connection with any preclinical or Clinical Trials conducted with respect to the Program, Acquired Assets, Assumed Liabilities, Compound, or Product. Since [***], neither Omeros nor any of its Affiliates, nor, to Omeros’ knowledge, any Third Party providing services on its or their behalf has received any written notices, correspondence or other written communications from any Person alleging or threatening any such Proceedings.

10.2.13

Inventory. Section 10.2.13 of the Omeros Disclosure Schedule sets forth a listing of the Inventory whether owned, in the possession or control of, or otherwise held by or on behalf of, Omeros or its Affiliates, as of the Execution Date, including the address at which such Inventory is located. The Inventory, (a) [***], complies with all applicable specifications and Applicable Laws related to Manufacturing, Labeling, and safety, (b) is not pledged as collateral or otherwise subjected to any Liens other than Permitted Liens, and (c) [***] is of a reasonably sufficient quantity for the expected Manufacturing operations of the Program for purposes of conducting any Clinical Trial that is ongoing as of the date hereof (i.e., Omeros’ paroxysmal nocturnal hemoglobinuria Clinical Trial 002 and Omeros’ paroxysmal nocturnal hemoglobinuria Clinical Trial 003) in the ordinary course of business consistent with past practice.

10.2.14

Sufficiency of Assets. The Acquired Assets, when taken together with the rights and services under the Transition Services Agreement (including the use of certain Shared Contracts under the Transition Services Agreement) and for the respective terms thereof, and the license granted to Novo Nordisk pursuant to Article 5 (License Grant; Exclusivity), (a) are sufficient to enable Novo Nordisk, immediately following the Closing, to continue to conduct the Program in substantially the same manner as was conducted by Omeros and its Affiliates as of the Closing, and (b) are all of the assets and rights held by Omeros and its Affiliates that are primarily or specifically related to the Program or the Development, Manufacture, Commercialization, or other Exploitation of any Compound or the Product. No provision of this Section 10.2.14 (Sufficiency of Assets) will be deemed a representation or warranty of Omeros, and Omeros makes no representation or warranty pursuant to this Section 10.2.14 (Sufficiency of Assets) with respect to, non-infringement of any Intellectual Property of any Third Party.

10.2.15

Suppliers. Section 10.2.15 of the Omeros Disclosure Schedule sets forth a true, complete and accurate list of the top [***] suppliers (by amounts paid in the year ending on [***]) of the Program (the “Top Suppliers”). No Top Supplier has stated in writing that it will stop, or materially reduce the rate or amount of, or materially increase the supply cost of, products or services supplied to the Program, or otherwise materially modify the terms or conditions for its supplies to the Program.

10.2.16	Certain Business Practices.

(a)

Since [***], none of Omeros, any of its Affiliates, or any of their respective officers or directors, nor, to Omeros’ Knowledge, employees, agents or other Person acting on their behalf, is currently, or has been: (i) a Sanctioned Person, (ii) directly or indirectly operating in, conducting business with, or otherwise engaging in any dealings with any Sanctioned Person or in any Sanctioned Country, in each case in violation of applicable Trade Control Laws, (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Trade Control Laws, or (iv) otherwise in violation of any applicable Trade Control Laws. There have been no claims, complaints, charges, investigations, voluntary or directed disclosures, administrative subpoenas, or proceedings under Trade Control Laws involving Omeros or any of its Affiliates, and to Omeros’ Knowledge, there are no pending or threatened (in writing) claims or investigations involving suspected or confirmed violations thereof.

(b)

Since [***], none of Omeros or any of its Affiliates nor, to Omeros’ Knowledge, has any of its or their respective officers, directors, employees, agents or other Person acting on its or their behalf, has unlawfully offered, paid, promised to pay, or authorized payment of any money, or unlawfully offered, given, promised to give, or authorized giving of anything of value to (i) any Government Official for purposes of influencing any act or decision of such Government Official in its, his or her official capacity, inducing such Government Official to do or omit to do any act in violation of its, his or her lawful duty, or securing any improper advantage, or inducing such Government Official to use its, his or her influence with a Governmental Authority to affect or influence any act or decision of such Government Official, in each case, in order to assist the Program in obtaining or retaining business for or with, or directing business, to any Person; (ii) any Person, while knowing that all or a portion of such money or thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official for any unlawful purpose described in clause (i); or (iii) any other individual or entity in violation of applicable Anti-Corruption Laws.

(c)

Since [***]: (i) none of Omeros or any of its Affiliates has identified any conduct requiring disclosure or made any disclosure to a Governmental Authority with respect to any alleged act or omission arising under Anti-Corruption Laws; (ii) no Governmental Authority or any other Person has requested, conducted or required Omeros to conduct any audit or investigation relating to bribery, corruption, or fraud; (iii) neither Omeros nor any of its Affiliates or, to Omeros’ Knowledge, its agents has received any written notice or, to Omeros’ Knowledge, other communication from any reasonable, good faith source regarding any actual, alleged or potential violation of, or failure to comply with Anti-Corruption Laws; (iv) Omeros has not received any written notice or, to Omeros’ Knowledge, its agents has received any notice or other communication from any Governmental Authority of (1) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any registration or governmental order in connection with a violation of Anti-Corruption Laws; or (2) any actual, alleged or potential obligation on the part of Omeros or any of its Affiliates or agents to undertake, or to bear all or any portion of the cost of, any remedial action related to a violation of Anti-Corruption Laws; and (v) to Omeros’ Knowledge, no Governmental Authority has initiated an investigation of or action against Omeros or any of its Affiliates, or any of its Representatives, consultants, or subcontractors, or threatened to initiate such investigation or action against Omeros or any of its Affiliates, or to Omeros’ Knowledge, any of its Representatives, consultants, or subcontractors, asserting that Omeros or any of its Affiliates, or any of its Representatives, consultants, or subcontractors (while acting on behalf of Omeros) has violated Anti-Corruption Laws.

10.2.17

Transactions with Affiliates. None of Omeros or any of its Affiliates or any current or former partner, member, stockholder, Representative or Affiliate of any of the foregoing: (a) owns or has owned, directly or indirectly, or has or has had any interest in any property (other than real property) that Omeros or its Affiliates use or have used in the Program, or (b) has or has had any business dealings or a financial interest in any transaction with Omeros or its Affiliates involving any assets or property related to the Program.

10.2.18	Required Vote. No vote of the holders of any securities of Omeros or its Subsidiaries is required for Omeros to enter into or to consummate the transactions.

10.2.19

Insurance. Omeros has all customary policies of insurance covering the Program, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, clinical trials insurance, and other casualty and liability insurance, and such policies are in a form and amount that are adequate for the operation of the Program customary for the pharmaceutical industry with appropriate limits that cover industry-standard liabilities, and with at least A-rated insurers, except, in each case, as would not reasonably be expected to be material to the Acquired Assets taken as a whole. All such insurance policies are in full effect, no written notice of cancellation has been received by Omeros under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to be material to the Acquired Assets taken as a whole.

10.2.20

Broker. No broker, investment banker, agent, finder, or other Person acting on behalf of Omeros or any of its Affiliate or under the authority thereof is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

10.2.21

Lien Release. The Lien Release Consent will, effective upon the Closing, validly and irrevocably effect the release of the Liens on the Acquired Assets, Licensed Technology, and the Program In-Licenses, such that upon the Closing, none of the lenders or other parties to the Existing Credit Facility will have any rights or interest therein or thereto.

10.2.22

No Reliance. Omeros acknowledges that none of Novo Nordisk, its Affiliates or Representatives is making, and Omeros is not relying on, any statement, representation, or warranty, oral or written, express or implied, regarding Novo Nordisk’s and its Affiliates’ achievability of the conditions to the payment of the Milestone Payments or the Net Sales Payments, or the likelihood thereof.

10.3

DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTION 10.1 (MUTUAL REPRESENTATIONS) AND SECTION 10.2 (REPRESENTATIONS OF OMEROS), OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED IN THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS ACQUIRED UNDER THIS AGREEMENT WILL BE COMMERCIALIZED. EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE, AND COMMERCIALIZATION OF A PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED. EACH PARTY ACKNOWLEGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTY SET FORTH IN SECTION 10.1 (MUTUAL REPRESENTATIONS) AND (IN THE CASE OF NOVO NORDISK) SECTION 10.2 (REPRESENTATIONS OF OMEROS), AS APPLICABLE, AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT.

10.4	Additional Covenants by Omeros.

10.4.1	Conduct of the Business.

(a)

Except as (i) consented to by Novo Nordisk in writing, (ii) required by Order or Applicable Law, (iii) expressly contemplated by this Agreement, or (iv) set forth in Section 10.4.1 of the Omeros Disclosure Schedule, from and after the date of this Agreement until the earlier of: (A) the Effective Date, and (B) the termination of this Agreement pursuant to Section 13.2 (Termination Prior to Closing) (the “Pre-Closing Period”), Omeros will and will cause its Affiliates engaged in the Program to, conduct the Program in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the Program, the Acquired Assets, and the existing business, scientific, and clinical relationships of the Program, including to perform all activities set forth under the pre-closing development plan set forth in Schedule 10.4.1(a) materially in accordance with the requirements set forth therein. For the avoidance of doubt, no action or failure to act by Omeros or any of its Subsidiaries with respect to the matters expressly addressed by any provision of Section 10.4.1(b) (Conduct of the Business) will be deemed a breach of this Section 10.4.1(a) (Conduct of the Business).

(b)

In addition to and without limiting the generality of Section 10.4.1(a) (Conduct of the Business), except as (i) consented to by Novo Nordisk in writing, (ii) required by Order or Applicable Law, (iii) expressly contemplated by this Agreement or (iv) set forth in Section 10.4.1 of the Omeros Disclosure Schedule, during the Pre-Closing period, Omeros will not:

(i)	amend its Organizational Documents in a manner that would reasonably be expected to adversely affect Novo Nordisk’s rights under this Agreement;

(ii)

make any change in accounting principles materially affecting the reporting of the Acquired Assets or the Program, other than as required by Applicable Law, a Governmental Authority, GAAP, or any interpretation thereof;

(iii)	vary any inventory practices with respect to any Compound or Product in any respect materially inconsistent with past practice;

(iv)

subject to the requirements of Section 10.4.2 (Intellectual Property Matters), sell, license, mortgage, transfer, or otherwise encumber or subject to any Lien, other than a Permitted Lien, or otherwise dispose of or allow to lapse, any properties or assets included in either the Licensed Technology or the Acquired Assets;

(v)

take any action under the Existing Credit Facility that would, or would reasonably be expected to, prevent or interfere with, hinder, or delay the ability of Omeros or its Affiliates to consummate the transactions contemplated by this Agreement (including the obtaining of the Lien Release Consent in accordance with terms of this Agreement);

(vi)	incur any material liability that would reasonably be expected to result in a Material Adverse Effect or otherwise have a material adverse impact on any Acquired Asset or any Licensed Technology;

(vii)

terminate or permit to be terminated any Transferred Contract (other than any Transferred Contract that has expired in accordance with its terms), or make any material adverse amendment to, or waive, release, or assign any material right or remedy under any Transferred Contract;

(viii)

initiate, launch, or commence any sale, marketing, distribution, co-promotion, or any similar activity with respect to any new product (including products under development) related to the Program, the Acquired Assets, any Compound or any Product, including entering into any new commercial commitment or arrangements, or organizing, sponsoring, or participating in any clinical congress, meeting, or similar event, in each case related to the Program, the Acquired Assets, any Compound or any Product;

(ix)	enter into any Contract used in, or otherwise related to, the Program (or any substantially related Contracts, taken together):

(A)

providing for a research license, sublicense, assignment, partnership, or other collaboration with any biotechnology, pharmaceutical, or similar company related to the Program, a Compound, a Product, Licensed Technology or any Acquired Assets;

(B)

providing for (1) the out-license of any Intellectual Property included in the Acquired Assets or Licensed Technology to any Third Party, or (2) the in-license of any Intellectual Property to Omeros, other than Excluded Licenses, related to the Program, a Compound, a Product, Licensed Technology or any Acquired Assets;

(C)

whereby any provision of such Contract provides that the consummation of the transactions contemplated by this Agreement or compliance by Omeros with the provisions of this Agreement will conflict with, or result in any violation or breach thereof, or default (with or without notice or lapse of time or both) thereunder, or give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation or to a loss of a material benefit thereunder, or result in the creation of any Lien (other than a Permitted Lien) in or upon the Program, any Compound, any Product, any Licensed Technology, or any Acquired Assets or Novo Nordisk or any of Novo Nordisk’s Affiliates, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under any provision of such Contract;

(x)

commence, participate, or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, consolidation, restructuring, recapitalization, or other reorganization of Omeros, including any bankruptcy, winding up, examinership, insolvency, or similar proceeding in respect of Omeros;

(xi)

except as reasonably necessary in connection with the activities described in Section 10.4.1(a) (Conduct of the Business), engage in any material correspondence, communications, or consultations with, or make any submission to, FDA, EMA or similar Regulatory Authorities concerning any Compound or Product or the Program;

(xii)	violate any Applicable Law, or fail to comply with any Order;

(xiii)

enter into any Contract not to compete in any line of business or geographic or therapeutic area or otherwise restricting the development, manufacture, marketing, distribution, or sale of any products that would be binding on Novo Nordisk as a result of the Closing;

(xiv)	take any action that would, or would reasonably be expected to, have a Material Adverse Effect; or

(xv)	authorize any of, or commit, resolve, or agree, whether in writing or otherwise, to take any of, the actions prohibited in Sections 10.4.1(b)(i) through 10.4.1(b)(xiv) (Conduct of the Business).

10.4.2	Intellectual Property Matters.

(a)

During the Pre-Closing Period, Omeros will have the right, responsibility, and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office, including the filing of any patent term extensions), and maintain Patent Rights included in the Transferred Intellectual Property and Licensed Background Patent Rights at its sole cost and expense; provided, however, that (a) Omeros will keep Novo Nordisk informed of all material developments related to the Prosecution and Maintenance, enforcement, and defense of any Transferred Patent Rights or Licensed Background Patent Rights and, upon request from Novo Nordisk, make a Representative of Omeros available to discuss any such material developments and (b) Omeros will not fail to meet, or otherwise abandon, any obligations with respect to ordinary course of business Prosecution and Maintenance of any Transferred Patent Rights or Licensed Background Patent Rights, including timely paying all application, registration, maintenance, and renewal fees due with respect to any such applicable Licensed Background Patent Rights and Transferred Patent Rights and timely filing all necessary documents with the relevant patent registries for the purpose of maintaining any such applicable Licensed Background Patent Rights and Transferred Patent Rights.

(b)

Promptly following the Execution Date, Omeros will use its best efforts to obtain from [***] sufficient consent to grant a sublicense to Novo Nordisk under the [***] Agreement such that the rights licensed to Omeros under the [***] Agreement are Controlled by Omeros and therefor are included in the definition of Licensed Know-How and Licensed Patent Rights, at Omeros’ sole cost and expense, and notwithstanding anything to the contrary hereunder, Omeros’ efforts to obtain such [***] consent shall not be subject to the time limitations set forth in Section 2.5.2 (Assignment of Certain Transferred Assets; Shared Contracts).

10.4.3	Maintenance of Program In-Licenses.

(a)

During the Pre-Closing Period, Omeros will not amend, modify, terminate, or waive any rights or fail to meet any material obligations under any Contract related to In-Licensed Intellectual Property in effect as of the Execution Date in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement without Novo Nordisk’s prior written consent. Omeros will not breach any such Contract in its entirety or with respect to any rights under such agreement in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement.

(b)

Following the Effective Date, Omeros will not amend, modify, terminate, or waive any rights or fail to meet any material obligations under any Contract related to In-Licensed Intellectual Property in effect as of the Execution Date or entered into during the Term (but excluding, for the avoidance of doubt, any Transferred Contracts) or any Delayed Transferred Contract in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement without Novo Nordisk’s prior written consent. Omeros will not breach any such Contract in its entirety or with respect to any rights under such agreement in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement.

10.4.4	Maintenance of Transferred Intellectual Property and Licensed Technology.

(a)

Subject to the requirements of Section 10.4.2 (Intellectual Property Matters), during the Pre-Closing Period, Omeros will not amend, modify, abandon, cancel, fail to maintain, terminate, waive any rights, fail to meet any obligations, assign, license, transfer, convey, or dispose of (other than, in each case, any assignment, license, transfer, conveyance, or disposition constituting a Permitted Lien), with respect to any Know-How or Patent Right Controlled by Omeros that are necessary or reasonably useful for Exploiting the Compound or Products (including any Transferred Intellectual Property or Licensed Background Technology), in a manner that would adversely affect Novo Nordisk’s rights or obligations (including Omeros’ exclusivity obligations under Section 5.4 (Exclusivity)) under this Agreement (including by incurring additional payment or other costs payable by Novo Nordisk for such intellectual property or other rights) without Novo Nordisk’s prior written consent.

(b)

Following the Effective Date, Omeros will not amend, modify, terminate, or waive any rights, fail to meet any material obligation, assign, license, transfer, convey, or dispose of (including pledging as collateral for purposes of securing a loan), with respect to any Licensed Technology or Delayed Acquired Asset (other than, in each case, any assignment, license, transfer, conveyance, or disposition constituting a Permitted Lien) in a manner that would adversely affect Novo Nordisk’s rights or obligations (including Omeros’ exclusivity obligations under Section 5.4 (Exclusivity)) under this Agreement (including by incurring additional payment or other costs payable by Novo Nordisk for such intellectual property or other rights) without Novo Nordisk’s prior written consent.

10.4.5	No Encumbrances.

(a)

During the Pre-Closing Period, Omeros will not, and will cause its Affiliates not to incur or permit to exist, with respect to any Transferred Intellectual Property or Licensed Background Technology, any Lien (other than a Permitted Lien and Liens under the Existing Credit Facility) without the prior written consent of Novo Nordisk.

(b)

Following the Closing, Omeros will not, and will cause its Affiliates not to incur or permit to exist, with respect to any Licensed Technology or Delayed Acquired Asset, any Lien (other than a Permitted Lien or Permitted Financing Lien), without the prior written consent of Novo Nordisk.

(c)

Prior to entering into any Permitted Financing following the Closing (including amending, modifying, supplementing, or restating the Existing Credit Facilities) that would result in any Lien on any Licensed Technology or Delayed Acquired Asset, Omeros will use reasonable efforts to exclude all Licensed Technology and Delayed Acquired Asset from the scope of Liens granted to the lenders and other parties to such Permitted Financing.

10.5	Compliance.

10.5.1

Compliance with this Agreement. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, comply in all respects with (a) Applicable Law in their performance under this Agreement and (b) the terms of this Agreement.

10.5.2

Debarment. During the period commencing on the Effective Date and ending on the expiration or termination of the Term hereunder, neither Party or any of their Affiliates or any of their respective directors, officers or employees, or any other Representatives acting for such Party or its Affiliates, will, or will authorize or permit or cause any Third Party to, commit any act, make any statement or fail to make any statement, relating to any Compound or Product or the Development or Manufacturing thereof that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or for any Governmental Authority to invoke a similar policy under equivalent foreign Applicable Laws. Additionally, neither Party, any of their Affiliates or any of their respective directors, officers or employees, or any Representative acting for such Party or its Affiliates, will take any action or omit to take any action that would cause such Person to be debarred, excluded, or suspended from participation, or otherwise be deemed ineligible to participate, in any health care programs of any Governmental Authority, or be convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign Applicable Law and (ii) exclusion under 42 U.S.C. Section 1320a- 7 or any similar state or foreign Applicable Law.

10.5.3

Compliance with Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement that violates, or that such Party reasonably believes, on advice of counsel, would violate any Applicable Laws.

10.5.4

Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption, or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.6

Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Article 10 (Representations and Warranties; Covenants), each Party covenants to the other that, as of the Closing, and in the performance of its obligations and the exercise of its rights under this Agreement through the expiration or termination of this Agreement, such Party (in the case of Novo Nordisk and its Affiliates, licensees, assignees, and Sublicensees and in the case of Omeros, together with its Affiliates), to its knowledge, has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment, or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of such Government Official; (b) inducing such Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing such Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business.

10.7

Further Assurances. Without limiting the Transition Services Agreement, from time to time after the Closing, and for no further consideration, each of Omeros and Novo Nordisk will, and will cause their respective Affiliates to, execute, acknowledge and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other Party to carry out the provisions of this Agreement and the other Ancillary Agreements and give effect to the transactions contemplated hereby or thereby.

10.8

PIIA Rights. Following the Effective Date, Omeros will, and will cause its Affiliates to, reasonably cooperate with Novo Nordisk to enforce, at Novo Nordisk’s reasonable request, all rights under non-disclosure or confidentiality, invention, and Intellectual Property assignment agreements executed for the benefit of Omeros or its applicable Affiliates with current or former employees, consultants, or contractors of Omeros or with Third Parties to the extent related to any Transferred Patent Rights, Transferred Regulatory Submissions, and Delayed Transferred Regulatory Submissions (the “PIIAs”).

10.9	Access to Information.

10.9.1

 During the Pre-Closing Period, Omeros and its Affiliates will (a) afford Novo Nordisk and its Representatives reasonable access to and the reasonable right to inspect all of the properties, assets, premises, records, Contracts and other documents and data of Omeros or its Affiliates to the extent related to the Program, the Compounds, the Products, the Acquired Assets, and the Assumed Liabilities, to the extent necessary for Novo Nordisk to consummate the Closing or for post-Closing integration planning. Notwithstanding the prior sentence, Omeros may restrict or otherwise prohibit access to any documents or information to the extent that (i) any Applicable Law requires Omeros to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine, or other privilege applicable to such documents or information; or (iii) such documents or information are reasonably pertinent to any adverse Proceeding between Omeros and its Affiliates, on the one hand, and Novo Nordisk and its Affiliates, on the other hand; provided, however, for each of clauses (i) through (iii), Omeros will give notice to Novo Nordisk of the fact that it is withholding such information or documents and will provide alternative means of disclosure, including through redactions, summaries, extraction of relevant information, or other mutually agreed substitute arrangement. Nothing in this Section 10.9 (Access to Information) will be construed to require Omeros, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation pursuant to this Section 10.9 (Access to Information) will be conducted in such manner as not to interfere unreasonably with the conduct of the business of Omeros and all information disclosed or learned pursuant to such investigation will be the Confidential Information of Omeros until the Closing. No investigation by Novo Nordisk or other information received by Novo Nordisk will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Omeros in this Agreement. The rights and remedies of Novo Nordisk in respect of the representations and warranties made by Omeros in this Agreement or the other Ancillary Agreements will not be affected by any investigation made by or on behalf of Novo Nordisk into the Acquired Assets, the Assumed Liabilities, the Program, the Compounds, or the Products.

10.9.2

For a period of [***] following the Effective Date, Novo Nordisk will grant to Omeros and its Affiliates such access to financial records and other information in its possession related to the Program, the Compound, the Acquired Assets and the Assumed Liabilities, and such cooperation and assistance as will be reasonably required to enable Omeros and its Affiliates to complete their legal, regulatory, stock exchange and financial reporting requirements in accordance with Applicable Law. Notwithstanding the prior sentence, Novo Nordisk may restrict or otherwise prohibit access to any documents or information to the extent that (i) any Applicable Law requires Novo Nordisk to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (iii) access to a Contract to which Novo Nordisk is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (iv) such access would result in the disclosure of any trade secrets of any third Person; (v) such documents or information are reasonably pertinent to any adverse Proceeding between Omeros and its Affiliates, on the one hand, and Novo Nordisk and its Affiliates, on the other hand; or (vi) cause unreasonable disruption to the operations of Novo Nordisk or its Subsidiaries, provided, however, for each of clauses (i) through (vi), Novo Nordisk will give notice to Omeros of the fact that it is withholding such information or documents and use reasonable best efforts to effect reasonable substitute disclosure or access.

10.9.3

For a period of [***] from the Effective Date, or for such longer period as is required by applicable Tax Laws, each of Novo Nordisk, on the one hand, and Omeros, on the other hand, will permit the other Party or its authorized representatives reasonable access, including remote access, at the requesting Party’s expense, to books and records relating to the Acquired Assets to the extent required by the requesting Party to permit it to comply with its obligations under applicable Tax Laws, related to this Agreement or the Ancillary Agreements.

10.10

Transfer of Acquired Assets. Omeros will cause its Affiliates to complete the transfer to Omeros of any Acquired Assets not currently owned or held by Omeros as promptly as practicable, in order for Omeros to transfer the Acquired Assets to Novo Nordisk pursuant to the terms of this Agreement. Omeros will transfer the Acquired Assets in material compliance with all Applicable Laws, including complying with all applicable Health Care Laws and other Applicable Laws relating to privacy, data protection, security, and the Processing of Personal Information.

10.11	Wrong Pockets.

10.11.1

Subject to the transfer of any Delayed Acquired Assets pursuant to Section 2.1.2 (Delayed Acquired Assets), following the Closing, if either Party becomes aware of any assets, properties or rights that (a) during the [***] period prior to the Effective Date, would have been an Acquired Asset but was not transferred to Novo Nordisk, or is an Assumed Liability and was not assumed by Novo Nordisk, or (b) are held by an Affiliate of Omeros and constitute an Acquired Asset and were not transferred to Novo Nordisk, then (i) Omeros will promptly notify Novo Nordisk in writing or Novo Nordisk will promptly notify Omeros in writing, as applicable, and (ii) Omeros and Novo Nordisk will, and will cause their respective Affiliates to, as soon as reasonably practicable, cause such asset, property, or right, or Acquired Assets or Assumed Liabilities to be transferred to or assumed by, as applicable, Novo Nordisk or its designee (subject to any Consent of any Third Party), which Consent shall be subject to Section 2.5.2 (Assignment of Certain Transferred Assets; Shared Contracts). Novo Nordisk and Omeros will promptly execute, and cause its applicable Affiliates to execute, such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such Acquired Asset to or assumption of such Assumed Liability by Novo Nordisk. Without limiting the foregoing, if Omeros becomes aware of any Intellectual Property Controlled by Omeros or any of its Affiliates that is not an Acquired Asset (even after the undertakings set forth in the first sentence of this Section 10.11.1 (Wrong Pockets)) but that nevertheless was used by Omeros or any of its Affiliates in connection with the Exploitation of any Compound or Product or any candidate, precursor, or intermediate thereof, in each case, as it exists as of the Execution Date or the Effective Date, and, in each case, is necessary or reasonably useful to Exploit one or more Compounds or Products, then Omeros will notify Novo Nordisk, such Intellectual Property will be included in the Licensed Technology, subject, in each case, to the Consent of any Third Party (if applicable). Without limiting the foregoing, if Novo Nordisk becomes aware of any Intellectual Property Controlled by Omeros or any of its Affiliates as of or after the Effective Date that is not an Acquired Asset (even after the undertakings set forth in the first sentence of this Section 10.11.1 (Wrong Pockets)) but that Novo Nordisk determines is required for Novo Nordisk to Exploit any Compound or Product following the Closing, then Novo Nordisk may notify Omeros and to the extent Omeros does not reasonably object with reasonable documentation or information demonstrating that such Intellectual Property is not necessary for Novo Nordisk to Exploit the Compounds or Products following the Closing, such Intellectual Property will be included in the Licensed Technology to the extent consistent with Section 1.156 (Licensed Technology) (subject to the Consent of any Third Party), if applicable, which Consent will be subject to Section 2.5.2 (Assignment of Certain Transferred Assets; Shared Contracts).

10.11.2

If, for any reason after the Closing, any asset transferred to Novo Nordisk or an Affiliate is ultimately determined to be an Excluded Asset or Novo Nordisk is found to be in possession of any Excluded Asset (including, for the avoidance of doubt, any unredacted portion of any lab notebooks that are not primarily or specifically related to the Program, or any Compound or Product), in each case, then (a) Novo Nordisk will promptly notify Omeros, refrain from reviewing or distributing any such Excluded Asset internally, and return or transfer and convey (without further consideration) to Omeros, and Omeros will accept, such asset; (b) Omeros will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such Excluded Asset as contemplated in this Agreement; and (c) Novo Nordisk and Omeros will promptly execute such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such asset back to Omeros.

11.         CONDITIONS TO CLOSE

11.1	Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

11.1.1

The waiting periods (and any extensions thereof), if any, applicable to the transactions contemplated by this Agreement pursuant to the HSR Act, will have expired or otherwise been terminated, and any Antitrust Approval and all other consents of any Governmental Authority listed on Schedule 11.1.1, in each case, will have been obtained.

11.1.2

There will be no (a) Applicable Law, enacted by any Governmental Authority of competent jurisdiction, in effect, (b) Adverse Law or Order by any Governmental Authority of competent jurisdiction that remains in effect, or (c) Proceedings pending or overtly threatened in writing by any Governmental Authority and not withdrawn, in each case of clauses (a), (b), and (c), that prohibits or makes illegal the Closing or the consummation of the transactions contemplated by this Agreement.

11.2	Conditions to Obligations of Novo Nordisk.

11.2.1	The obligations of Novo Nordisk to consummate the Closing will be subject to the fulfillment or Novo Nordisk’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

(i) The Omeros Fundamental Representations will be true and correct in all material respects as of the Execution Date and true and correct in all material respects as of the Closing (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all material respects) and (ii) each of the representations and warranties of Omeros contained in Section 10.1 (Mutual Representations) and Section 10.2 (Representations of Omeros) of this Agreement, other than the Omeros Fundamental Representations, will be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) as of the Execution Date and as of the Closing with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date), except in each case under this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	Omeros will have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.

(c)	Since the Execution Date, there will have been no Material Adverse Effect.

(d)

Novo Nordisk will have received a certificate, dated the Effective Date and signed by a duly authorized officer of Omeros, that each of the conditions set forth in Section 11.2.1(a) (Conditions to Obligations of Novo Nordisk), Section 11.2.1(b) (Conditions to Obligations of Novo Nordisk) and Section 11.2.1(c) (Conditions to Obligations of Novo Nordisk) have been satisfied (the “Omeros Closing Certificate”).

(e)	Omeros will have made all the deliveries required to be made by Omeros pursuant to Section 3.3 (Closing Deliveries by Omeros) (other than delivery of the Acquired Assets).

11.3	Conditions to Obligations of Omeros.

11.3.1	The obligations of Omeros to consummate the Closing will be subject to the fulfillment or Omeros’ waiver, at or prior to the Closing, of each of the following conditions:

(a)

(i) The Novo Nordisk Fundamental Representations set forth in Section 10.1 (Mutual Representations) made by Novo Nordisk will be true and correct (with such representations and warranties read for such purposes without materiality or other qualifications) in all material respects as of the Execution Date and true and correct in all material respects as of the Closing as if made on the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all material respects), and (ii) each of the representations and warranties of Novo Nordisk contained in Section 10.1 (Mutual Representations), other than the Novo Nordisk Fundamental Representations, will be true and correct in all respects (without giving effect to any materiality or other qualifications therein) as of the Execution Date and as of the Closing with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date), except in each case under this clause (ii), where the failure of any such representations and warranties to be so true and correct would not prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	Novo Nordisk will have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.

(c)

Omeros will have received a certificate, dated the Effective Date and signed by a duly authorized officer of Novo Nordisk, that each of the conditions set forth in Section 11.3.1(a) (Conditions to Obligations of Omeros) and Section 11.3.1(b) (Conditions to Obligations of Omeros) have been satisfied (the “Novo Nordisk Closing Certificate”).

(d)	Novo Nordisk will have made all the deliveries required to be made by Novo Nordisk pursuant to Section 3.4 (Closing Deliveries by Novo Nordisk).

11.4

Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this Article 11 (Conditions to Close) to be satisfied if such failure was caused by such Party’s breach of this Agreement.

12.         INDEMNIFICATION

12.1	Survival.

12.1.1

Survival of Direct Claims.  All representations, warranties, covenants, and other agreements made herein or in any instrument or certificate delivered pursuant hereto, and all indemnification obligations under Section 12.2 (Indemnification by Omeros) and Section 12.3 (Indemnification by Novo Nordisk) with respect to any such representations, warranties, covenants, and agreements, in each case, other than as set forth in Section 12.1.2 (Survival of Third Party Claims), will:

(a)

in the case of any Omeros Fundamental Representation (including the Omeros Closing Certificate with respect to the Omeros Fundamental Representations) and any Novo Nordisk Fundamental Representations (including the Novo Nordisk Closing Certificate with respect to the Novo Nordisk Fundamental Representations), terminate and expire on, and no Proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, will be commenced after, the date that is [***] after the Effective Date;

(b)

in the case of any other representations and warranties contained in Section 10.1 (Mutual Representations) and Section 10.2 (Representations of Omeros) of this Agreement (including the Omeros Closing Certificate or the Novo Nordisk Closing Certificate, as applicable, with respect thereto), terminate and expire on, and no Proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, will be commenced after, the date that is [***] after the Effective Date; and

(c)

all covenants and obligations of each Party set forth in this Agreement shall terminate at the Closing, other than any covenants or obligations that are to be performed or complied with at or following the Closing, which shall survive until fully performed.

12.1.2

Survival of Third Party Claims. All covenants made herein or in any instrument or certificate delivered pursuant hereto, and all indemnification obligations under Section 12.2 (Indemnification by Omeros) and Section 12.3 (Indemnification by Novo Nordisk) with respect to any covenants and agreements, in each case, solely with respect to Third Party Claims, will survive the Closing and will terminate and expire on, and no Proceeding seeking damages or other relief for breach thereto, will be commenced after, the date that is the expiration of the Term, plus a period of [***]. For clarity, each Party’s indemnification obligations pursuant to Section 12.2.1(c) (Indemnification by Omeros) and Section 12.3.1(c) (Indemnification by Novo Nordisk), in each case, subject to Section 2.3 (Assumed Liabilities), will survive indefinitely.

12.1.3

In the event that a Direct Claim Notice or Third Party Claim has been delivered pursuant to Section 12.4.1 (Direct Claim Procedures) or Section 12.5 (Third Party Claim Procedures), as applicable, within the applicable survival period, the representations and warranties or covenants that are the subject of such Claim Notice (and the right to pursue such claim) will survive with respect to such claim until such time as such claim is finally resolved.

12.2	Indemnification by Omeros.

12.2.1

Following the Closing, Omeros will defend, indemnify, and hold harmless (“Indemnify”) Novo Nordisk and its Affiliates and, if applicable, their directors, officers, agents, employees, representatives, successors and assigns (collectively, “Novo Nordisk Indemnitees”), from and against any and all claims, suits, actions, liabilities, damages, losses, Taxes, judgments, penalties, costs, deficiencies, assessments, fines, fees and expenses actually suffered or incurred or paid, including reasonable attorneys’ fees and expenses (subject to Section 12.6 (Limitation of Liability)) (collectively, “Losses”) incurred by such Novo Nordisk Indemnitee to the extent arising from or, directly or indirectly, relating to:

(a)

any breach of or inaccuracy in any representation or warranty of Omeros set forth in Section 10.1 (Mutual Representations) or Section 10.2 (Representations of Omeros) of this Agreement (including the Omeros Closing Certificate with respect thereto);

(b)	any breach of any covenant or obligation of Omeros set forth in this Agreement; and

(c)	any Excluded Liability.

12.2.2

Omeros will have no obligation to indemnify the Novo Nordisk Indemnitees pursuant to Section 12.2.1(a) (Indemnification by Omeros) unless and until (i) the aggregate amount of all such Losses incurred or suffered by the Novo Nordisk Indemnitee exceeds [***]; provided that the Deductible will not apply to (a) claims for indemnification pursuant to Section 12.2.1(a) (Indemnification by Omeros) in respect of breaches of, or inaccuracies in, the Omeros Fundamental Representations or (b) Omeros’ Fraud.

12.2.3

Other than in the case of Omeros’ Fraud, the aggregate liability of Omeros for indemnification under (a) Section 12.2.1(a) (Indemnification by Omeros), other than with respect to breaches of the Omeros Fundamental Representations, [***]; and (b) Section 12.2.1(a) (Indemnification by Omeros), with respect to breaches of the Omeros Fundamental Representations, [***] (such amount the “Cap”).

12.3	Indemnification by Novo Nordisk.

12.3.1

Following the Closing, Novo Nordisk will Indemnify Omeros, its Affiliates, and, if applicable, its and their directors, officers, agents, employees, representatives, successors, and assigns (collectively, “Omeros Indemnitees”), from and against Losses incurred by such Omeros Indemnitee to the extent arising from or, directly or indirectly, relating to:

(a)

any breach of or inaccuracy in any representation or warranty of Novo Nordisk set forth in Section 10.1 (Mutual Representation) this Agreement (including the Novo Nordisk Closing Certificate with respect thereto);

(b)	any breach of any covenant or obligation of Novo Nordisk set forth in this Agreement; and

(c)	any Assumed Liability.

12.3.2

Novo Nordisk will have no obligation to indemnify the Omeros Indemnitees pursuant to Section 12.3.1(a) (Indemnification by Novo Nordisk) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Omeros Indemnitee exceeds the Deductible (at which point Novo Nordisk will indemnify the Omeros Indemnitees for all such Losses in excess of the Deductible); provided that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 12.3.1(a) (Indemnification by Novo Nordisk) in respect of breaches of, or inaccuracies in, the Novo Nordisk Fundamental Representations or (b) Novo Nordisk’s Fraud.

12.3.3

Other than in the case of Novo Nordisk’s Fraud, the aggregate liability of Novo Nordisk for indemnification under (a) Section 12.3.1(a) (Indemnification by Novo Nordisk), other than with respect to breaches of the Novo Nordisk Fundamental Representations, will in no event exceed, in the aggregate, $[***]; and (b) Section 12.3.1(a) (Indemnification by Novo Nordisk), with respect to breaches of the Novo Nordisk Fundamental Representations, will in no event exceed, in the aggregate, the Cap.

12.4	Indemnification Procedures.

12.4.1	Direct Claim Procedures.

(a)

Other than with respect to Third Party Claims, which will be governed by Section 12.5 (Third Party Claim Procedures), the Party claiming indemnity under this Article 12 (Indemnification) (the “Indemnified Party”) will give written notice (a “Direct Claim Notice”) to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after becoming aware of the existence of any claim for which indemnity may be sought hereunder (a “Claim”). Each such Direct Claim Notice will be in writing and will describe in reasonable detail the basis for the Claim and set forth, to the extent known, the estimated amount of the Losses for which indemnification may be sought hereunder and, to the extent practicable, the method of computation thereof; provided that failure to give such Direct Claim Notice will not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure.

(b)

Following receipt of a Direct Claim Notice from an Indemnified Party, the Indemnifying Party will have [***] days to make an investigation of the Claim as the Indemnifying Party reasonably deems necessary. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party or its representatives the information relied upon by the Indemnified Party to substantiate the Claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s control that the Indemnifying Party reasonably requests for the purpose of investigating the Claim.

(c)

Within such [***]-day period, an Indemnifying Party may object to any claim set forth in such Direct Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”). Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail. If an Indemnification Objection Notice is not delivered by the Indemnifying Party to the Indemnified Party within [***] days after receipt by the Indemnifying Party of the Direct Claim Notice (the “Indemnification Objection Period”), the Indemnifying Party will Indemnify the Indemnified Party from and against all Losses of the Indemnified Party set forth in such Direct Claim Notice and the Indemnified Party may seek enforcement of its rights to indemnification under this Agreement with respect to such Claim.

(d)

If an Indemnifying Party will object in writing during the Indemnification Objection Period to any claim or claims by an Indemnified Party made in any Direct Claim Notice, the Indemnified Party will have [***] days after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection. If after such [***]-day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party will attempt in good faith for [***] days (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective Parties with respect to each of such claims. If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party may take action to resolve the objection in accordance with Article 14 (Dispute Resolution).

12.5

Third Party Claim Procedures. Any Indemnified Party seeking indemnification provided for under this Article 12 (Indemnification) in respect of a claim made by any Third Party against an Indemnified Party (a “Third Party Claim”), will promptly notify the Indemnifying Party in writing of the Third Party Claim (such notice, a “Third Party Claim Notice”, and together with the Direct Claim Notice, a “Claim Notice”); provided that failure to give such Third Party Claim Notice will not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim. At its option, the Indemnifying Party may assume the defense and have control, at its own expense, of such Third Party Claim by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Third Party Claim, provided that (a) the Indemnifying Party agrees to Indemnify the Indemnified Party from and against all Losses to which the Indemnified Party is entitled to indemnification pursuant to this Article 12 (Indemnification) arising out of the such Third Party Claim; (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (c) the Third Party Claim does not relate to any criminal or regulatory enforcement proceeding; and (d) the Indemnifying Party conducts the defense of the Third Party Claim diligently, including by selecting competent counsel in connection with conducting such defense and handling such Third Party Claim, in consultation with the Indemnified Party, and keeping the Indemnified Party timely apprised of the status of such Third Party Claim. If either Party believes that any of the unallowable Claims described in (b) or (c) may apply, then such Party will promptly notify the other Party, and the applicable Party against whom such Claim is levied will then have the right to assume and be responsible for any such Claim by counsel of its choice; and any associated expenses thereof shall be Losses for purposes hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) at the Indemnifying Party’s request, the Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense, and (ii) the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided that the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice, and (iii) the Indemnifying Party will not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed. If national procedural rules prevent the Indemnifying Party from managing and controlling the defense of a Third Party Claim and its settlement, the Indemnified Party will to the extent necessary cooperate with the Indemnifying Party to manage and control the defense of such Third Party Claim and its settlement, provided that the Indemnifying Party will have the right to make all decisions relevant for the defense of such Third Party Claim and its settlement. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, then the Indemnified Party (x) reserves any right it may have under this Article 12 (Indemnification) to obtain indemnification from the Indemnifying Party and (y) will not settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, if the Indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnified Party set forth in this Article 12 (Indemnification) may apply, the Indemnifying Party will promptly notify the Indemnified Party, who will then have the right to be represented in any such Third Party Claim by separate counsel at its own expense; provided that the Indemnifying Party will be responsible for payment of such expenses if the Indemnified Party is ultimately determined to be entitled to indemnification from the Indemnifying Party.

12.6

Limitation of Liability. EXCEPT AS A RESULT OF A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO [***], NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

12.7	Set-Off.

12.7.1

Novo Nordisk is expressly authorized, but will not be obligated, to set off any Losses for which it is finally determined pursuant to the terms of this Article 12 (Indemnification) to be entitled to indemnification hereunder against any Milestone Payment or Net Sales Payments to be made to Omeros following the Closing.

12.7.2

Without limiting and subject to Section 12.12 (Exclusive Remedy), neither the exercise nor the failure or delay to exercise such right of set off pursuant to this Section 12.7 (Set-Off) will constitute an election of remedies or limit the rights and remedies of either Party hereunder.

12.8

Insurance. Each Party will have and maintain, at its own cost, such type and amounts of insurance that is adequate and with reputable insurers covering its obligations associated with its activities hereunder, including insurance that is: (a) normal and customary in the biotechnology industry for a clinical-stage company (in the case of Omeros), including product liability, or in the pharmaceutical industry (in the case of Novo Nordisk), including, with respect to the insurance requirements on Omeros, products and completed operations liability insurance with at least a [***]-year tail period coverage for any acquisition or other Change of Control with respect to any previously-covered assets thereunder and clinical trials insurance for at least the period as further set forth in the Transition Services Agreement with respect to the Clinical Trials in progress as of the Execution Date for the Compound, and (b) otherwise required by Applicable Law. Each Party will provide to the other Party certificates evidencing at least the above-required insurance coverage within [***] days after reasonable request from the other Party. Such policies will remain in effect throughout the Term. Maintenance of such insurance coverage will not relieve a Party of any indemnification obligations, nor any responsibility for paying damages under this Agreement, nor responsibility under this Agreement for damages in excess of the insurance limit. The Parties acknowledge and agree that Novo Nordisk may meet its obligations under this Section 12.8 (Insurance) through self-insurance.

12.9

No Double Recovery. Notwithstanding any provision to the contrary contained in this Agreement or any Ancillary Agreement, (a) Novo Nordisk will not seek indemnification hereunder with respect to any Losses to the extent such Losses have already been deducted from a Milestone Payment or Net Sales Payment (but only to the extent so deducted), and (b) no Indemnified Party will be entitled to indemnification pursuant to this Article 12 (Indemnification) for the same Losses arising from a set of facts or circumstances (or related set of facts or circumstances) pursuant to which such or any other Indemnified Party of the same Party has already recovered fully therefor pursuant to this Agreement or any Ancillary Agreement.

12.10	[***].

12.11

Mitigation. To the extent required under Applicable Law, Novo Nordisk and Omeros will, and will cause each of the other Indemnified Parties and their respective representatives to, use reasonable best efforts to mitigate its Losses that are indemnifiable under this Article 12 (Indemnification); provided, however, that there will be no duty to mitigate Losses relating to a breach of the representations and warranties in Section 10.2.9 (Taxes).

12.12

Exclusive Remedy. The Parties acknowledge and agree that, other than as set forth in Section 13.5 (Remedies) and Section 13.6 (Novo Nordisk Termination Fee), their sole and exclusive monetary remedy with respect to any claims arising under this Agreement, and the sole and exclusive monetary remedy available to any Indemnified Party with respect to any claims arising under this Agreement, will be pursuant to the indemnification provisions set forth in this Article 12 (Indemnification). The foregoing shall in no way limit (a) the remedies available to any Party in the case of the other Party’s Fraud, (b) the rights of a Party to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under Applicable Law in the event of a Party’s failure to comply with its indemnification obligations hereunder, (c) any Party’s rights or remedies under the Transition Services Agreement, (d) the rights of Novo Nordisk pursuant to Section 7.6 (Payment Reductions), (e) the remedies available to any Party in connection with the other Party’s breach or threatened breach of any covenant or obligation hereunder that is to be performed or complied with at or following the Closing, (f) the rights or remedies of Novo Nordisk pursuant to Section 13.5 (Remedies), or (g) the rights or remedies of Omeros pursuant to Section 13.6 (Novo Nordisk Termination Fee).

13.       TERM; TERMINATION

13.1

Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless earlier terminated as provided in this Article 13 (Term; Termination), will continue in full force and effect on a Product-by-Product and country-by-country basis until the expiration of the Net Sales Term for each Product in each country and will expire in its entirety upon the last-to-expire Net Sales Term.

13.2	Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

13.2.1	by mutual written agreement of Omeros and Novo Nordisk;

13.2.2	by either Omeros, on the one hand, or Novo Nordisk, on the other hand, by written notice to the other Party:

(a)

if the Closing has not occurred by 11:59 p.m., Eastern Time, on the date that is [***] (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 13.2.2(a) (Termination Prior to Closing) will not be available to any Party if such Party’s breach of any representation, warranty, or covenant set forth in this Agreement has been a proximate cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(b)

if (i) there is any Applicable Law by a Governmental Authority of competent jurisdiction that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority of competent jurisdiction has issued an Order that makes illegal the consummation of the Closing or restrains or enjoins the transactions contemplated by this Agreement, and such Order is final and non-appealable and remains in effect (such Applicable Law or Order, a “Restraint”);

provided, however, that the right to terminate this Agreement pursuant to this Section 13.2.2(b) (Termination Prior to Closing) will not be available to any Party whose breach of any representation, warranty, or covenant set forth in this Agreement has been a proximate cause of, or resulted in such Restraint;

13.2.3

by Omeros by written notice to Novo Nordisk if (a) Omeros is not then in material breach of any provision of this Agreement in a manner such that the conditions to Closing set forth in Section 11.2.1(a) (Conditions to Obligations of Novo Nordisk) or Section 11.2.1(b) (Conditions to Obligations of Novo Nordisk) would not be satisfied and (b) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty or covenant made by Novo Nordisk pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11.3.1(a) (Conditions to Obligations of Omeros) or Section 11.3.1(b) (Conditions to Obligations of Omeros) and such breach, inaccuracy, or failure is incapable of being cured prior to the Outside Date or has not been cured by Novo Nordisk within [***] days of Novo Nordisk’s receipt of written notice of such breach from Omeros, it being understood that Omeros will not be entitled to terminate this Agreement if such material breach or failure to perform has been cured prior to the effective date of termination; or

13.2.4

by Novo Nordisk by written notice to Omeros if (a) Novo Nordisk is not then in material breach of any provision of this Agreement in a manner such that the conditions to Closing set forth in Section 11.3.1(a) (Conditions to Obligations of Omeros) or Section 11.3.1(b) (Conditions to Obligations of Omeros) would not have been satisfied, and (b) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Omeros pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11.2.1(a) (Conditions to Obligations of Novo Nordisk) or Section 11.2.1(b) (Conditions to Obligations of Novo Nordisk) and such breach, inaccuracy, or failure is incapable of being cured prior to the Outside Date or has not been cured by Omeros within [***] days of Omeros’ receipt of written notice of such breach from Novo Nordisk, it being understood that Novo Nordisk will not be entitled to terminate this Agreement if such material breach or failure to perform has been cured prior to the effective date of termination.

13.3

Termination for Bankruptcy; Rights in Bankruptcy. To the extent permitted by Applicable Law, Novo Nordisk may terminate this Agreement by giving written notice to Omeros to such effect upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver, trustee, custodian, conservator or other similar official over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Omeros; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if Omeros consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

13.3.1

All rights and licenses now or hereafter granted by Omeros to Novo Nordisk under or pursuant to this Agreement are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code or for all purposes of analogous provisions of Applicable Law outside the United States. Upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Omeros, Omeros agrees that Novo Nordisk, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any analogous provisions of Applicable Law outside the United States and that any protections, rights and elections of such Party under similar insolvency laws are likewise retained and may be fully exercised by such Party. The Parties agree that the payments to be made by Novo Nordisk to Omeros under Sections 7.3 (Sales Milestones) and 7.4 (Net Sales Payments) hereof are intended to be royalty payments as such term is used in Section 365(n) of the Bankruptcy Code or any analogous provisions of Applicable Law outside the United States. Omeros will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, clinical dossiers, information, data, and materials, all Regulatory Approvals (and all applications for Regulatory Approval) and right to provide Novo Nordisk with all such intellectual property (including all embodiments thereof) held by Omeros and such successors and assigns, or otherwise available to them, immediately upon Novo Nordisk’s written request. Whenever Omeros or any of its successors or assigns provides to Novo Nordisk any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.3 (Termination for Bankruptcy; Rights in Bankruptcy), Novo Nordisk will have the right to perform Omeros’ obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Novo Nordisk will release Omeros from liability resulting from rejection of the license or the failure to perform such obligations; and Omeros agrees to not interfere with Novo Nordisk’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

13.3.2

All rights, powers, and remedies of Novo Nordisk provided in this Section 13.3 (Termination for Bankruptcy; Rights in Bankruptcy) are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Omeros. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under Bankruptcy Code Section 365(n):

(a)	the right of access to any intellectual property (and all embodiments thereof) of Omeros, or any Third Party that is licensed or sublicensed to Omeros; and

(b)	the right to contract directly with any Third Party to complete the contracted work.

13.4	Effects of Termination.

13.4.1

In the event of the termination of this Agreement pursuant to Section 13.2 (Termination Prior to Closing), the terminating Party will provide written notice to the other Party, and no Party to this Agreement will have any Liability under this Agreement to any other Party except for any Liability of any Party for any Willful Breach by such Party of any of its covenants or agreements set forth in this Agreement.

(a)

Upon the expiration or termination of this Agreement in its entirety, Omeros will destroy (at Novo Nordisk’s written request) all Confidential Information of Novo Nordisk in its possession as of the effective date of the expiration or termination (with the exception of one copy of such Confidential Information, which copy may be retained by the legal department of Omeros to confirm compliance with the non-use and non-disclosure provisions of this Agreement), including any Confidential Information of Novo Nordisk contained in its laboratory notebooks or databases; provided that Omeros may retain and continue to use such Confidential Information of Novo Nordisk to the extent necessary to exercise any surviving rights, licenses, or obligations under this Agreement (including pursuant to this Section 13.4.1(a) (Effects of Termination)). Upon termination of the one or more of the licenses granted in Section 5.2.1 (Licenses to Omeros), Section 5.2.2 (Licenses to Omeros), or Section 5.2.2 (Licenses to Omeros), Omeros will destroy (at Novo Nordisk’s request) all Confidential Information of Novo Nordisk within the Novo Nordisk Licensed Technology that is in Omeros’ possession as of the date of such termination and is not reasonably necessary to exercise Omeros’ remaining rights and fulfill Omeros’ remaining obligations under this Agreement.

(b)

Upon termination of this Agreement in its entirety, Novo Nordisk will destroy (at Omeros’ written request) all Confidential Information of Omeros in its possession as of the effective date of the termination (with the exception of one copy of such Confidential Information, which copy may be retained by the legal department of Novo Nordisk to confirm compliance with the non-use and non-disclosure provisions of this Agreement), including any Confidential Information of Omeros contained in its laboratory notebooks or databases; provided that Novo Nordisk may retain and continue to use such Confidential Information of Omeros to the extent necessary to exercise any surviving rights, licenses, or obligations under this Agreement (including pursuant to this Section 13.4.1(b) (Effects of Termination)).

13.5	Remedies.

13.5.1

In the event of the termination of this Agreement and the abandonment of the transactions pursuant to Section 13.2 (Termination Prior to Closing), in addition to the effects set forth in Section 13.4 (Effects of Termination) above, the Parties agree that the Mutual Confidentiality Agreement, Article 13 (Term; Termination) and Article 15 (Miscellaneous) hereof will remain in full force and effect following such termination. In the event of the termination of this Agreement following the Closing pursuant to Section 13.3 (Termination for Bankruptcy; Rights in Bankruptcy), written notice thereof will forthwith be given by the terminating Party to the other Party, and, subject to [***], termination of this Agreement will not be the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available (except as Novo Nordisk and Omeros have expressly agreed to otherwise herein) and such termination will not preclude Novo Nordisk or Omeros from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.

13.5.2

Omeros stipulates and agrees that Novo Nordisk’s decision to enter into this Agreement and to invest in the Compounds and Products are premised upon the assumption that Omeros will perform its obligations under this Agreement, and that certain material breaches of this Agreement by Omeros will undermine the economic fundamentals of the transaction for Novo Nordisk, and that in such event, Novo Nordisk’s damages arising from Omeros’ breach would be of an uncertain amount and difficult to prove. Accordingly, following the Effective Date, if Omeros commits a material breach (which breach has not been cured or disputed within [***] days of receipt of written notice from Novo Nordisk thereof) of:

(a)	[***].

(b)

In the event of Novo Nordisk’s exercise of its remedies under the foregoing clause (a), Omeros will promptly return or destroy (at Novo Nordisk’s election) to Novo Nordisk any Novo Nordisk Confidential Information provided to Omeros pursuant to this Agreement, and Novo Nordisk will be released from any and all ongoing disclosure and information exchange obligations with respect to activities under this Agreement other than those under Section 7.10 (Royalty Reports) after the date of such election.

13.5.3

If Novo Nordisk exercises its alternative remedy under Section 13.5.2 (Remedies), then the above alternate remedy will be the sole monetary remedy available to Novo Nordisk for the applicable uncured material breach by Omeros, but Novo Nordisk will retain applicable equitable remedies for such breach. In the event that Omeros commits a material breach of its obligations under Section 5.2 (Licenses to Omeros) or Section 5.4 (Exclusivity), and such breach is incapable of being cured or has not been cured or disputed pursuant to Section 14 (Dispute Resolution) by Omeros within [***] days of Omeros’ receipt of written notice of such breach from Novo Nordisk, then Novo Nordisk may terminate the license granted to Omeros under Section 5.2 (Licenses to Omeros).

13.6	[***].

13.7

Survival. If this Agreement is terminated prior to the Closing, then the following provisions, as well as any other provisions that by their express terms are intended to survive termination, will survive termination of this Agreement: Section 13.4 (Effect of Termination), Section 13.5 (Remedies), [***] Section 13.7 (Survival), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) (other than Section 15.2 (Omeros Change of Control), Section 15.7 (Force Majeure), Section 15.13 (Performance by Affiliates) and Section 15.14 (Further Assurances)). If this Agreement is terminated following the Closing pursuant to Section 13.3 (Termination for Bankruptcy; Rights in Bankruptcy), then the following provisions, as well as any other provisions that by their express terms are intended to survive termination, will survive termination of this Agreement: Section 5.1.1 (Licenses to Novo Nordisk), Section 5.1.2 (Licenses to Novo Nordisk), Section 5.2.1 (Licenses to Omeros), Section 5.2.2 (Licenses to Omeros), Section 8.1 (Ownership of Background Technology), Article 7 (Financial Terms), Section 8.2 (Ownership of Arising Technology), Article 9 (Confidentiality), Article 12 (Indemnification), Section 13.4 (Effect of Termination), Section 13.5 (Remedies), Section 13.7 (Survival), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous).

14.        DISPUTE RESOLUTION

14.1

Governing Law; Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, United States, without giving effect to its conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court, for any action, suit, or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree to not commence any action, suit, or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in such courts and hereby further irrevocably and unconditionally waive and agree to not plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

14.2

Disputes. The Parties recognize that controversies or disputes relating to or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by cooperation and without resort to litigation. To accomplish this objective, the Parties will follow the procedures set forth in this Article 14 (Dispute Resolution) to resolve any such dispute. If any dispute, claim, or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance, or breach of this Agreement (each, a “Dispute”) arises between the Parties, then either Party may refer such Dispute to the Executive Officers of each Party for resolution by providing a written request to the other Party. Each Party, within [***] days after a Party has received such written request from the other Party to so refer such Dispute, will notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after [***] days from receipt of such notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of such Dispute, and a Party wishes to pursue the matter further, a Party may submit any such unresolved Dispute for resolution by a judge sitting without a jury in the United States District Court for the District of Delaware, if that court has subject matter jurisdiction, or otherwise to the Court of Chancery of the State of Delaware, in accordance with Section 14.1 (Governing Law; Venue).

14.3	Equitable Relief.

14.3.1

The Parties agree that, in the event of any breach or threatened breach by any other Party or Parties hereto, of any covenant, obligation or other agreement set forth in this Agreement, (i) each Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or other equitable relief or interim or provisional relief from any court of competent jurisdiction to enforce the observance and performance of such covenant, obligation or other agreement and an injunction from any court of competent jurisdiction preventing or restraining such breach or threatened breach, and (ii) no Party will be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

14.3.2

Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief from any court of competent jurisdiction to prevent or restrain breaches or threatened breaches of this Agreement on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Each Party will seek and agree to, and use its reasonable best efforts to cooperate with the other Parties in seeking, an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties.

14.4

Excluded Claims. Notwithstanding any provision to the contrary set forth in this Agreement, any dispute, controversy, or claim relating to (a) the validity, scope, enforceability, inventorship, infringement or ownership of intellectual property rights or (b) antitrust, anti-monopoly or competition law or regulation, whether or not statutory, will be submitted to a court or other Governmental Authority of competent jurisdiction in the country in which such intellectual property rights were granted or arose.

15.         MISCELLANEOUS

15.1

Assignment. Neither Party may at any time assign or transfer this Agreement or any rights or obligations hereunder, either in full or in part, without the prior written consent of the other Party; except that Novo Nordisk may make such an assignment or transfer without Omeros’ consent to a Novo Nordisk Affiliate and Omeros may assign this Agreement in full without Novo Nordisk’s consent to (a) to any Affiliate (it being understood that any assignment to an Affiliate will not relieve Omeros of its obligations hereunder) or (b) in connection with the sale of all of the business or assets of Omeros, whether by way of merger, sale of assets, sale of stock, or otherwise. In the event of an assignment of this Agreement by either Party to a Third Party, the assignor will promptly notify the other Party following the consummation of such assignment. [***]. Except in connection with assignment among Novo Nordisk Affiliates, any permitted successor or assignee of rights and obligations hereunder will, in writing to the other Party, expressly assume performance of such rights and obligations; provided that in the event of such an assignment, Novo Nordisk will be and remain responsible and liable for performance of all of its rights and obligations under this Agreement, including those assigned to such Novo Nordisk Affiliate. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement will be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators, and assigns of the assigning Party. Any assignment or attempted assignment of this Agreement not made in accordance with this Section 15.1 (Assignment) is prohibited hereunder and will be null and void.

15.2	Omeros Change of Control.

15.2.1

Notification of Change of Control. Omeros shall provide Novo Nordisk with written notice of any Change of Control of Omeros promptly, but no later than the earlier of (a) [***] days following the first public announcement of such Change of Control or (b) [***] days following, if earlier and not prohibited by the terms of any written agreement between Omeros and such Third Party, the closing of a definitive agreement relating to such Change of Control, which notice in each case of (a) or (b) will summarize the nature of the transaction and the identity of the Third Party acquirer (a “Change of Control Notice”).

15.2.2

Firewall. If Omeros undergoes a Change of Control where the Third Party acquirer is at the time of such Change of Control (a) Exploiting, [***] (each such product, a “Alternative Pathway Product” and the Third Parties described in this clause (b) a “Complement Work Competitor” and in either (a) or (b), each, a “Novo Nordisk Competitor”) or there is a Change of Control of Omeros and the Third Party acquirer of Omeros [***], Omeros shall implement (as of the closing of such transaction) and maintain Firewalls during the Term of this Agreement and thereafter [***]. Omeros shall notify Novo Nordisk in writing once such Firewalls have been implemented.

15.2.3

Reports. Notwithstanding any provision to the contrary set forth in this Agreement, including Section 9.2 (Exemptions) and Section 9.3 (Permitted Disclosures), in no event will Novo Nordisk have any obligation to provide any report under Section 6.1 (Development and Medical Affairs) to any Novo Nordisk Competitor.

15.2.4

Firewall Audits. Novo Nordisk will have the right, through an independent Third Party auditor to which Omeros does not reasonably object, to audit Omeros’ (and, as applicable, its Affiliates’) compliance with its obligations under this Agreement to implement and maintain Firewalls under this Section 15.2 (Omeros Change of Control) and to require Omeros (or its Affiliates) to promptly remediate any non-compliance identified by such audit. In connection with such audit, duly authorized representatives of Novo Nordisk’s designated auditor may make an on-site visit to Omeros (or its Affiliate) for the purpose of conducting such audit. Novo Nordisk may conduct such audits from time to time as reasonably necessary to confirm Omeros’ compliance with such Firewall requirements, no more than [***]. Such audits shall be conducted during Omeros’ regular business hours, for a duration and scope only as reasonably necessary to confirm Omeros’ compliance with the applicable Firewall requirements, not to exceed [***] Business Days, and shall not unreasonably interfere with or impede Omeros’ business operations. Novo Nordisk shall provide Omeros with written notice of such audit at least [***] days prior to such requested audit. All such audits will be conducted at Novo Nordisk’s cost and expense. The auditor shall only be permitted to disclose to Novo Nordisk the existence of any non-compliance with Omeros’ obligations under this Agreement to implement and maintain Firewalls under this Section 15.2 (Omeros Change of Control), but may not disclose the substance of such findings.

15.3

Relationship of the Parties. It is expressly agreed that Omeros, on the one hand, and Novo Nordisk, on the other hand, will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for Tax purposes. Neither Omeros nor Novo Nordisk will have the authority to make any statements, representations, or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party will be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment will be for the account and expense of such Party. Neither Party (nor any successor, assignee, transferee, or Affiliate of a Party) will treat or report the relationship between the Parties arising under this Agreement as a partnership for United States Tax purposes, without the prior written consent of the other Party, unless required by a final determination under Section 1313 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local, or non-U.S. law). Each Party will pay its own costs, charges, and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement.

15.4

Entire Agreement. This Agreement (including any Schedule attached hereto) represents the complete, final, and exclusive agreement, and sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings, between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, including the Mutual Confidentiality Agreement with respect to this Agreement.

15.5

Amendments. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to a writing and signed by the respective authorized officers of the Parties. In the event of any inconsistency between the body of this Agreement and any Schedules to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Schedule or ancillary agreement, the terms contained in this Agreement will control. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

15.6

Severability. If any provision or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, then the same will not affect any other portion of this Agreement and its validity, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such provision or portion thereof had never been contained in this Agreement, and such provision will be replaced with a valid and enforceable provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

15.7

Force Majeure. Following the Effective Date, neither Party will be held liable to the other Party nor be deemed to have breached this Agreement for failure or delay performing any obligation under this Agreement (except for any obligation of Omeros as outlined in the Transfer Plan or to otherwise complete transfer to Novo Nordisk of any Acquired Asset) to the extent that such failure or delay is caused by or results from Force Majeure and for so long as such failure or delay continues to be caused by or result from such Force Majeure event, and provided that such Party uses reasonable efforts to find an alternate means of performing the obligation or to avoid the effects of such Force Majeure event. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable best efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then the affected Party will update such notice to the other Party on a [***] basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

15.8

Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier (with delivery tracking provided, signature required, and delivery prepaid), in each case, to the Parties at the following addresses (or at such other address for a Party as will be specified by notice given in accordance with this Section 15.8 (Notices)).

In the case of Omeros:

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Attention: General Counsel

with a required copy to (which will not be deemed as notice):

Wilson Sonsini Goodrich & Rosati, P.C.

One Boston Place 201 Washington Street, Suite 2000

Boston, MA 02108-4403

Attn: Farah Gerdes; Jason Breen; Ross Tanaka

Email: fgerdes@wsgr.com; jbreen@wsgr.com; rtanaka@wsgr.com

In the case of Novo Nordisk:

Novo Nordisk Health Care AG

The Circle, 32/38

8058 Zürich Switzerland
Attention: General Manager

with a required copy to (which will not be deemed as notice):

Novo Nordisk A/S

Novo Alle 1

2880 Bagsvaerd

Denmark

Attention: Head of Business Development

Novo Nordisk A/S
Novo Alle 1
2880 Bagsvaerd

Denmark
Attention: General Counsel, Legal Department

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199 3600
Attention: Hannah England; Matthew Byron
Email: Hannah.England@ropesgray.com; Matthew.Byron@ropesgray.com

15.9

Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.10

Interpretation. Except where the context expressly requires otherwise, (a) the use of the singular herein will be deemed to include the plural (and vice versa) and the use of any gender will be applicable to all genders, (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding instant messaging), (i) references to any specific law, rule, or regulation, or article, section, or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation thereof and (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days, and references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”).

15.11

Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

15.12

Waiver and Non-Exclusion of Remedies. The failure of either Party to require performance by the other Party of any of that other Party’s obligations under this Agreement will in no manner affect the right of such Party to enforce the same at a later time, subject only to applicable statutes of limitation as to any particular breach of an obligation and to the terms of this Agreement. No waiver by any Party of any condition, or of the breach of any provision, term, representation, or warranty contained in this Agreement will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively, or cumulatively, except as expressly set forth herein.

15.13

Performance by Affiliates. A Party may have some or all of its obligations under this Agreement performed by its Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party will remain responsible for the performance or non-performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement will be governed and bound by all obligations set forth in Article 9 (Confidentiality; Publication; Privilege) and any Affiliate of a Party that performs any activities under this Agreement on behalf of a Party will be subject to the intellectual property assignment and other intellectual property provisions of Article 8 (Intellectual Property) as if it were the original Party to this Agreement (and be deemed as if the actual Party to this Agreement for purposes of all intellectual property-related definitions).

15.14

Further Assurances. Each of Omeros and Novo Nordisk agrees to duly execute and deliver, or cause to be duly executed or delivered, such further reasonable instruments and do and cause to be done such further reasonable acts, which may include the filing of additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

15.15

No Third Party Beneficiary Rights. The Parties acknowledge and agree that they do not intend, neither by entering into this Agreement nor by performing their respective obligations hereunder, to create or vest to any Third Party any interests or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement. All Applicable Laws in any country that may act to create or to vest any rights in favor of any Third Party are excluded to the fullest extent permitted under said Applicable Laws.

15.16

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement. The parties agree that a Simple Electronic Signature (e.g. SES as provided by DocuSign) is an acceptable form of signature for this Agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date. Furthermore, the Parties agree that a Simple Electronic Signature (e.g. SES as provided by DocuSign) is an acceptable form of signature for this Agreement.

On behalf of Novo Nordisk Health Care AG:

/s/ Habib Bennaceur Name: Habib Bennaceur Title: General Manager	/s/ Alessia Ignazzi Name: Alessia Ignazzi Title: Vice President

[Signature Page to Asset Purchase and License Agreement]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

OMEROS CORPORATION By: /s/ Gregory Demopulos Name: Gregory A. Demopulos, M.D. Title: President, Chief Executive Officer and Chairman